UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 6-K
________________________

REPORT OF FOREIGN PRIVATE ISSUER

Pursuant to rule 13a-16 or 15d-16
of the Securities Exchange Act of 1934

January 31, 2024

_________________________

NOVO NORDISK A/S
(Exact name of Registrant as specified in its charter)
_________________________
Novo Allé
DK-2880 Bagsværd
Denmark
(Adress of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F

Form 20-F ☒ Form 40-F ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes ☐ No ☒

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g-32(b):82-_______

novo nordisk®

# Annual Report 2023

Juan Pablo Villaseñor lives with obesity and cardiovascular disease. Until recently, Juan struggled with stigma and often blamed himself for not being able to lose weight. Today, he exercises regularly and spends quality time with his son.

Watch Juan's full story here

Novo Nordisk A/S – Novo Alle 1, 2880 Bagsværd, Denmark – CVR no. 24256790

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	2

Management review		Consolidated statements and additional information

Participants at the Future Scientists Summer Camp, organised by Novo Nordisk and the LIFE Foundation to celebrate Novo Nordisk's 100-year anniversary in 2023.

3 4 6 7 8 10 11 23 30 34 40 41 42 43 44 47	Introducing Novo Nordisk Letter from the Chair and the CEO Novo Nordisk at a glance Our value creation Performance highlights Strategic Aspirations Purpose and sustainability Innovation and therapeutic focus Commercial execution Financials Risks Risk management Key operational risks Management Board of Directors Executive Management	50 50 51 52 53 54 86 86 87 95 95 96 98 99 100 101 102 104
Consolidated financial statements
Income statement and Statement
of comprehensive income
Cash flow statement
Balance sheet
Equity statement
Notes to the consolidated
financial statements

Consolidated ESG statement
Statement of ESG performance
Notes to the consolidated
ESG statement

Statements and Auditor’s Reports
Statement by the Board of Directors
and Executive Management
Independent Auditor’s Report
Independent Assurance Report
on the ESG statement

Additional information
More information
Product overview
ESG initiatives
Sustainability frameworks and performance

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	3

# Introducing Novo Nordisk

4 Letter from the Chair and the CEO

6 Novo Nordisk at a glance

7 Our value creation

8 Performance highlights

Quresha Nur comes from a village near Mombasa, Kenya. She was diagnosed with type 1 diabetes aged seven and was discriminated against because of it. People in her community said she could not go to school or be active, and expectations of what she would achieve in life were low. She decided to prove them wrong. After graduating, Quresha co-founded a start-up developing a non-invasive blood sugar monitoring device. She also launched 'Diabetes Champions', an organisation that empowers young girls with diabetes. When you educate a girl, she says, you educate a whole community.

Watch Quresha's full story here

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	4

LETTER FROM THE CHAIR AND THE CEO
An extraordinary year of innovation, growth and impact

It is a rare privilege for
any company to reach its centenary; and even more so to arrive at this milestone in a position of strength.
As we reflect on 100 years
of driving change to defeat serious chronic diseases, we nevertheless acknowledge that what got us here will not be enough to take us where we want to go.
The choices we make at this pivotal moment for our company are key to shaping our long-term vision – one that extends beyond strengthening leadership positions in our core therapy areas to becoming a driving force for improving human health worldwide.

As our business continues to grow, so does our role in society. The global burden of serious chronic diseases casts a long shadow, and demands innovative, disruptive solutions that are as sustainable as they are impactful. Our core contribution to this fight remains our industry-leading therapeutic innovations, which benefited more than 40 million people living with serious chronic diseases in 2023. Yet we are also increasingly focused on prevention as we seek to understand and address the root causes of the diseases we treat.

The unmet needs in type 2 diabetes and obesity are growing by the day, and the rising prevalence of these closely related threats to global health has created surging demand for our GLP-1-based therapies. This has enabled us to reach more patients than at any point in our 100-year history, contributing to strong sales growth across North America and International Operations. However, it has also increased pressure on our supply chain, resulting in periodic constraints across our portfolio as we strive to keep pace with demand.

We have responded by investing heavily in expanding our production capacity with the aim of serving millions more patients worldwide. In 2023 alone, we announced investments totalling more than DKK 75

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	5
billion in the expansion of our production sites across the globe. With construction now underway on these projects, we strive to operate our existing facilities 24 hours a day, seven days a week, as we produce more of our life-changing medicines than ever before.

Our response to supply challenges does not stop there. We are also changing the way we launch and distribute our products, making sure we do this in a responsible manner with a clear focus on safeguarding access to appropriate treatment options for our existing patients. Recent examples of this refined approach include the launches of Wegovy® in the UK and Germany, where we are collaborating with health authorities to ensure that some of those in greatest need of medical intervention can access our flagship obesity therapy.

Improving health equity remains a cornerstone of our commitment to patients, and we are working hard to enhance access to care worldwide. Our new production partnership with manufacturer Aspen Pharmaceuticals in South Africa will significantly increase the supply of affordable insulin to the African continent, while long-established initiatives, including Changing Diabetes® in Children and our Access to Insulin Commitment, continue to support vulnerable patients in low- and middle-income countries. In the US, a growing number of people living with serious chronic diseases have been able to access our expanded range of affordability offerings, which include unbranded biologics, low-cost human insulin and our Patient Assistance Program.

Despite these efforts, the burden of chronic diseases on healthcare systems is only set to grow, pushing us to break new ground in our pursuit of innovative treatments. To this end, we are building a pipeline of considerable breadth and depth, powered by the interplay between our world-class in-house R&D capabilities and an increasing focus on external innovation and business development. Our distinct ownership structure, with the Novo Nordisk Foundation retaining the majority vote, gives us the security we need to take a long-term perspective on our investments and strategies.

The past year has seen us make significant progress on our pipeline. The SELECT trial showed that semaglutide 2.4 mg reduces the risk of major adverse cardiovascular events by 20% in people with obesity compared to placebo, prompting us to seek label updates for Wegovy®, while the FLOW kidney outcomes trial for semaglutide closed early following a positive analysis of interim data. Novel combination therapy CagriSema entered phase 3 development in both type 2 diabetes and obesity, and insulin icodec, potentially the world’s first once-weekly basal insulin, is pending regulatory approval. We have also expanded our footprint in cardiovascular disease with the acquisition of ocedurenone for uncontrolled hypertension, and bolstered our late-stage pipeline in rare blood disorders with phase 3 trials of Mim8 in haemophilia and etavopivat in sickle cell disease.

Furthermore, we continue to reap the rewards of recent partnerships and investments in novel technology platforms, with our first-ever RNA interference-derived therapy, Rivfloza™, now approved in the US. The recent expansion of our R&D presence in the Greater Boston area – a world-renowned life sciences cluster – will potentially open the door to even more collaboration opportunities as we seek to accelerate our drug discovery and development efforts.

Nevertheless, we understand that it will take more than medicine to transition from a disease-focused company to one that prioritises broader human health to the benefit of society at large. Leveraging a decade’s worth of insights from our pioneering Cities Changing Diabetes programme, we are enhancing our prevention efforts, expanding our partnership with UNICEF to address childhood obesity, and establishing a Transformational Prevention Unit to deliver scalable, preventive solutions to the obesity pandemic.

Innovation plays an equally important role in our ambition to reach net zero emissions across our entire value chain by 2045 – particularly with our manufacturing output at an all-time high. Having already switched our production sites to sourcing 100% renewable power, we are now supporting a similar transition among our 60,000-plus network of suppliers, with the aim of significantly cutting carbon emissions across our supply chain.

The resilience and dedication of our growing global workforce have been instrumental in scaling our operations in the face of unprecedented demand. As we onboard more colleagues than ever before, we are focusing on making Novo Nordisk a more diverse and inclusive place to work, nurturing a culture built on openness, accountability and respect. Above all, we remain a purpose-driven company, guided by a clear ambition to drive change to defeat serious chronic diseases, building on our heritage in diabetes. Our position today in the vanguard of progressive global businesses is a testament to the strength and longevity of that purpose – and to the drive and motivation it provides for our people all over the world.

We would like to extend our gratitude to all colleagues for their unwavering commitment and invaluable contributions during a particularly demanding year, and to our shareholders for their continued support of our company.

Helge Lund    Lars Fruergaard Jørgensen
Chair of the Board    President and CEO
of Directors

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	6

Novo Nordisk at a glance

Our purpose and strategy
Our business is built around the Novo Nordisk Way, our commitment to be a sustainable business and our clear patient-centric purpose: driving change to defeat serious chronic diseases. Our key contribution is to discover and develop innovative medicines and make them accessible to patients throughout the world. We will strengthen our leadership in diabetes and obesity, secure a leading position within rare disease and establish ourselves in cardiovascular disease (CVD). We also aim to build a presence in emerging therapy areas, such as metabolic dysfunction-associated steatohepatitis (MASH), chronic kidney disease (CKD) and Alzheimer’s disease (AD), and to move toward disease-modifying and curative therapies.

Novo Nordisk is a leading global healthcare company, founded in 1923 and headquartered in Denmark.
41.6

## Diabetes

**Strengthen leadership** by offering innovative medicines and driving patient outcomes

## Obesity

**Strengthen leadership** through market development and by offering innovative medicines and driving patient outcomes

Novo Nordisk Way

Driving change to defeat serious chronic diseases

Sustainable business

## Rare Disease

**Secure a leading position** by leveraging full portfolio and expanding into adjacent areas

## Cardiovascular & Emerging Therapy Areas[1]

**Establish position in cardiovascular disease** and build a presence in emerging therapy areas million people living with diabetes and obesity reached
232,261	102,574	68,326
DKK million in net sales	DKK million in operating profit	DKK million in free cash flow
in net sales
64,319	80	5
employees worldwide	countries with affiliates	countries with R&D facilities
			1. Other Serious Chronic Disease (OSCD) has been renamed to Cardiovascular & Emerging Therapy Areas (CETA) to reflect that cardiovascular disease has been the main strategic priority within OSCD.

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	7
Our value creation

We strive to be a sustainable company, creating value for society and for our future endeavours. We do business in a financially, environmentally and socially responsible manner and we do this the Novo Nordisk Way. By succeeding, we will create long-term value for people with chronic diseases, employees, partners, shareholders and society.

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	8

PERFORMANCE HIGHLIGHTS Our strategy execution progress
	Strategic Aspirations 2025	Progress
Purpose and sustainability	Progress towards zero environmental impact	•Carbon emissions from operations and transportation decreased by 34% compared to 2019 (decreased by 8% compared to 2022)
Being respected for adding value to society
•Medical treatment provided to 40.5 million people living with diabetes
•Reached more than 52,000 children in Changing Diabetes® in Children programme
•Human insulin with more flexible storage without refrigeration now approved in 29 countries
•Partnership with Aspen to produce human insulin for people living with diabetes in Africa

	Being recognised as a sustainable employer	•Share of women in senior leadership positions has increased to 41% from 39% in 2022
Innovation and therapeutic focus	Further raise the innovation-bar for diabetes treatment
•Regulatory submission of once-weekly insulin icodec in the EU, the US and China
•Successful completion of phase 3 trial with higher doses of oral semaglutide
•Initiation of phase 3a trial with CagriSema in type 2 diabetes
•FLOW kidney outcomes trial stopped based on interim analysis due to efficacy
•Successful completion of phase 3 trial with IcoSema

Develop a leading portfolio of superior treatment solutions for obesity
•Successful completion of phase 3 trial with 50 mg of oral semaglutide
•Successful completion of SELECT cardiovascular outcomes trial
•Successful completion of STEP HFpEF phase 3 trials
•Acquisition of Inversago Pharma and phase 2 trial initiated with INV-202 and phase 1 trial initiated with INV-347
•Successful completion of phase 1 trial with oral amycretin

	Strengthen and progress the Rare Disease pipeline	•Somapacitan approved in the US, EU and Japan for the treatment of growth hormone deficiency in children
Establish presence in Cardiovascular & Emerging Therapy Areas focusing on CVD, MASH and CKD
•Phase 1 trials initiated with cell therapy treatment in heart failure and Parkinson’s disease
•Acquisition of ocedurenone for the treatment of hypertension
•Phase 1 trial initiated with ANGPTL3i mAb
•Phase 1 trial initiated with VAP-1i in MASH

Commercial execution	Strengthen diabetes leadership – aim at global value market share of more than 1/3	•Diabetes value market share increased by 1.9 percentage points to 33.8% (MAT)
	More than DKK 25 billion in Obesity sales by 2025	•Obesity care sales increased by 154% (CER) to DKK 41.6 billion
	Secure a sustained growth outlook for Rare Disease	•Rare disease sales decreased by 15% (CER) to DKK 17.2 billion
Financials	Deliver solid sales and operating profit growth	•Sales growth of 36% (CER) •Operating profit growth of 44% (CER)
	Drive operational efficiencies across the value chain to enable investments in future growth assets	•Operational leverage reflecting sales growth
	Deliver free cash flow to enable attractive capital allocation to shareholders	•Free cash flow of DKK 68.3 billion •DKK 61.7 billion returned to shareholders

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PERFORMANCE HIGHLIGHTS
Financial highlights

DKK million	2019	2020	2021	2022	2023	2022-23
Financial performance						Change
Net sales	122,021	126,946	140,800	176,954	232,261	31%
Sales growth as reported	9.1%	4.0%	10.9%	25.7%	31.3%
Sales growth in constant exchange rates[1]	5.6%	6.7%	13.8%	16.4%	35.6%
Operating profit	52,483	54,126	58,644	74,809	102,574	37%
Operating profit growth as reported	11.1%	3.1%	8.3%	27.6%	37.1%
Operating profit growth in constant exchange rates[1]	5.6%	6.8%	12.7%	14.6%	43.7%
Depreciation, amortisation and impairment losses	5,661	5,753	6,025	7,362	9,413	28%
EBITDA[1,2,3]	58,144	59,879	64,669	82,171	111,987	36%
Net financials	(3,930)	(996)	436	(5,747)	2,100
Profit before income taxes	48,553	53,130	59,080	69,062	104,674	52%
Effective tax rate[3]	19.8%	20.7%	19.2%	19.6%	20.1%
Net profit	38,951	42,138	47,757	55,525	83,683	51%
Purchase of property, plant and equipment[3]	8,932	5,825	6,335	12,146	25,806	112%
Purchase of intangible assets[3]	2,299	16,256	1,050	2,607	13,090	402%
Cash used for acquisition of businesses	—	—	18,283	7,075	—
Free cash flow[1]	34,451	28,565	29,319	57,362	68,326	19%
Total assets	125,612	144,922	194,508	241,257	314,486	30%
Equity	57,593	63,325	70,746	83,486	106,561	28%

DKK million	2019	2020	2021	2022	2023	2022-23
Financial ratios						Change
Gross margin[3]	83.5%	83.5%	83.2%	83.9%	84.6%
Sales and distribution costs in percentage of sales	26.1%	25.9%	26.3%	26.1%	24.4%
Research and development costs in percentage of sales	11.7%	12.2%	12.6%	13.6%	14.0%
Operating margin[3]	43.0%	42.6%	41.7%	42.3%	44.2%
Net profit margin[3]	31.9%	33.2%	33.9%	31.4%	36.0%
Cash to earnings[1]	88.4%	67.8%	61.4%	103.3%	81.6%
Return on invested capital[1]	98.0%	82.8%	69.0%	73.6%	88.5%
Share performance and capital allocation
Basic earnings per share/ADR in DKK[3,5]	8.21	9.03	10.40	12.26	18.67	52%
Diluted earnings per share/ADR in DKK[3,5]	8.19	9.01	10.37	12.22	18.62	52%
Total number of shares (million), end of year[3,5]	4,800	4,700	4,620	4,560	4,510	(1%)
Dividend per share in DKK[3,4,5]	4.18	4.55	5.20	6.20	9.40	52%
Total dividend (DKK million)[4]	19,651	21,066	23,711	27,950	41,987	50%
Dividend payout ratio[3,5]	50.5%	50.0%	49.6%	50.3%	50.2%
Share repurchases (DKK million)	15,334	16,855	19,447	24,086	29,924	24%
Closing share price (DKK) [3,5]	194	214	368	469	698	49%

1. See Non-IFRS financial measures. 2. EBITDA is defined as ’net profit’, adjusted for 'income taxes', 'financial items', 'depreciation and amortisation' and 'impairment losses'. 3. See Financial definitions. 4. Total dividend for the year including interim dividend of DKK 3.00 per share, corresponding to DKK 13,430 million, which was paid in August 2023. The remaining DKK 6.40 per share, corresponding to DKK 28,557 million, will be paid subject to approval at the Annual General Meeting in March, 2024. 5. As of 13 September 2023, the trading unit of the Novo Nordisk B shares listed on NASDAQ Copenhagen and ADRs listed on the New York Stock Exchange (NYSE) was changed from DKK 0.20 to DKK 0.10. Comparative figures have been restated to reflect the change in trading unit from DKK 0.20 to DKK 0.10.

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	10

# Strategic Aspirations

11 Purpose and sustainability

23 Innovation and therapeutic focus

30 Commercial execution

34 Financials

Jenica Leah lives with sickle cell disease. It is a condition most cannot see, yet it leads to excruciating pain and countless complications. Aged 13, Jenica had a stroke; three years later, her lungs collapsed. This was a turning point, where she decided to tell the untold story of living with sickle cell disease. Jenica wrote a children's book and now hosts a podcast where she gives this condition the attention it deserves. Her quest is one of making the invisible visible.

Watch Jenica's full story here

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	11
PURPOSE AND SUSTAINABILITY

Driving change for a sustainable future
In a world facing urgent societal
and environmental challenges,
Novo Nordisk is playing a proactive role in the fight against health inequity and climate change. Guided by our purpose of driving change to defeat serious chronic diseases and a steadfast commitment to social, environmental and financial responsibility, we are raising the bar to stay at the forefront of progressive global businesses.
Human health is under threat from a perfect storm of health inequity, climate change and biodiversity loss. As a leading healthcare company committed to serving patients across the globe, we have an important role to play in addressing these challenges. Our commitment to social responsibility and minimising our environmental impact are key to achieving our purpose and sustainability goals – and essential for our long-term success.

That is why we are striving to improve access to affordable care for vulnerable patients across the globe. More than three quarters of people with diabetes, for example, live in low- and middle-income countries, and that proportion is likely to grow as global prevalence rises from an estimated 537 million adults today to a predicted 643 million by 2030. Although we are now serving more people with diabetes than ever before, expanding our reach by more than four million patients to a total of 40.5 million last year, we recognise the need to do more.

Our key contribution to society remains our therapeutic innovation. However, we realise it will take more than medicine to defeat serious chronic diseases. This need is particularly acute in obesity, where medical intervention with treatments like Wegovy® must be supplemented with prevention measures to head off a global pandemic that threatens to overwhelm healthcare systems. To this end, we have strengthened our focus on public-private partnerships and established a dedicated Transformational Prevention Unit tasked with delivering scalable commercial solutions that can help predict and pre-empt obesity.

We are also stepping up efforts to reduce our environmental impact by focusing on our supply chain emissions. Having already switched our production sites to sourcing 100% renewable power in 2020, we are now focused on supporting our 60,000-plus suppliers through a similar transition, with the aim of reaching net zero emissions across our full value chain by 2045.

To ensure that sustainability is integrated into Novo Nordisk’s core business, we have a series of governance measures in place that supplement the incorporation of environmental, social and financial responsibility in our Articles of Association. These include our Sustainability Advisory Council, established in 2022, which provides external input on our goals from experts in academia, public policy and patient advocacy, and an executive remuneration package directly linked to our progress on sustainability targets.

STRATEGIC ASPIRATIONS 2025
1.Progress towards zero environmental impact
2.Being respected for adding
value to society
3.Being recognised as a sustainable employer

For an overview of our purpose and sustainability initiatives, frameworks and performance, see the tables on
pages 102-104.

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Double materiality assessment

Novo Nordisk conducted an initial double materiality assessment in 2023 to determine which environmental, social and governance (ESG) topics are material for the company. This assessment considers both the impact of Novo Nordisk's business on society and the environment (impact materiality) and how ESG matters affect the company (financial materiality). The assessment involved experts and leaders from within Novo Nordisk, as well as input from external stakeholders, such as patient organisations, suppliers and investors.
The purpose of the assessment is to prepare for the implementation of the Corporate Sustainability Reporting Directive (CSRD) in 2024. It covers all topics defined in the CSRD, along with other ESG topics relevant to Novo Nordisk. The table on the right shows the preliminary, aggregated results of the assessment, and includes both current and potential ESG topics from a short-, medium- and long-term perspective. The ESG topics will help guide the preparation of the company's ESG reporting from 2024 onwards.
Many of the preliminary, material ESG topics reflect Novo Nordisk’s strategic sustainability focus. For social topics, this includes our efforts to provide access to life-saving medicines without compromising safety or quality, improve patients’ quality of life and support resilient healthcare systems. Workers’ wellbeing, both within and outside of our operations, reflects the importance of remaining a relevant and attractive workplace while respecting adequate working conditions. We also consider our local impact in the communities we operate in and pay tax where value is created.

The preliminary, material environmental topics reflect Novo Nordisk’s environmental initiatives to reduce carbon emissions and promote a circular economy, for example on plastic. ESG topics such as biodiversity and water reflect the company’s dependence on nature-based resources. To this end, Novo Nordisk is already increasing sustainability efforts directly related to nature and biodiversity. Moreover, the company strives to limit any negative effects resulting from its business operations, including pollution.
Business conduct reflects our efforts to adhere to the highest ethical standards, including bioethics. Overall, Novo Nordisk aims to be respected for its contributions to society and to build trust through its sustainability efforts.

Preliminary assessment of material ESG topics

ENVIRONMENTAL	SOCIAL	GOVERNANCE
Climate change	Patient protection[1] and quality of life	Business conduct
Resource use and circular economy	Own workers	Bioethics
Water and marine resources	Workers in the value chain	
Biodiversity and ecosystems	Sustainable tax	
Pollution	Affected communities	

1. Includes topics related to consumers and end-users.

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SCOPE 1, 2 AND 3 EMISSIONS IN 2023
(1,000 tonnes CO_2e)

- Scope 1: Direct emissions from owned or controlled sources
- Scope 2: Indirect emissions from the generation of energy purchased from an utility provider
- Scope 3: All indirect emissions – not included in scope 2 – that occur upstream and downstream in our value chain

Target 2045: net zero CO_2e emissions across our full value chain

15
78
3,738

EMISSIONS FROM OPERATIONS AND TRANSPORTATION
(1,000 tonnes CO_2)[1]

- Company cars (scope 1)
- Business flights (scope 3)
- Product distribution (scope 3)
- Office buildings and laboratories (scope 1, 2)
- Production (scope 1, 2)

Target 2030: zero CO_2e emissions from operations and transportation

309
170
174
221
203
2019
2020
2021
2022
2023

1. Emissions in 2023 are measured in CO_2e.

Cutting emissions in collaboration with our suppliers

According to the World Health Organization, climate change is the single biggest health threat facing humanity. We recognise that caring for our patients also means caring for our planet, and with the healthcare sector as a whole accounting for approximately 5% of global emissions, we take our environmental impact seriously. We are determined to play our part in creating a sustainable, healthy environment for the long term, and our ambition is bold and simple: to have zero environmental impact.

To achieve this, one of our key tasks is to decouple the growth in our business from our CO2 equivalent (CO2e) emissions; otherwise, our carbon footprint will continue to climb as we serve increasing numbers of patients.

“Focusing solely on our own activities is not enough. We must also ensure our 60,000-plus suppliers play their part in this transformation.”

On this front, we have made significant progress in curbing our company’s emissions. Since 2020, all our production sites have sourced 100% renewable power and we aim to reach zero CO2e emissions from operations and transportation by 2030.

However, focusing solely on our own activities is not enough. We must also ensure our 60,000-plus suppliers play their part in this transformation, since their activities account for the majority of our total CO2e emissions – amounting to 98% in 2023. Our target is that all goods and services from suppliers will be based on 100% sourced renewable power by 2030.

We are engaging with suppliers in high-impact areas to understand how we can collectively reduce emissions using novel approaches to decarbonisation. This involves working on innovative Power-to-X solutions that use renewable electricity to produce green fuels and low-carbon chemicals, or using organic waste materials to produce biofuels.

Recent examples include our membership of the Sustainable Aviation Buyers Alliance (SABA) to support the expansion of sustainable aviation fuel facilities, and our partnership with global logistics firm Maersk on low-emission fuels for ocean freight. Both these investments are contributing to the global uptake of innovative green technologies.

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Injection pens' components that have been discarded from our production lines in Hillerød, Denmark.

Reducing our plastic footprint

Minimising the use of plastic derived from fossil fuels is a priority for Novo Nordisk – and a significant challenge given the rapid growth in demand for our medical injection devices. We currently manufacture more than 800 million pre-filled plastic pens every year, equivalent to some 14,000 tonnes of plastic. As the number of patients we serve continues to grow, those numbers will rise markedly unless we take decisive action.

We are tackling our plastic challenge on multiple fronts, with a threefold ‘reduce-change-avoid’ approach. This includes reducing plastic consumption by converting to reusable devices, changing to the use of non-virgin-fossil plastics in our device production and harnessing recycling to avoid plastic ending up in landfill.

“In 2023 we established the world’s first industry solution for recycling injection pens in Denmark.”

The task is not simple. When it comes to recycling, for example, used injection pens cannot be dealt with in the same way as other household recycling because they are classified as medical waste, which most countries are not equipped to handle. To address this challenge, we have expanded a series of pioneering take-back programmes across Denmark, the UK,

France and Brazil, and in 2023 we established the world’s first industry solution for recycling injection pens in Denmark. Pharmaceutical companies Lilly, Sanofi and Merck have all joined the initiative, and we now share a goal of recycling 25% of the pens distributed by all four companies in Denmark within the first 12 months.

Another important initiative involves rethinking medicine delivery by switching from disposable to reusable devices – some with an expected lifespan of up to 5 years. Over the past year, we have converted selected products in a number of countries and we expect to switch more in 2024. We are also steadily building device durability into the development of new medicines and expect that a trend from daily to once-weekly administration for many products will contribute to reduced plastic use per patient in the long term.

In addition, we are exploring more sustainable ways to produce plastic. A good example is a new agreement signed by Novo Nordisk, alongside the LEGO Group, to buy e-methanol from European Energy when the world’s first large-scale production plant for the commodity starts up in Denmark in 2024. The e-methanol – made from renewable electricity, water and captured biogenic CO2 – will help us to create lower-carbon plastics for use in our medical devices.

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Dr. Karaireho Silver Bahendeka is a physician for diabetes and endocrinology at St Francis Nsambya Hospital in Kampala, Uganda.

Supporting more people with diabetes

With the number of adults living with diabetes across the globe predicted to grow from 537 million today to 643 million by 2030, it is those in the most vulnerable settings who struggle the most to access the treatment they need. Last year, we reached more than 40.5 million people with our diabetes medicines – an increase of 4.2 million on 2022 – but we recognise the need to do more. For that reason, we are committed to improving affordability for vulnerable populations, increasing availability by strengthening supply chains and expanding the capacity to diagnose and manage diabetes worldwide.

Over the past year, we reached 6.7 million people living with diabetes globally with our insulin medicines through access and affordability initiatives, and we extended support to more than 52,000 children with type 1 diabetes through our Changing Diabetes® in Children programme. In the US, we provided access to affordable insulin for 1.4 million people and supported a further 2.8 million with initiatives relating to our GLP-1-based therapies.

On the African continent, we doubled down on our commitment to improve access to insulin, establishing a new partnership with South African pharmaceutical manufacturer Aspen Pharmaceuticals to increase production for distribution across the region. The partnership acknowledges the World Health Organization’s call for sustainable access to quality-assured and affordable medicine through local manufacture and aims to produce more than 60 million vials by 2026. This is equivalent to the annual requirements of around four million people – a significant increase on the 500,000 we currently serve. Sub-Saharan Africa is currently home to an estimated 24 million adults living with diabetes.

The human insulin produced by the collaboration will be distributed at low-cost as part of Novo Nordisk’s Access to Insulin commitment, which reached 2.4 million people in 2023. The programme guarantees a ceiling price of USD 3 per vial in 77 low- and middle-income countries around the world.

However, increasing the availability of insulin alone is not enough. To enhance access to equitable care in Sub-Saharan Africa, we have built a business integrated model – iCARE – which is now active in 49 countries. Through public-private partnerships we aim to improve capacity to treat diabetes, increase affordability of insulin and enhance patient empowerment. Our ambition is to reach more than two million vulnerable people living with diabetes in Sub-Saharan Africa by 2030.

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Girls playing in the Mexican state of Chiapas. Mexico was among the launch countries for our partnership with UNICEF, and Mexico City was the first metropolis to join Cities Changing Diabetes. Photo: UNICEF.

Preventing obesity, starting with children

The obesity epidemic is one of the greatest threats to global health, currently impacting more than 813 million adults worldwide and responsible for five million deaths each year.
In addition, obesity impacts the sustainability of health systems and economic productivity. While Novo Nordisk’s core contribution to the fight remains our therapeutic innovations, which reached more than 1.1 million people worldwide in 2023, we recognise that medicine alone will never be enough to defeat obesity. We are therefore committed to addressing the disease holistically by scaling up our focus on prevention – and nowhere is this more urgent than in childhood.

More than 310 million children and adolescents are expected to be living with obesity by 2030, with those in vulnerable settings more at risk. These individuals are more likely to develop early-onset type 2 diabetes, and their weight in early life can also be a strong predictor of adult obesity and cardiometabolic disease.

We believe that preventing childhood obesity is a shared societal responsibility that requires systemic change. Many of the risk factors driving the epidemic are outside of an individual’s control, reflecting rapid urbanisation and the health challenges that come in its wake, from physical inactivity to the prevalence of foods high in fats, sugar and salt.

Our childhood obesity partnership with UNICEF – which was expanded in 2023 and aims to reach 10 million children across the globe – zeroes in on exactly these key issues through policies, programmes and practices that directly impact the nutrition, wellbeing and development of children.

Since its launch in 2019, the partnership has positively impacted the lives of more than 2.7 million children and caregivers across Latin America and the Caribbean. Now it is expanding its reach, bringing its proven approach to new geographies with an increased focus on driving policy change at national level and action at city level.

Through local engagement and cross-sector collaboration, we are focusing on interventions with demonstrable track records. These include advocating for healthy school food regulations in Brazil, addressing unhealthy food marketing directed at children online in Mexico and trialling innovative measures to improve urban food retail environments in Indonesia.

The partnership will draw upon insights from our Cities Changing Diabetes programme, now active in 47 cities globally, which over the past decade has addressed the systemic issues underpinning the rise in type 2 diabetes and obesity in urban environments. Our broader obesity prevention efforts will be boosted by our recently-established Transformational Prevention Unit, a semi-autonomous team of multi-disciplinary experts tasked with delivering high-impact, scalable and accessible solutions that can predict and pre-empt obesity and its consequences.

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Michele De Gier Gustafsson heads a clinical digital systems team in Søborg, Denmark.

Empowering colleagues through diversity and inclusion

Diversity and inclusion are central to our business and purpose. In our rapidly growing organisation, we aim to create an inclusive culture where all employees feel valued and are given equal opportunities to realise their potential and where, together, we better reflect the diversity of the patients and communities we serve. Encouraging diverse perspectives and promoting inclusive leadership adds value to Novo Nordisk by bringing out the best in our people, fostering new ideas and sparking innovation.

Our aim is to achieve balanced gender representation across all managerial levels, with a minimum of 45% women and 45% men in senior leadership roles by the end of 2025. There is still work to be done but we are making significant progress. At the end of 2023, 41% of senior leadership positions were filled by women, compared to 39% one year earlier.

Gender is only one element of diversity, and we want to build a more representative workforce across all dimensions, including ethnicity, race, age, nationality, disability status and sexual orientation – not to mention diversity of thought. We are committed to including these important parameters globally as we embed them into our people processes and the employee experience, from initial attraction and recruitment through to talent development and leadership training.
In the context of the rapid growth of our global organisation, this is no small feat. We added more than nine thousand employees to Novo Nordisk in 2023, and have gone to great lengths to sharpen our focus on onboarding and upskilling our new colleagues into their new roles, nurturing a workplace culture built upon foundational values of openness, accountability and respect. We measure our success in this regard by tracking employee engagement via a yearly all-company Evolve survey, recording an overall engagement score of 86% in 2023 – up from 85% in 2022 and placing us in the top quartile of Most Engaged Companies for the first time.

WOMEN IN LEADERSHIP (%)
	2019	2020	2021	2022	2023
EVP/SVP	18	24	28	29	36
CVP	33	37	39	40	41
VP	35	36	36	40	42
Senior leadership	33	35	36	39	41
Director	43	41	44	44	47
Manager and team lead	40	42	43	45	46
All leaders	40	41	43	44	46

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Statutory gender reporting under Danish law
inclusion brings value to the company, by enabling a diverse line of thought, increasing innovation and leading to better decision-making.

The policy focuses on three primary drivers: mitigating bias, creating an inclusive workplace and having leaders serve as role models. Its most significant activities include yearly equal pay reviews, a global gender-neutral parental leave policy, tracking of gender representation across all managerial levels and aspirational gender diversity targets.

Further reporting on diversity and inclusion is included in note 8.3 on Gender diversity, and for the Board of Directors, also in the Corporate Governance Report. Novo Nordisk’s diversity and inclusion policy is available at: www.novonordisk.com/sustainable-business/esg-portal/principles-positions-and-policies/diversity-inclusion-policy.html.

Sustainable tax approach

Our overall guiding principle within taxation is to have a sustainable tax approach, emphasising our business-anchored approach to managing the impact of taxes while remaining true to the Novo Nordisk values of operating our business in a responsible and transparent manner. Our legal structures are based on business-anchored considerations and substance.

Consequently, we pay tax where value is generated and always respect international and domestic tax rules. As a global business, we conduct cross-border trading, which is subject to transfer pricing regulations. We apply a ‘Principal structure’ in line with OECD principles, meaning all legal entities, except for the principals, perform their functions under contract on behalf of the principals. As a result, entities contracted by the principals are being allocated an activity-based profit according to a benchmarked profit margin. The tax outcome of this operational model is reflected in the overview to the right, which shows our corporate income taxes by region.

To ensure alignment between tax authorities regarding the allocation of profit between our entities, we aim to have Advance Pricing Agreements and similar tax rulings in place for geographies representing around 70% of our revenue worldwide.

Our tax policy has been approved by the Board of Directors. Read more about this at: www.novonordisk.com/sustainable-business/esg-portal/principles-positions-and-policies/tax-policy.html.

In addition to corporate income taxes, we also pay other taxes. Please refer to note 8.7 on Total tax contribution for further information.

## TAXES BY REGION (THREE-YEAR AVERAGE 2021-2023)

| Region | Intellectual property rights[6] | Production[7] | Sales[8] | Corporate income taxes (DKK billion) | Total tax contribution (DKK billion) |
|---|---|---|---|---|---|
| **International Operations** | | | | **14.2** | **32.8** |
| Denmark | | | | 12.2 | 21.6 |
| EMEA (excluding Denmark) | | | | 1.0 | 5.4 |
| China | | | | 0.6 | 2.6 |
| Rest of the world | | | | 0.4 | 3.2 |
| **North America Operations** | | | | **1.1** | **7.1** |
| US | | | | 1.0 | 7.0 |
| **Total three-year average** | | | | **15.3** | **39.9** |

Minor or no activities   Share of category   Significant activities

Listed companies not having equal representation of genders on the Board of Directors are required to set a target for the share of the underrepresented gender. As of 1 January 2023, listed companies are also required to set a target and a policy for the share of the underrepresented gender in upper management[1].

As of 31 December 2023, the Board of Directors is regarded as having equal gender representation and is therefore not legally required to set a gender target[5]. Since diversity remains important for the Board, it has maintained a voluntary 2025 target of having at least three shareholder-elected Board members who are men and three who are women.

As of 31 December 2023, the share of the underrepresented gender in upper management at Novo Nordisk A/S is 42%. Accordingly, we have achieved equal gender representation as defined under the Danish companies act. However, we have not yet achieved the targeted level of 45% and therefore maintain our diversity and inclusion policy to keep making progress. This policy states our strong belief that diversity and

1. Cf. the Danish Companies Act, section 139 (c). 2. Cf. the Danish Financial Statements Act. section 99(b). 3. Shareholder-elected Board members of Novo Nordisk A/S. 4. Chief executive officer and executive vice presidents employed by Novo Nordisk A/S as well as their direct reports, also employed by Novo Nordisk A/S, with leadership responsibility. 5. Cf. the Danish Companies Act, section 139(c)(1)(1). 6. Intellectual property rights based on sales from where intellectual property rights are located. 7. Production based on number of production employees in the region. 8. Sales based on location of the customer.

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Setting high standards for
how we do business

Our business has come under increasing scrutiny over the past year – particularly with regard to our GLP-1-based products – as the level of public interest in our company has grown significantly.

Against this backdrop, we have remained steadfast in our commitment to uphold high ethical standards and adhere to the regulatory requirements of different authorities. In the face of unprecedented demand for our medicines – particularly our GLP-1-based therapies – we have also strengthened our focus on ensuring that only the approved indications of our products are promoted.

At times, however, we were challenged in our aspirations. In the UK, for example, we received a two-year suspension from The Association of the British Pharmaceutical Industry (ABPI) in 2023 after the trade body found Novo Nordisk to be in breach of the industry’s self-regulatory code of practice. The breach related to the provision of insufficient information regarding our sponsorship of a weight management course offered by a third-party clinical training provider for healthcare professionals.

When mistakes are made, we learn from them. Over the past year, we invested substantial resources in robust training for colleagues with the aim of ensuring we always deliver the right message, whether we are addressing the general public or healthcare professionals. We have also strengthened our governance processes in key affiliates via local ethics and compliance committees, and we are ready to step up our monitoring efforts by significantly increasing the number of internal checks and reviews in 2024.

More broadly, our new global code of conduct sets out the fundamental principles and required behaviours for our employees and collaborators and is rooted firmly in the Novo Nordisk Way Essentials – a foundational set of guiding principles that shape and inform everything we do. We use a unique, systematic approach known as facilitation to ensure everyone lives up to these Essentials. In 2023, 42 units and approximately 2,300 employees were facilitated, compared to 36 units and 1,700 employees in 2022. Any issues are addressed locally, and a consolidated report is shared with the Board of Directors and Executive Management.

We also measure the extent to which we live up to societies’ expectations through several other governing processes. These include our company reputation score among key stakeholders (see pages 41-42 for more information), regular product quality and supplier audits, and an enduring commitment to ensuring the accuracy of our financial and ESG reporting via both internal and external audit processes. Our financial reporting and associated processes are audited according to the Sarbanes-Oxley Act by an independent audit firm elected at the Annual General Meeting, and we voluntarily include an Assurance Report from an independent external auditor for ESG reporting in the Annual Report.

The Novo Nordisk Way Essentials

1. We create value by having a patient-centred business approach.
2. We set ambitious goals and are empowered to achieve them.
3. We are accountable for our financial, environmental and social performance.
4. We are curious and innovate for the benefit of patients and society at large.
5. We build and maintain good relations with our stakeholders.
6. We value diversity and treat everyone with respect.
7. We focus on performance and personal development.
8. We have a healthy and engaging working environment.
9. We strive for agility and simplicity in everything we do.
10. We never compromise on quality and ethics.

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Corporate Governance

Governance structure
The shareholders of Novo Nordisk exercise their rights at the Annual General Meeting, which is the supreme governing body of the company. The general meeting inter alia adopts the company’s Articles of Association, approves the Annual Report and elects the Board of Directors.

Any shareholder has the right to raise questions at general meetings. Resolutions can generally be passed by a simple majority. However, resolutions to amend the Articles of Association require two-thirds of the votes cast and capital represented, unless other adoption requirements are imposed by the Danish Companies Act.

Novo Nordisk has a two-tier management structure consisting of the Board of Directors and Executive Management. The governance structure and rules of Novo Nordisk are further described in our Articles of Association and our Corporate Governance Report, both available at: www.novonordisk.com.

Foundation ownership
Novo Holdings A/S, a Danish company wholly owned by the Novo Nordisk Foundation, holds the majority of votes at Novo Nordisk A/S’ general meetings. The combination of foundation ownership and stock listing enables Novo Nordisk to embark on long-term sustainable strategies while maintaining short-term transparency on performance. Our foundation ownership supports the overarching imperative to be both commercially successful and responsive to the wider needs of society.

The objectives of the Novo Nordisk Foundation are to provide a stable basis for the commercial and research activities of Novo Nordisk and Novozymes, and to support scientific, humanitarian and social causes. Please refer to the section about value creation on page 7. For more information about the ownership structure of Novo Nordisk, see page 38.

1. Directive 2004/25/EC.
Corporate Governance reporting
Novo Nordisk reports in accordance with the Danish Corporate Governance Recommendations designated by Nasdaq Copenhagen as well as the Corporate Governance Standards of the New York Stock Exchange applicable to foreign private issuers.

In 2023, Novo Nordisk complied with the Danish Corporate Governance Recommendations as we either complied with or explained our approach to the recommendations. You can find further information about our corporate governance practices in our 2023 Corporate Governance Report, in accordance with section 107b of the Danish Financial Statements Act, available at: www.novonordisk.com/about/corporate-governance.html.

Remuneration
Executive remuneration is linked to performance on financials as well as non-financials (e.g. innovation, sustainability). Novo Nordisk has prepared a separate Remuneration Report describing the remuneration awarded or due during 2023 to the Board of Directors and Executives registered with the Danish Business Authority. The Remuneration Report is submitted to the Annual General Meeting for an advisory vote. The Remuneration Policy and the Remuneration Report are available at:
www.novonordisk.com/about/corporate-governance.html.

Disclosure regarding change of control provisions
The EU Takeover Bids Directive1, as partially implemented by the Danish Financial Statements Act, requires listed companies to disclose information that may be of interest to the market and potential take-over bidders, in particular in relation to disclosure of change-of-control provisions in material contracts.

It is disclosed that Novo Nordisk does not have any material contracts that take effect, alter or terminate upon a change of control of Novo Nordisk following implementation of a takeover bid. In relation to the registered management of Novo Nordisk A/S, the current employment contracts allow for severance payments of up to 24 months’ fixed base salary plus pension contributions in the event of a merger, acquisition or takeover of Novo Nordisk.

Data ethics
Novo Nordisk has adopted a set of data ethics principles to support ethical decision-making when using data. In 2023, we trained employees in our Data Ethics Principles, which were expanded to identify and address risks related to artificial intelligence. You can read more about these principles, in accordance with the Danish Financial Statements Act Section 99d, at: www.novonordisk.com/data-privacy-and-user-rights/data-ethics.html.

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ESG Governance

We strive to conduct our activities in a financially, environmentally and socially responsible way. To achieve this objective and integrate sustainability considerations in Novo Nordisk’s strategy and core business, ESG is anchored and discussed in relevant governance bodies across the organisation.

Our ESG Governance model includes the Board of Directors’ and Board Committees’ oversight and advice on ESG matters such as strategic direction and ambition level, as set by Executive Management. Their oversight also includes approval of our ESG reporting, variable remuneration components and more.

Operational decisions are anchored at the executive level in the Sustainable Business Execution Steering Group. It is composed of our Commercial Strategy & Corporate Affairs executive vice president and other senior sustainability leaders, including representatives of North America and International Operations. Supported by the underlying steering groups, the Sustainable Business Execution Steering Group provides guidance on implementation related to our social and environmental initiatives.

To ensure a well-rounded governance setup, we actively seek external input through our Sustainability Advisory Council. Comprised of experts from various fields, this independent body offers invaluable perspectives that challenge us to continuously improve our sustainability efforts. They provide constructive feedback on our current initiatives and help us explore innovative opportunities for the future. You can learn more about the council and its members at: www.novonordisk.com/sustainable-business/esg-portal.html.

### Board of Directors

Oversees strategic direction and advises on ambition level.

### Audit Committee

Oversees financial and ESG reporting.

### Remuneration Committee

Determines executive remuneration, including based on sustainability targets.

### Nomination Committee

Assesses the competencies of the Board of Directors, including within ESG.

### Executive Management

Decides on strategic direction, ambition level, targets, roadmaps and central funding, as well as financial and ESG reporting.

### Sustainability Advisory Council

Provides non-binding recommendations on our Strategic Aspirations regarding purpose and sustainability. Composed of external experts.

### Sustainable Business Execution Steering Group

Takes operational decisions to implement Executive Management's decisions regarding core sustainable business priorities.

### ESG Reporting Steering Group[1]

Provides guidance on ESG reporting, including implementation of new regulatory requirements.

### Environmental steering groups

Drive environmental initiatives, particularly with regards to circularity.

### Social steering groups

Drive social initiatives, related to global health equity, business ethics and others.

1. The responsibility of the consolidated ESG statement resides in Finance.

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EU Taxonomy

The EU Taxonomy is a European sustainability classification framework. It enables corporates to communicate to stakeholders which of their business activities have the potential to be considered sustainable (i.e. are Taxonomy-eligible) and report to which extent eligible activities fulfil EU requirements to be considered sustainable (i.e. are Taxonomy-aligned). For each relevant business activity, the company has to disclose how much of its Turnover, Operating Expenditures (OpEx) and Capital Expenditures (CapEx) can be considered eligible and aligned, respectively.

In 2023 we identified eligible economic activities based on the six published environmental objectives . Each of the economic activities was assessed on its percentage of Taxonomy-eligibility and, for those related to the environmental objectives of 'Climate change mitigation' and 'Climate change adaptation', also on their percentage of Taxonomy-alignment. As a result, we report 100%, 60% and 5% Taxonomy-eligible Turnover, CapEx and OpEx in 2023, respectively.

EU TAXONOMY ELIGIBILITY AND ALIGNMENT[1]		Turnover				CapEx				OpEx
		2022		2023		2022		2023		2022		2023
Environmental objective	Economic activity[2]	(DKK million)	(%)	(DKK million)	(%)	(DKK million)	(%)	(DKK million)	(%)	(DKK million)	(%)	(DKK million)	(%)
Total Turnover, CapEx, OpEx		176,954	100%	232,261	100%	23,961	100%	44,498	100%	23,348	100%	31,115	100%
Taxonomy-non-eligible activities (B.)		N/A	N/A	0	0%	20,788	87%	17,996	40%	23,348	100%	29,646	95%
Climate change mitigation	7.1. Construction of new buildings	0	0%	0	0%	1,166	5%	6,010	14%	0	0%	0	0%
	7.2. Renovation of existing buildings	0	0%	0	0%	2,007	8%	2,406	5%	0	0%	0	0%
Pollution prevention and control	1.2. Manufacture of medicinal products	N/A	N/A	232,261	100%	N/A	N/A	18,086	41%	N/A	N/A	1,469	5%
Eligible not aligned (A.2. / A.1.+ A.2.)[3]		0	0%	232,261	100%	3,173	13%	26,502	60%	0	0%	1,469	5%
Eligible and aligned (A.1.)		0	0%	0	0%	0	0%	0	0%	0	0%	0	0%
1. A.1., A.2., A.1.+A.2. and B. refer to Annex V to the Commission Delegated Regulation (EU) 2023/2486 of 27 June 2023. Not disclosed data are all either 0 (zero) or not applicable. 2. None of the reported economic activities are Enabling or Transitional and we do not have any economic activities substantially contributing to 'Climate Change Adaption', 'Water', 'Circular Economy' or 'Biodiversity'. 3. When allocating CapEx and OpEx to economic activities, we prioritise those that directly contribute to an environmental objective and for which specific technical screening criteria are set. Secondly, we link CapEx and OpEx associated with our primary economic activity, '1.2. Manufacture of medicinal products'.
Eligibility and alignment
We followed a two-step process to arrive at our Taxonomy disclosures. Firstly, we screened the economic activities defined in the EU Taxonomy to identify those relevant under the Novo Nordisk business model. Based on our review and materiality considerations, we identified one new economic activity to report on in 2023: '1.2 Manufacture of medicinal products' under the environmental objective of 'Pollution prevention and control'. Furthermore, like in 2022, we report Taxonomy-eligible CapEx for the economic activities '7.1 Construction of new buildings' and '7.2 Renovation of existing buildings' under the environmental objective 'Climate change mitigation'.

Secondly, we evaluated whether we could classify any of our Taxonomy-eligible CapEx for economic activity 7.1 and 7.2 as Taxonomy-aligned. Although we have made progress in fulfilling the technical screening criteria, certain requirements in the design phase of the projects have not been fully met. Consequently, the existing projects do not meet the criteria for alignment in 2023. We strive for alignment of certain projects in 2024. Furthermore, we have started investigating the requirements, including CapEx plans, for reporting alignment of the activity 'Manufacture of medicinal products' with the aspiration of reporting alignment for part of the activities in 2024.

Accounting policies
Total Turnover consists of total revenue from sale of goods, as defined under IFRS. The Turnover KPI is defined as Taxonomy-eligible Turnover divided by total Turnover.

Total CapEx consists of additions to fixed assets (including financial lease) and intangible assets. Additions resulting from business combinations are also included. Goodwill is not included in CapEx as it is not defined as an intangible asset in accordance with IAS 38. The CapEx KPI is defined as Taxonomy-eligible CapEx divided by total CapEx.

Total OpEx consists of direct non-capitalised costs that relate to research and development, building renovation, short-term lease, maintenance and repair and any other direct expenditures relating to the day-to-day servicing of property, plant and equipment assets. OpEx excludes amortisations and impairments. The OpEx KPI is defined as Taxonomy-eligible OpEx divided by total OpEx.

None of our activities contribute to multiple objectives and hence do not require disaggregation of KPI’s. For the CapEx and OpEx allocations, we have identified the relevant purchases and measures as well as the primary related economic activity. Thereby, we ensure that no CapEx or OpEx is double counted. We are adjusting the R&D cost for amortisations to not double count these costs, as the amortisation would also have been part of CapEx in prior years.

Contextual information about the KPIs
We consider all Novo Nordisk’s revenue related to Manufacture of medicinal products. As Taxonomy-eligible, we only include CapEx directly associated with the manufacturing process or related to construction or renovation of buildings, hence intangible assets are excluded. This is the main reason for reported eligibility being less than 100%. Eligible CapEx mainly relates to the expansion of production capacity and consist of additions to property, plant and equipment, cf. note 3.2 to the Consolidated financial statements. Eligible OpEx mainly relates to research and development directly linked to manufacturing processes. The narrow EU Taxonomy OpEx definition is the main reason for a reported low eligibility.

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INNOVATION AND THERAPEUTIC FOCUS

Broadening our pipeline for long-term innovation
As the world grapples with the increasing impact of serious chronic diseases, Novo Nordisk is amplifying its research and development efforts to tackle these global health challenges head-on. Diseases like diabetes, obesity, cardiovascular disease and rare blood disorders pose significant threats to human health and society, demanding urgent action.
Guided by our purpose to drive change to defeat serious chronic diseases, we are broadening our pipeline of potential new treatments with an approach that is as comprehensive as it is innovative. Building on our 100-year heritage in protein and peptide engineering, we are harnessing the power of novel research technology platforms, leveraging cutting-edge data science tools and forging new strategic partnerships. This multi-faceted approach is enabling us to accelerate our research efforts and expand our footprint across multiple disease areas.

As our evolution from a diabetes-focused organisation to a broader cardiometabolic-focused company continues, our attention remains on areas with the highest unmet needs – and those where we are best positioned to compete. Strengthening our leadership position in both diabetes and obesity remains our top priority, while expanding our presence in cardiovascular disease and rare blood disorders is also a key focus.

We are stepping up our investment in these areas to build and maintain industry-leading pipelines, while at the same time seeking new opportunities to complement our in-house expertise with external innovation. Over the past year, this	emphasis on business development has resulted in the acquisition of biotechs including Inversago Pharma and Embark, two companies developing novel therapies with a potential application across a range of cardiometabolic diseases.

To further expand our capabilities, we have established a significant presence in the Greater Boston area, a world-renowned hub for innovation and cutting-edge science and technology. Through strategic partnerships, such as those with technology firm Valo Health and the Broad Institute of
MIT and Harvard, we aim to accelerate our drug discovery and development efforts, expanding our use of human data, artificial intelligence and machine learning and tapping into our partners’ innovative genetics and genomics tools.

These extensive, wide-ranging efforts are already yielding positive results, including the initiation of clinical testing for cutting-edge cell therapy and siRNA (small interfering ribonucleic acid) treatments. Armed with an increasing array of novel research and development tools, we aim to move a greater number of projects into clinical testing at a faster pace, reducing the cost per project without compromising safety or quality.
STRATEGIC ASPIRATIONS 2025
1.Further raise the innovation-bar for diabetes treatment
2.Develop a leading portfolio of superior treatment solutions for obesity
3.Strengthen and progress the
Rare Disease pipeline
4.Establish presence in Cardiovascular & Emerging Therapy Areas focusing on CVD, MASH and CKD

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Once-weekly insulin to set new standard in treatment	Taking diabetes treatment to the next level with CagriSema
Our company was founded on the discovery and production of insulin, and we remain committed to pushing the envelope when it comes to insulin innovation. Our investigational once-weekly insulin icodec represents the latest major step forward in insulin care, potentially changing the basal insulin experience for people living with diabetes.

“If approved, insulin icodec will become the first once-weekly basal insulin option for adults with diabetes, reducing the number of weekly basal insulin injections from seven to just one.”
Insulin icodec has been filed for regulatory approval in the US, EU and China, following phase 3a trials that demonstrated superior reductions in blood glucose levels and reduced incidence of severe hypoglycaemia compared to once-daily basal insulin degludec and insulin glargine U100 in insulin-naïve people with type 2 diabetes. If approved, insulin icodec will become the first once-weekly basal insulin option for adults with diabetes, reducing the number of weekly injections from seven to just one.

In the longer term, we are working on further improvements in insulin technology. This includes continuing to pursue the development of glucose-sensitive insulin, which only becomes active when the body’s glucose levels start to rise.
Our determination to raise the bar in diabetes treatment is exemplified by CagriSema, our new investigational therapy for type 2 diabetes that has now entered large-scale phase 3 clinical development. This two-in-one medicine combines semaglutide with the amylin analogue cagrilintide, offering a novel mechanism to influence the gut-brain axis with the aim of improving glycaemic control in people living with type 2 diabetes. Cagrilintide works by reducing hunger and increasing satiety signals to the brain, providing an additive effect to semaglutide.

The decision to move into phase 3 development follows phase 2 results that showed a once-weekly subcutaneous injection of CagriSema reduced long-term blood glucose levels by 2.2 percentage points and outperformed its individual components in reducing body weight. CagriSema, which appears to have a safe and well-tolerated profile, previously commenced large-scale phase 3 trials in obesity in 2022, reflecting its broad potential across multiple therapy areas.

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Juan Pablo Villaseñor lives with obesity and cardiovascular disease in Ciudad de Mexico, Mexico.

Landmark trial underscores cardiovascular benefits of semaglutide

The success of our ground-breaking SELECT cardiovascular outcomes trial was a powerful endorsement of the efficacy and clinical importance of semaglutide as a treatment for people living with obesity and established cardiovascular disease (CVD).

The study was the largest ever completed by our company, involving more than 17,500 adults aged 45 and above with obesity and established CVD but no prior history of diabetes. The findings demonstrated a 20% reduction in major adverse cardiovascular events (MACE) for trial participants treated with semaglutide 2.4 mg compared to placebo – showing that semaglutide not only helps patients lose weight but can also improve cardiovascular outcomes.

The trial data showed this effect is consistent regardless of patient age, gender, ethnicity and starting BMI (body mass index), with risk reductions evident across heart attack, cardiovascular death and stroke. Importantly, the effect is seen soon after treatment initiation, suggesting that weight loss alone may not fully explain the benefits of semaglutide 2.4 mg in reducing the risk of MACE.

Every year almost 21 million people die from CVD, which is the leading cause of disability and death worldwide. While cardiovascular mortality has decreased over the past two decades, obesity-related cardiovascular deaths have increased significantly. Obesity leads to cardiovascular morbidity and mortality and is associated with risk factors such as high blood pressure and inflammation.

“It is the first time that an approved weight management medicine has been shown to reduce the risk of heart attacks, strokes and cardiovascular death.”

It is the first time that an approved weight management medicine has been shown to reduce the risk of heart attacks, strokes and cardiovascular death. Novo Nordisk has filed for a label update of Wegovy® in the US and EU based on these findings, and a decision is expected in 2024. The US Food and Drug Administration has granted our submission a priority review.

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Expanding our footprint in cardiovascular disease	Next-generation treatments for rare blood disorders
Cardiovascular disease (CVD) represents one
of the greatest health challenges of our time. Affecting an estimated 620 million people across the globe, it takes a major toll on quality of life and is currently the leading cause of death worldwide.

At Novo Nordisk, we are determined to reduce the risk and burden of living with CVD, and over the past year we have taken significant steps to increase our footprint in this area of huge unmet need.

In October 2023, we strengthened our CVD pipeline with the acquisition of ocedurenone in
a deal worth up to USD 1.3 billion. This mature clinical candidate targets uncontrolled hypertension – a leading risk factor for cardiovascular events, heart failure, chronic kidney disease (CKD) and premature death.	To date, ocedurenone has been investigated in nine clinical trials, and is currently in phase 3 development for the treatment of uncontrolled hypertension in people with CKD. We expect to initiate further phase 3 trials in the coming years as we seek to maximise its full potential.

Meanwhile, our first standalone CVD compound, ziltivekimab, is currently in phase 3 development for the treatment of atherosclerotic cardiovascular disease in people living with CKD. The ZEUS trial will include more than 6,000 patients in 38 countries, with completion expected in late-2025.	Our Rare Disease unit – comprising treatments
for rare blood and endocrine disorders – has a growing pipeline of exciting products, including two potential medicines for rare blood disorders with large unmet medical needs.

Mim8, our next-generation bispecific antibody for haemophilia A, is now in phase 3 development. Administered subcutaneously, it works by mimicking the function of the missing clotting factor VIII and is being tested as a treatment to prevent bleeds.

The experimental once-daily oral medicine etavopivat, also in phase 3 evaluation, offers potential benefits for people with sickle cell disease (SCD), a crippling and life-threatening condition caused by misshapen red blood cells. Acquired as part of the business development deal that brought US-based Forma Therapeutics in-house in 2022, the investigational therapy is designed to modulate red blood cell health to reduce anaemia, pain, transfusions and strokes in people living with SCD.

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Pipeline overview

Project	Indication	Description	Phase
Oral Semaglutide HD1 NN9924	T2D2	A long-acting GLP-1[3] analogue, 25.0 and 50.0 mg, intended for once-daily oral treatment.
Icodec NN1436	T1D4 and T2D	A long-acting basal insulin analogue intended for once-weekly subcutaneous treatment.
IcoSema NN1535	T2D	A combination of GLP-1 analogue semaglutide and insulin icodec intended for once-weekly subcutaneous treatment.
CagriSema NN9388	T2D	A combination of amylin analogue cagrilintide and GLP-1 analogue semaglutide intended for once-weekly subcutaneous treatment.
GELA NN9506	T2D	A collaboration with GE Healthcare, using ultrasound for once-monthly treatment.
Glucose-sensitive insulin NN1845	T1D and T2D	A glucose-sensitive insulin analogue intended for once-daily subcutaneous treatment.
Pumpsulin NN1471	T1D	A novel insulin analogue ideal for use in closed loop pump systems.
DNA Immunotherapy NN9041	T1D	A novel plasmid encoding pre- and pro-insulin intended for preservation of beta cell function.
OW GLP-1 GIP[5] NN9541	T2D	A combination of GLP-1 and GIP co-agonist intended for once-weekly subcutaneous treatment.
OW Oral Semaglutide NN9904	T2D	An oral version of semaglutide intended for once-weekly treatment.

1. HD: High Dose. 2. T2D: Type 2 diabetes. 3. GLP-1: Glucagon-like peptide-1. 4. T1D: Type 1 diabetes. 5. GIP: Gastric inhibitory polypeptide. 6. CB-1: Cannabinoid receptor-1. 7. MDS: Myelodysplastic syndromes. 8. CKD: Chronic kidney disease.
9. ASCVD: Atherosclerotic cardiovascular disease. 10. IL-6: Interleukin-6. 11. HFpEF: Heart failure with preserved ejection fraction. 12. CVD: Cardiovascular disease. 13. MASH: Metabolic dysfunction-associated steatohepatitis.

Project	Indication	Description	Phase
Oral Semaglutide NN9932	Obesity	A long acting GLP-1 analogue intended for once-daily oral treatment.
CagriSema NN9838	Obesity	A combination of amylin analogue cagrilintide and GLP-1 analogue semaglutide intended for once-weekly subcutaneous treatment.
GELA NN9505	Obesity	A collaboration with GE Healthcare, using ultrasound for once-monthly treatment.
INV-202 NN9440	Obesity	A CB-1[6] receptor inverse agonist intended for once-daily oral treatment.
Amycretin NN9487	Obesity	A long-acting co-agonist of GLP-1 and amylin intended for once-weekly subcutaneous treatment or once-daily oral treatment.
OW GLP-1 GIP NN9541	Obesity	A combination of GLP-1 and GIP co-agonist intended for once-weekly subcutaneous treatment.

Project	Indication	Description	Phase
Concizumab NN7415	Haemophilia A or B w/wo inhibitors	A monoclonal antibody against tissue factor pathway inhibitor (TFPI) intended for subcutaneous prophylaxis treatment.
Nedosiran NN7022	Primary hyperoxaluria type 1	An siRNA targeting lactate dehydrogenase A (LDHA) intended for once-monthly subcutaneous treatment.
Mim8 NN7769	Haemophilia A w/wo inhibitors	A next generation FVIIIa mimetic bispecific antibody intended for subcutaneous prophylaxis of haemophilia A.
Etavopivat NN7535	Sickle cell disease	A second-generation small molecule PKR-activator intended for once-daily oral treatment.
Etavopivat NN7536	Thalassemia	A second-generation small molecule PKR-activator intended for once-daily oral treatment.
Etavopivat NN7537	MDS[7]	A second-generation small molecule PKR-activator intended for once-daily oral treatment.
NDec NN7533	Sickle cell disease	An oral combination of decitabine and tetrahydrouridine. Project is developed in collaboration with EpiDestiny.

Project	Indication	Description	Phase
Ziltivekimab NN6018	CKD[8]+ ASCVD[9]	A once-monthly monoclonal antibody intended for inhibition of IL-6[10] activity.
Ziltivekimab NN6018	HFpEF[11]	A once-monthly monoclonal antibody intended for inhibition of IL-6 activity.
Ocedurenone NN6023	CVD[12]	A small molecule, non-steroidal mineralocorticoid receptor antagonist (nsMRA) intended for oral treatment.
ATTR-CM NN6019	CVD	An anti-amyloid immunotherapy intended for intravenous treatment.
CM4HF NN9003	CVD	An investigational cell therapy intended for restoring heart function in people with chronic heart failure.
Anti-ANGPTL3 mAb NN6491	CVD	An ANGPTL3 neutralising sweeping antibody intended for once-monthly subcutaneous treatment.
Semaglutide NN6535	Alzheimer’s	A long-acting GLP-1 analogue intended for once-daily subcutaneous treatment.
Semaglutide NN9931	MASH[13]	A long-acting GLP-1 analogue intended for once-weekly subcutaneous treatment.
CagriSema NN9588	MASH	A combination of amylin analogue cagrilintide and GLP-1 analogue semaglutide intended for once-weekly subcutaneous treatment.
FGF21 NN9500	MASH	A long-acting FGF21 analogue intended for once-weekly subcutaneous treatment.
LXRa NN6582	MASH	An siRNA targeting LXRa intended for once-monthly subcutaneous treatment.
MARC1 NN6581	MASH	An siRNA targeting MARC1 intended for once-monthly subcutaneous treatment.
VAP-1i NN6561	MASH	A VAP-1 inhibitor intended for once-daily oral treatment.
SC4PD NN9001	Parkinson’s	A cryopreserved cell therapy intended for disease modifying treatment.
STAT3 NN4002	Oncology	A GalXC-derived lipid conjugate one-time subcutaneous treatment.

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Research and development progress

Regulatory events
•Rybelsus® (oral semaglutide) was approved as first-line treatment option by the FDA.
•Results from Rybelsus® (oral semaglutide) formulation change and PIONEER PLUS were submitted to the EMA.
•Marketing authorisation application was submitted to the EMA, FDA, CDE and PMDA for approval of insulin icodec for treatment of both type 1 diabetes (T1D) and type 2 diabetes (T2D).
•Marketing authorisation application was submitted to the EMA for the approval of dasiglucagon for treatment of severe hypoglycaemia.

Clinical progress
•Phase 3b trial, PIONEER PLUS, investigating 25.0 and 50.0 mg oral semaglutide in patients with T2D was completed.
•Phase 3b trial, ASCEND PLUS, investigating oral semaglutide in patients with T2D and no history of prior myocardial infarction (MI) or stroke was initiated.
•Phase 3b kidney outcomes trial, FLOW, investigating subcutaneous once-weekly semaglutide 2.4 mg in people with T2D and chronic kidney disease (CKD) was stopped early based on interim analysis due to efficacy.
•Phase 3a programme, REIMAGINE, investigating once-weekly combination of semaglutide and cagrilintide in people with T2D was initiated.
•Phase 2 trial investigating the combination of semaglutide and GIP in people with diabetes was completed. The project was terminated.
•Phase 1 trial investigating the effects of the combination of semaglutide and SGLT2i inhibitor dapagliflozin in people with T2D was completed. The project was terminated.
•Phase 1 trial investigating the SOMA device for oral treatment was completed.
•Phase 1 trial investigating oral GLP-1/GIP co-agonist for treatment of T2D was completed. Novo Nordisk is planning to initiate a phase 2 trial with a subcutaneous formulation of the GLP-1/GIP co-agonist.

Regulatory events
•Wegovy® (semaglutide 2.4 mg) was approved for treatment of obesity in adolescents by the EMA.
•Wegovy® (semaglutide 2.4 mg) was approved as an adjunct to diet and exercise for the use of weight management in adults with obesity by the PMDA.
•Results from the phase 3b cardiovascular outcomes trial (CVOT) SELECT were submitted to the FDA and the EMA.

Clinical progress
•Phase 3b CVOT trial, SELECT, investigating subcutaneous once-weekly semaglutide 2.4 mg was completed.
•Phase 3a trial, STEP HFpEF, investigating subcutaneous once-weekly semaglutide 2.4 mg in people with HFpEF was completed.
•Phase 3a trial, OASIS 1, investigating oral semaglutide in people with obesity was completed.
•Phase 1/2 investigating NNC0165-1875 in combination with semaglutide in people with obesity was completed. The project was terminated.
•Novo Nordisk acquired Inversago Pharma, with lead assets INV-202 (a phase 2 ready asset for treatment of obesity) and INV-347 (a phase 1 ready asset for treatment of obesity).

Regulatory events
•Marketing authorisation application was submitted to the EMA for the approval of concizumab for treatment of haemophilia A or B with inhibitors.
•A Complete Response Letter requesting further information was received from the FDA as a response to the concizumab marketing authorisation application.
•Alhemo® (concizumab) was approved for the treatment of haemophilia A or B with inhibitors by the PMDA.
•Sogroya® (somapacitan) was approved for treatment of growth hormone deficiency in children by the FDA, EMA and PMDA.
•RivflozaTM (nedosiran) was approved for the treatment of primary hyperoxaluria type 1 by the FDA.

Clinical progress
•Etavopivat transitioned from phase 2 to phase 3 trial in the ongoing seamless phase 2/3 HIBISCUS trial, investigating the safety and efficacy of etavopivat in adults and adolescents with sickle cell disease.

Clinical progress
•Phase 3a trial, HERMES, investigating ziltivekimab in people with HfpEF was initiated.
•Novo Nordisk acquired ocedurenone, a phase 3 oral administrated small molecule, non-steroidal mineralocorticoid receptor antagonist for treatment of patients with uncontrolled hypertension and advanced CKD.
•Phase 1/2 trial investigating the ability of cell therapy HS-001 to restore heart function in people with advanced heart failure was initiated in collaboration with Heartseed.
•Phase 1 trial investigating ANGPTL3 mAb in people with cardiovascular disease was initiated.
•Phase 1 trial investigating the ability of cell therapy STEM-PD to restore dopamine nerve cells lost in the brain of people with Parkinson’s was initiated in collaboration with Lund University.
•Phase 1 trial investigating STAT3 in people with tumour-associated immune cells was initiated.
•Phase 1 trial investigating VAPi-1 in people with MASH was initiated.

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Patent status for products with marketing authorisation

The patent expiry dates for products marketed by Novo Nordisk1 are shown in the tables on the right. The dates provided are for expiry in the US, China, Japan and Europe of patents on the active ingredient, unless otherwise indicated, and include actual and estimated extensions of patent term, when applicable. For several products, in addition to the active ingredient patent, Novo Nordisk holds other patents on manufacturing processes, formulations or uses that may be relevant for exclusivity beyond the expiration of the active ingredient patent. Furthermore, regulatory data protection and/or orphan exclusivity may apply.

1. This overview does not include products whose sales represent less than 0.5% of Novo Nordisk’s total sales. 2. Patent status varies from country to country. The figures in the table are based on Germany. 3. Modern insulins are NovoRapid® (NovoLog®), NovoMix® 30 (NovoLog® Mix 70/30), Levemir®. 4. We have granted and pending patents covering the Victoza® formulation. These patents generally expire in November 2024, except for the US where the formulation patent expires in February 2026. 5. Patent term extension until 2027 may apply. 6. Formulation patent; active ingredient patent has expired.

Product	US	China	Japan	Europe[2]
Human insulin and Modern insulins[3]	Expired	Expired	Expired	Expired
Victoza®4	Expired	Expired	Expired	Expired
Tresiba®	2029	2024	2027	2028
Ryzodeg®	2029	2024	2024[5]	2028
Xultophy®	2029	2024	2024[5]	2028
Fiasp®	2030[6]	2030[6]	2030[6]	2030[6]
Ozempic®	2032	2026	2031	2031
Rybelsus®	2032	2026	2031	2031

Product	US	China	Japan	Europe[2]
Saxenda®	Expired	Expired	Expired	Expired
Wegovy®	2032	2026	2031	2031

Product	US	China	Japan	Europe[2]
Norditropin® (SimpleXx®)	Expired	Expired	Expired	Expired
NovoSeven®	Expired	Expired	Expired	Expired
NovoEight®	No patent	No patent	No patent	No patent
Refixia® (REBINYN®)	2028	2027	2032	2027
Esperoct®	2032	2029	2034	2034
Vagifem® 10 mcg	Expired	No patent	Expired	Expired

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COMMERCIAL EXECUTION

Stepping up to serve more patients in the face of unprecedented demand
Demand for Novo Nordisk medicines is soaring, driven by a global obesity epidemic and exceptional growth in the GLP-1 market. This has resulted in a record number of people being treated with our medicines, but also supply constraints. In response, we are significantly ramping up production capacity and have introduced clear prioritisation principles to ensure broad and equitable distribution of our products.
Our centenary year has been characterised by extraordinary growth, driven by surging global demand for our medicines. Faced with these unprecedented circumstances, we have reshaped our commercial execution strategy to best serve the record number of patients who rely on our medicines. By ensuring supply for patients in the greatest need while continuing to bring innovation to people living with serious chronic diseases all over the world, we aim to balance our financial and societal responsibilities.

Finding parity between the value we create and the values we aspire to has required some radical changes to normal commercial practices, along with a different mindset among sales staff. In many ways, we have rewritten the traditional rulebook for product launches by placing greater focus on the equitable distribution of limited supplies between different geographies and patient groups.

Our top priority is that patients currently on Novo Nordisk medicines continue to have uninterrupted access to an appropriate treatment option. We are also focusing on introducing new treatments to new markets in a more measured way, aligned	with our unwavering commitment to deliver innovation to as many patients across the globe as possible.

At the same time, we are investing heavily in new and upgraded production facilities in Denmark and other countries, increasing our capacity to meet current and future demand for our treatments and laying the foundation for sustainable long-term growth.

These investments include a record DKK 42 billion expansion of our flagship production site in Kalundborg, Denmark, which is already producing half of the world’s entire supply of insulin. Outside of Denmark, we are more than doubling the production footprint of our long-established facilities in Chartres, France, with investments totalling DKK 17 billion. Both projects will include state-of-the-art, multi-product facilities to accommodate current and future products and processes.

With construction under way on these major expansion projects, we strive to operate our facilities across the globe 24/7. In the past year, we have delivered more products to more patients than ever before, but such is the scale of demand that we expect periodic supply constraints to continue into 2024.
STRATEGIC ASPIRATIONS 2025
1.Strengthen diabetes leadership
– aim at global value market
share of more than 1/3
2.More than DKK 25 billion in
Obesity sales by 2025
3.Secure a sustained growth
outlook for Rare Disease

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DIABETES VALUE MARKET SHARE (%)

GLP-1
Insulin
Total diabetes
60
50
40
30
20
50.4%
52.7%
54.9%
54.8%
44.3%
43.8%
44.6%
43.9%
29.3%
30.1%
31.9%
33.8%
2020
2021
2022
2023

Source: IQVIA MAT, Nov 2023.

DIABETES SALES (DKK billion)

Sales as reported
Growth at CER
200
160
120
80
40
0
8%
13%
14%
29%
2020
2021
2022
2023

Strengthening diabetes leadership with strong GLP-1-based product growth

We have extended our leadership in diabetes care and increased our value market share by 1.9 percentage points to 33.8% in 2023, fuelled by strong uptake of the GLP-1-based products Ozempic® and Rybelsus® in both North America and International Operations.

Ozempic® is now the world’s biggest-selling diabetes medicine. Available as a once-weekly injection, it is contributing to a major shift in treatment for type 2 diabetes. At the same time, our oral GLP-1-based therapy, Rybelsus®, is gaining ground by offering patients with type 2 diabetes an intervention without injections. Demand for these two products has grown to unprecedented levels, helping to generate record sales growth despite supply constraints and a decline in demand for the first-generation GLP-1-based product Victoza®.

Although competition is increasing, Novo Nordisk remains the market leader in the GLP-1 market with a value share of 54.8%, broadly steady compared to 2022 where our value share stood at 54.9%.

The high demand for our GLP-1-based medicines is partly fuelled by a growing understanding of the importance of the class among healthcare professionals, patients and payers. This includes a recognition that certain GLP-1-based therapies are not only highly effective options for controlling blood sugar levels, but may also offer significant benefits in terms of reducing weight and cardiovascular risks – positive effects now reflected in international treatment guidelines.

Despite declining sales of insulin in key markets, reflecting both pricing pressures and lower volumes in some geographies, Novo Nordisk’s insulin value market share remains little changed from 12 months earlier, at 43.9%, compared to 44.6% in 2022.

Across International Operations, insulin is still an important and growing segment, although insulin sales in China have been adversely impacted since the introduction of Volume Based Procurement in mid-2022. The US has also experienced a decline in overall volumes and a decrease in realised prices due to channel / payer mix and higher rebates.

Nevertheless, in a global diabetes market driven by high GLP-1 growth, we are uniquely positioned to maintain and strengthen our leadership in this sector and have already met our target of securing value market share of at least one-third by 2025.

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Controlled launches for market-leading obesity therapy

GLOBAL PREVALENCE OF OBESITY IN ADULTS (millions)

Obesity
2,000
1,600
1,200
800
400
0
813
1,007
1,246
1,532
2020
2025
2030
2035

Source: Obesity Atlas, 2023.

OBESITY SALES (DKK billion)

Sales as reported
Growth at CER
50
40
30
20
10
0
3%
55%
84%
154%
2020
2021
2022
2023

Surging demand, limited supply and unprecedented global media attention on our ground-breaking obesity treatment, Wegovy®, have brought significant challenges – as well as exciting long-term opportunities.

Demand for Wegovy® is still growing strongly in the US, its first launch market, and we have taken proactive steps to conduct controlled and limited roll-outs in other major markets, with the goal of reaching the patients in greatest need of the therapy despite ongoing supply constraints.

“Novo Nordisk is also reserving a share of Wegovy® supply in each new launch market for patients who cannot afford to pay for the product out of pocket.”

In the UK, for example, Wegovy® is now available in specialist National Health Service weight management services for people who meet strict criteria, or else privately through a registered healthcare professional. UK physicians are being urged to prescribe responsibly and Novo Nordisk is also reserving a share of Wegovy® supply in each new launch market for patients who cannot afford to pay for the product out of pocket.

The success of Wegovy®, which builds on our experience with our first-generation GLP-1-based obesity product Saxenda®, means that Novo Nordisk has captured most of the growth and gained a clear leadership position in the obesity market. The sector remains extremely dynamic, with new players lining up to enter the space amid a growing appreciation that medicines tackling obesity have the potential to boost public health and cut long-term healthcare costs.

Globally, the number of people living with obesity has almost tripled since 1975 and is set to reach over 1.2 billion adults by 2030. The causes of obesity are complex and its consequences far-reaching because, so often, it puts people on a path to other diseases – not only diabetes, but also heart and liver diseases, cancers and many more.

Today, only one in 10 people living with obesity seek professional medical help – and only one in five of those receive treatment with a weight management medication. But attitudes are changing fast. The past two years have been characterised by a growing understanding among both the medical community and the public of the critical need to treat obesity, while an increasing number of people living with the disease are actively seeking support. We want to understand more about their journey and how we can continue to help them maintain their long-term progress towards better health.

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Targeting sustainable growth in Rare Disease	Expanding our production capacity to meet demand

Our Rare Disease unit had a challenging year, with sales decreasing by 15% as Norditropin®, our long-established treatment for growth disorders, was impacted by supply constraints due to a temporary reduction in manufacturing output. Sales of rare blood disorder products, meanwhile, were up 1% as a decline in NovoSeven® and NovoEight® sales was offset by growing demand for our newer haemophilia A and B therapies, Esperoct® and Refixia®.

Despite the challenges encountered this year, we remain confident that our rich pipeline in rare disease can bring growth back on track. The line-up of new therapies includes significant advances in both rare blood and endocrine disorders. Next-generation treatments – including Mim8 and Alhemo® in haemophilia – will add to growth in the medium term, while accelerated internal innovation and external business development will help us to build our presence in other rare disease areas of high unmet need, such as sickle cell disease.

In the rare endocrine space, our once-weekly treatment Sogroya® offers a new opportunity for people living with growth hormone deficiency by removing the burden of daily injections and offering demonstrated efficacy. .
Tackling the supply problems that prevent us from meeting the growing demand for our products is a top priority for Novo Nordisk. We know we must do more to ramp up capacity, and our colleagues in production are working around the clock to get additional supplies onto pharmacy shelves and into the hands of patients.

	In the past year we have announced investments totalling more than DKK 75 billion into expanding capacity across our global network of production sites – including major expansions of our facilities in Kalundborg, Denmark, and Chartres, France, and the acquisition of a brownfield development and production site in Athlone, Ireland. There are, however, limits to how rapidly we can translate these investments into making more medicines that are ready for shipment. Pharmaceutical production must adhere to the highest possible standards, and we will never compromise on safety and quality for the sake of speed. In the meantime, we strive to operate our global manufacturing facilities 24/7 to maximise output from the current production base.	We are also thinking strategically about ways to remove bottlenecks in the supply chain. For example, we are seeking to alleviate pressure on device supplies by introducing our medicines in once-weekly rather than daily formulations, and we are exploring ways to reduce the reliance on single-use injection devices.

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FINANCIALS
2023 performance and 2024 outlook

Financial performance

Sales increased by 31% measured in Danish kroner and by 36% at CER to DKK 232,261 million in 2023. Novo Nordisk's 2023 sales and operating profit performance measured at CER were within the ranges provided in November 2023. The free cash flow, effective tax rate, capital expenditure as well as depreciation, amortisation and impairment losses were all in line with the guidance.

FINANCIAL PERFORMANCE (DKK billion)
North America Operations net sales
International Operations net sales
Growth at CER
300
250
200
150
100
50
0
7%
14%
16%
36%
2020
2021
2022
2023

Geographic sales development

Sales in North America Operations increased by 50% measured in Danish kroner and by 54% at CER.

Sales in International Operations increased by 11% measured in Danish kroner and by 16% at CER. Sales in EMEA increased by 15% measured in Danish kroner and by 17% at CER. Sales in Region China increased by 3% measured in Danish kroner and by 11% at CER. Sales in Rest of World increased by 11% measured in Danish kroner and by 15% at CER.

Sales development across therapeutic areas

Sales in Diabetes care increased by 24% measured in Danish kroner and by 29% at CER. Sales of Obesity care products, Wegovy® and Saxenda®, increased by 147% measured in Danish kroner and by 154% at CER. Sales of Rare disease products decreased by 16% measured in Danish kroner and by 15% at CER.

In the following sections, unless otherwise noted, market data are based on moving annual total (MAT) from November 2022 and November 2023 provided by the independent data provider IQVIA.

Diabetes care
Sales in Diabetes care increased by 24% measured in Danish kroner and by 29% at CER to DKK 173,466 million driven by growth of GLP-1-based products. Novo Nordisk has improved the global diabetes value market share over the last 12 months to 33.8% from 31.9%.

The market share increase was driven by market share gains in both North America Operations and International Operations.

GLP-1-based therapy for type 2 diabetes
Sales of GLP-1-based products for type 2 diabetes (Rybelsus®, Ozempic® and Victoza®) increased by 48% measured in Danish kroner and by 52% at CER to DKK 123,132 million. The estimated global GLP-1 share of total diabetes prescriptions has increased to 6.0% compared with 4.5% 12 months ago. Novo Nordisk continues to be the global market leader in the GLP-1 segment with a 54.8% value market share.

Rybelsus® sales increased by 66% measured in Danish kroner and by 71% at CER to DKK 18,750 million. Sales growth was driven by North America Operations as well as EMEA and Rest of World.

Ozempic® sales increased by 60% measured in Danish kroner and by 66% at CER to DKK 95,718 million. Sales growth was driven by both North America Operations and International Operations. Sales growth has resulted in periodic supply constraints and related drug shortage notifications across geographies.

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Victoza® sales decreased by 30% measured in Danish kroner and by 28% at CER to DKK 8,664 million as the GLP-1 market is moving towards once-weekly and tablet-based treatments. The sales decline was mainly driven by North America Operations.

Insulin sales
Sales of insulin decreased by 9% measured in Danish kroner and by 6% at CER to DKK 48,022 million. Sales decline at CER was driven by declining sales in the US and Region China.

Obesity care
Sales of Obesity care products, Wegovy® and Saxenda®, increased by 147% measured in Danish kroner and by 154% at CER to DKK 41,632 million. Sales growth was driven by both North America Operations and International Operations. Wegovy® has now been launched in the US, Denmark, Norway, Germany, the UK, Iceland, Switzerland and the United Arab Emirates. The volume growth of the global branded obesity market was 116% in 2023.

SALES BY THERAPEUTIC AREA (DKK billion)

Diabetes care
Obesity care
Rare Disease
Growth at CER
300
250
200
150
100
50
0
7%
14%
16%
36%
2020
2021
2022
2023

Rare Disease
Sales of Rare Disease products decreased by 16% measured in Danish kroner and by 15% at CER to DKK 17,163 million.

Rare blood disorders
Sales of Rare blood disorder products increased by 1% measured in Danish kroner and by 3% at CER to DKK 11,776 million driven by the extended half-life products in haemophilia B and A, partially countered by NovoSeven®.

Rare endocrine disorders
Sales of Rare endocrine disorder products decreased by 46% measured in Danish kroner and by 47% at CER to DKK 3,836 million reflecting a reduction in manufacturing output. Novo Nordisk is working on re-establishing supply of rare endocrine disorder products. Sogroya® has now been launched in five countries, and the initial feedback from patients and physicians is encouraging. Novo Nordisk has a value market share of 19.3% (MAT) in the global human growth disorder market.

Development in costs and operating profit

The cost of goods sold increased by 26% measured in Danish kroner and by 28% at CER to DKK 35,765 million, resulting in a gross margin of 84.6% measured in Danish kroner compared with 83.9% in 2022. The increase in gross margin reflects a positive product mix, driven by increased sales of GLP-1-based treatments. This is partially countered by costs related to ongoing capacity expansions, a negative currency impact and lower realised prices mainly in the US and Region China.

Sales and distribution costs increased by 23% measured in Danish kroner and by 26% at CER to DKK 56,743 million. The increase in costs is driven by both North America Operations and International Operations. In North America Operations, the cost increase is driven by the relaunch of Wegovy® and promotional activities for Ozempic®. In International Operations, the increase is mainly related to promotional activities for Rybelsus® as well as Obesity care market development activities. The increase in sales and distribution costs is impacted by adjustments to legal provisions.

Research and development costs increased by 35% measured in Danish kroner and by 37% at CER to DKK 32,443 million reflecting increased late-stage clinical trial activity and increased early research activities compared to 2022. The acquisition of Forma Therapeutics Inc. in 2022 and Inversago Pharma also increased R&D spending.

Administration costs increased by 9% measured in Danish kroner and by 11% at CER to DKK 4,855 million.

Other operating income and expenses (net) was DKK 119 million compared with DKK 1,034 million in 2022, mainly driven by lower income from partnerships related to Dicerna Pharmaceuticals Inc.

Operating profit increased by 37% measured in Danish kroner and by 44% at CER to DKK 102,574 million reflecting the sales growth.

OPERATING PROFIT AND MARGIN (DKK billion)

Operating profit (left axis)
Operating profit margin (right axis)
Growth at CER
125
100
75
50
25
0
100%
80%
60%
40%
20%
0%
7%
13%
15%
44%
2020
2021
2022
2023

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	36
Financial items (net) and tax

Financial items (net) showed a net gain of DKK 2,100 million compared with a net loss of DKK 5,747 million in 2022, reflecting gains on hedged currencies, primarily the US dollar.

In line with Novo Nordisk’s treasury policy, the most significant foreign exchange risks for Novo Nordisk have been hedged, primarily through foreign exchange forward contracts. The foreign exchange result was a gain of DKK 1,652 million compared with a net loss of DKK 4,651 million in 2022.

As per the end of December 2023, a positive market value of financial contracts of approximately DKK 1.6 billion has been deferred for recognition in 2024.

The effective tax rate was 20.1% in 2023 compared with an effective tax rate of 19.6% in 2022.

Net profit increased by 51% to DKK 83,683 million and diluted earnings per share increased by 52% to DKK 18.62.

Cash flow and capital allocation

Free cash flow realised in 2023 was DKK 68.3 billion compared with DKK 57.4 billion in 2022 supporting the strategic aspiration to deliver attractive capital allocation to shareholders. The cash conversion in 2023 is positively impacted by timing of payment of rebates in the US, including provisions related to the revised 340B distribution policy in the US. Income under the 340B Program has been partially recognised.

Capital expenditure for property, plant and equipment was DKK 25.8 billion compared with DKK 12.1 billion in 2022.

## CASH FLOW AND CAPITAL ALLOCATION (DKK billion)

Dividend for prior year
Interim dividend
Share repurchases
70
60
50
40
30
20
10
0
2021
2022
2023
2024E[1]

1. Expectations for 2024.

2024 outlook

Sales growth is expected to be 18% to 26% at CER. Given the current exchange rates versus the Danish krone, sales growth reported in DKK is expected to be around 1 percentage point lower than at CER.
The guidance reflects expectations for sales growth in both North America Operations and International Operations, mainly driven by volume growth of GLP-1-based treatments for Obesity and Diabetes care. Intensifying competition and continued pricing pressure within Diabetes and Obesity Care are included in the guidance.

Following higher than expected volume growth in recent years, including GLP-1-based products such as Ozempic® and Wegovy®, combined with the expectation of continued volume growth and capacity limitations at some manufacturing sites, the outlook also reflects expected continued periodic supply constraints and related drug shortage notifications across a number of products and geographies. Novo Nordisk is investing in internal and external capacity to increase supply both short and long term. Novo Nordisk started gradually increasing the supply of the lower dose strengths of Wegovy® in the US in January 2024. A gradual roll-out of Wegovy® with capped volumes in International Operations is included in the guidance.
Operating profit growth is expected to be 21% to 29% at CER. Given the current exchange rates versus the Danish krone, growth reported in DKK is now expected to be around 2 percentage points lower than at CER. The expectation for operating profit growth primarily reflects the sales growth outlook and continued investments in future and current growth drivers within Research, Development and Commercial. Within R&D, investments are related to the continued expansion and progression of the early and late-stage pipeline. Commercial investments are mainly related to Obesity care market development activities as well as increased spend related to GLP-1 diabetes care.

Novo Nordisk now expects financial items (net) to amount to a gain of around DKK 1.3 billion, mainly reflecting gains associated with foreign exchange hedging contracts as well as interest gains from cash and marketable securities.

The effective tax rate for 2024 is expected to be in the range of 19-21%.

Capital expenditure is expected to be around DKK 45 billion in 2024 reflecting the expansion of the supply chain, including the previously communicated expansions of the manufacturing facilities in Kalundborg and Hillerød, Denmark, and Chartres, France. The investments in Kalundborg will create additional capacity across the entire global value chain from manufacturing of active pharmaceutical ingredients (API) to packaging, with the majority invested in API capacity. The API facility will be designed as a multi-product facility with flexibility to accommodate current and future processes. In Hillerød, the investments will create additional production capacity of API within Cardiovascular & Emerging Therapy Areas. The expansion of the production facilities in Chartres are related to additional aseptic production and finished production processes. In the coming years, the capital expenditure to sales ratio is still expected to be low double digit.

Depreciation, amortisation and impairment losses are expected to be around DKK 10 billion.

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	37
The free cash flow is expected to be DKK 64-74 billion reflecting the sales growth, a favourable impact from rebates in the US countered by investments in capital expenditure.

All of the above expectations are based on assumptions that the global or regional macroeconomic and political environment will not significantly change business conditions for Novo Nordisk during 2024, including energy and supply chain disruptions, the potential implications from major healthcare reforms and legislative changes as well as outcome of legal cases including litigations related to the 340B Drug Pricing Program in the US, and that the currency exchange rates, especially the US dollar, will remain at the current level versus the Danish krone. Neither does the guidance include the financial implications of any new significant business development transactions and significant impairments of intangible assets during 2024.

Expectations are as reported, if not otherwise stated	Expectations 31 January 2024
Sales growth
at CER	18% to 26%
as reported	Around 1 percentage point lower than at CER
Operating profit growth
at CER	21% to 29%
as reported	Around 2 percentage points lower than at CER
Financial items (net)	Gain of around DKK 1.3 billion
Effective tax rate	19% to 21%
Capital expenditure (PP&E)	Around DKK 45 billion
Depreciation, amortisation and impairment losses	Around DKK 10 billion
Free cash flow (excluding impact from business development)	DKK 64-74 billion
Novo Nordisk has hedged expected net cash flows in a number of invoicing currencies and, all other things being equal, movements in key invoicing currencies will impact Novo Nordisk’s operating profit as outlined in note 4.4 on Financial risks.

Forward-looking statements

Novo Nordisk’s reports filed with or furnished to the US Securities and Exchange Commission (SEC), including this statutory Annual Report 2023 and Form 20-F, which are both expected to be filed with the SEC in January 2024 in continuation of the publication of this Annual Report 2023, and written information released, or oral statements made, to the public in the future by or on behalf of Novo Nordisk, may contain forward-looking statements. Words such as ‘believe’, ‘expect’, ‘may’,
‘will’, ‘plan’, ‘strategy’, ‘prospect’, ‘foresee’, ‘estimate’, ‘project’, ‘anticipate’, ‘can’, ‘intend’, ‘target’ and other words and terms of similar meaning in connection with any discussion of future operating or financial performance identify forward-looking statements. Examples of such forward-looking statements include, but are not limited to:

• statements of targets, plans, objectives or goals for future operations, including those related to Novo Nordisk’s products, product research, product development, product introductions and product approvals as well as cooperation in relation thereto,
• statements containing projections of or targets for revenues, costs, income (or loss), earnings per share, capital expenditures, dividends, capital structure, net financials and other financial measures,
• statements regarding future economic performance, future actions and outcome of contingencies, such as legal proceedings, and
• statements regarding the assumptions underlying or relating to such statements.

In this Annual Report 2023, examples of forward-looking statements can be found under the section related to our ‘Strategic Aspirations’ and elsewhere. These statements are based on current plans, estimates and projections. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific. Novo Nordisk cautions that a number of important factors, including those described in this Annual Report 2023, could cause actual results to differ materially from those contemplated in any forward-looking statements.

Factors that may affect future results include, but are not limited to, global as well as local political and economic conditions, such as interest rate and currency exchange rate fluctuations, delay or failure of projects related to research and/or development, unplanned loss of patents, interruptions of supplies and production, including as a result of interruptions or delays affecting supply chains on which Novo Nordisk relies, shortages of supplies, including energy supplies, product recalls, unexpected contract breaches or terminations, government-mandated or market-driven price decreases for Novo Nordisk’s products, introduction of competing products, reliance on information technology including the risk of cybersecurity breaches, Novo Nordisk’s ability to successfully market current and new products, exposure to product liability and legal proceedings and investigations, changes in governmental laws and related interpretation thereof, including on reimbursement, intellectual property protection and regulatory controls on testing, approval, manufacturing and marketing, perceived or actual failure to adhere to ethical marketing practices, investments in and divestitures of domestic and foreign companies, unexpected growth in costs and expenses, strikes and other labour market disputes, failure to recruit and retain the right employees, failure to maintain a culture of compliance, epidemics, pandemics or other public health crises, effects of domestic or international crises, civil unrest, war or other conflict and factors related to the foregoing matters and other factors not specifically identified herein.

For an overview of some, but not all, of the risks that could adversely affect Novo Nordisk’s results or the accuracy of forward-looking statements in this Annual Report 2023, reference is made to the overview of risk factors in ‘Risk management’ of this Annual Report 2023.

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	38

OWNERSHIP STRUCTURE[1]

Novo Nordisk Foundation
Institutional and private investors
100%
Novo Holding A/S
77.1% of votes
28.1% of capital
22.9% of votes
71.9% of capital
A shares
1,075m shares
23.8% of capital and
75.8% of votes
B shares
3,435m shares
76.2% of capital and
24.2% of votes
Novo Nordisk A/S

1. Treasury shares are included; however, voting rights of treasury shares cannot be exercised. 2. Novo Holdings A/S’s registered address is Tuborg Havnevej 19, DK-2900 Hellerup, Denmark. 3. Split of shareholders is denoted according to the location of legal deposit-owners.
Unless required by law, Novo Nordisk has no duty and undertakes no obligation to update or revise any forward-looking statement after the distribution of this Annual Report 2023, whether as a result of new information, future events, or otherwise.

Shares and capital structure

Through open and proactive communication, Novo Nordisk aims to provide the basis for fair and efficient pricing of our shares.

Share capital and ownership

Novo Nordisk’s share capital of DKK 451 million is divided into A and B share capital. The A and B shares are calculated in units of DKK 0.10, amounting to 4.51 billion shares. The A share capital, consisting of 1,075 million shares, has a nominal value of DKK 107,487,200 and the B share capital, consisting of 3,435 million shares, has a nominal value of DKK 343,512,800. Each A share of a nominal value of DKK 0.10 carries 100 votes and each B share of a nominal value of DKK 0.10 carries 10 votes. Novo Nordisk’s B shares are listed on Nasdaq Copenhagen and on the New York Stock Exchange (NYSE) as American Depository Receipts (ADRs).

The general meeting has authorised the Board of Directors to distribute extraordinary dividends, issue new shares in accordance with the Articles of Association and repurchase shares in accordance with authorizations granted.

The company’s A shares are not listed and are held by Novo Holdings A/S2, a Danish public limited liability company wholly owned by the Novo Nordisk Foundation. According to the Articles of Association of the Foundation, the A shares cannot be divested. Special rights attached to A shares include pre-emptive subscription rights in the event of an increase in the A share capital and pre-emptive purchase rights in the event of a sale of A shares, while B shares take priority for liquidation proceedings. A shares take priority for dividends below 0.5%, and B shares take priority for dividends between 0.5 and 5%. However, in practice, A and B shares receive the same amount of dividend per share.

As of 31 December 2023, Novo Holdings A/S held a B share capital of nominal value of DKK 19,018,300. Together with the A shares, Novo Holdings A/S’s total ownership amounted to a nominal value of DKK 126,505,500. Novo Holdings A/S ownership is reflected in the ‘Ownership structure’ chart.

There is no complete record of all shareholders; however, based on available sources of information, as of 31 December 2023 it is estimated that shares were geographically distributed as shown in the ‘Geographical split of shareholders’ chart. As of 31 December 2023, the free float of listed B shares was 92.96% (of which approximately 12.18% are listed as ADRs), excluding Novo Holdings A/S and Novo Nordisk’s holding of shares. As of 31 December 2023, Novo Holdings A/S and Novo Nordisk’s holding of B shares equaled 241,895,054 shares and had a nominal value of DKK 24,189,505. For details about the share capital, see note 4.2 to the consolidated financial statements.

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	39
Capital structure

Novo Nordisk’s Board of Directors and Executive Management consider that the current capital and share structure of Novo Nordisk serve the interests of the shareholders and the company well. Novo Nordisk’s capital structure strategy offers a balance between long-term shareholder value creation and competitive shareholder return in the short term.

In 2021, the capital structure was adjusted following Novo Nordisk’s Eurobond issuance with an aggregate principal amount of EUR 1.3 billion. In 2022, Novo Nordisk issued Eurobonds in the amount of EUR 1.5 billion. The total outstanding Eurobonds in 2023 amounted to EUR 2.8 billion.

Dividend policy

The company’s dividend policy applies a pharmaceutical industry benchmark to ensure a competitive payout ratio for dividend payments, which are complemented by share repurchase programmes. The final dividend for 2022 paid in March 2023 was equal to DKK 4.08 per A and
B share of DKK 0.10 as well as for ADRs. The total dividend for 2022 was DKK 6.20 per A and B share of DKK 0.10, corresponding to a payout ratio of 50.3%. The 2022 pharma peer group average was 46.5%.

In August 2023, an interim dividend was paid equaling DKK 3.00 per
A and B share of DKK 0.10 as well as for ADRs. For 2023, the Board of Directors will propose a final dividend of DKK 6.40 to be paid in March 2024, equivalent to a total dividend for 2023 of DKK 9.40 and a payout ratio of 50.19%. The company expects to distribute an interim dividend in August 2024. Further information regarding this interim dividend will be announced in connection with the financial report for the first six months of 2024. Dividends are paid from distributable reserves. Novo Nordisk does not pay a dividend on its holding of treasury shares.

4. Regulation (EU) 596/2014.
Share repurchase programme for 2023/2024

During the twelve-month period beginning 1 February 2023, Novo Nordisk repurchased shares worth DKK 30 billion. The share repurchase programme has primarily been conducted in accordance with the safe harbour rules in the EU Market Abuse Regulation (MAR)4.

For the next 12 months, Novo Nordisk has decided to implement a new share repurchase programme. The expected total repurchase value of B shares, for the 12 months beginning 2024, amounts to a cash value of up to DKK 20 billion. The total programme may be reduced in size if significant business development opportunities arise during 2024. Novo Nordisk expects to conduct the majority of the new share repurchase programme according to the safe harbour rules in MAR. At the Annual General Meeting in March 2024, the Board of Directors will propose a further reduction in the company’s B share capital, corresponding to approximately 1.0% of the total share capital, by cancelling 45 million treasury shares.

Share price development

The Novo Nordisk price of the B share of a nominal value of DKK 0.20 was end of December 2022 DKK 938.00. Following the two-for-one stock split in September 2023, the B share price of a nominal value of DKK 0.10 was end of December 2023 DKK 698.10. The comparable share prices for B shares with a nominal value of DKK 0.10 were DKK 469.00 and DKK 698.10 at the end of 2022 and 2023 respectively, an increase of 48.8%. The total market value of Novo Nordisk’s B shares, excluding treasury shares and Novo Holdings A/S shares, was DKK 2,229,925,434,103, as of
29 December 2023.

SHARE PRICE PERFORMANCE 2023

Novo Nordisk share price and indexed peers[5] (%)

Novo Nordisk
OMXC25
Peer group[6]
DKK
800
700
600
500
400
300
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec

5. OMXC25 and pharmaceutical industry development have been rebased to Novo Nordisk share price in January 2023. 6. AstraZeneca, Bristol-Meyers, Eli Lilly, GlaxoSmithKline, Lundbeck, Merck, Novartis, Pfizer, Roche and Sanofi.

2024 FINANCIAL CALENDAR

Capital Markets Day 2024	7 Mar 2024
Annual General Meeting 2024	21 Mar 2024
Ex-dividend	22 Mar 2024
Record date	25 Mar 2024
Payment, B-shares	26 Mar 2024
Payment, ADRs	2 Apr 2024
Financial statement for the first three months of 2024	2 May 2024
Financial statement for the first six months of 2024	7 Aug 2024
Ex-dividend, B-shares. Ex-dividend and Record date, ADRs	15 Aug 2024
Record date, B-shares	16 Aug 2024
Payment, B-shares	19 Aug 2024
Payment, ADRs	26 Aug 2024
Financial statements for the first nine months of 2024	6 Nov 2024
Financial statement for 2024 and Annual Report 2024	5 Feb 2025

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	40

# Risks

41 Risk management

42 Key operational risks

Orley Andreasson lives with obesity. He was bullied in school because of his size – often being portrayed as lazy, stupid or lacking self-control. He is now more confident about himself and wants to give back. During his freestyle rapping sessions, Orley talks about living with obesity and connects with kids who struggle with stigma and bullying. He believes we can all make a small change in the fight against fat-shaming.

Watch Orley's full story here

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	41
Risk management

To be a sustainable business, we must remain responsive to evolving expectations and seize strategic opportunities as they arise. Managing risks rigorously and systematically is crucial to our ability to create and protect value.

We apply a dual-lensed approach to risk management. This means we identify and mitigate both operational risks that pose a threat to our short- to medium-term plans, as well as strategic risks that could reduce our ability to achieve our corporate strategy over the long term.

Addressing risks in our strategic planning
Scenario and risk-thinking exercises are part of our strategic planning. They include analyses of market dynamics, as well as impacts from socioeconomic, environmental, geopolitical and political developments that present risks or opportunities for our business. Annually, Executive Management and the Board of Directors review a strategic risk profile. The main strategic risks are:

Innovation and competition
Novo Nordisk faces a concentration risk with multiple brands being dependent on the semaglutide compound as the active pharmaceutical ingredient. To remain competitive in the long term and thereby mitigate the innovation risk, we invest in internal and external pipeline opportunities to ensure patients receive improved treatments.

Production capacity and supply chain risks
Demand fluctuations, resource shortages, geopolitical instability, trade disputes and local manufacturing requirements are all factors that can pressure global supply chains. Furthermore, expanding production capacity is complex and associated with a long lead time. Therefore, planning and management of our production capacity and supply chain are key to mitigate this risk.

Access and affordability
Access to affordable care is a global issue as healthcare systems struggle to provide quality care at a sustainable cost, while the burden of chronic diseases keeps rising. Ensuring access and affordability is a risk and responsibility Novo Nordisk shares with all involved in healthcare. We recognise that we cannot defeat chronic diseases alone, but to mitigate the risk we can accelerate our actions to find solutions in collaboration with relevant stakeholders.

Digital disruption
New digital technologies could bring new competitors into the pharmaceutical industry. They also provide an opportunity for us to deliver more value to our stakeholders and help patients live a life with fewer limitations. Digital health solutions bring new risks, particularly regarding data regulation and privacy, as well as potential quality issues. We strive to monitor and mitigate these risks in close collaboration with relevant partners.

Environmental impact
Novo Nordisk has an impact on the environment and changes to the climate could potentially have an impact on Novo Nordisk’s business.
As part of our ‘zero environmental impact’, we assess, monitor and mitigate these risks throughout our value chain.

Ethics and compliance
Our commitment to ethics and compliance remains at the forefront of all our operations. Any inability to uphold our ethical standards could lead to reputational implications, with potential effects on market access and pricing negotiations. Our values, encapsulated in the Novo Nordisk Way, guide every decision we make. OneCode, our code of conduct, further empowers us to conduct our operations responsibly. These guidelines help us to maintain integrity, thereby enabling us to fulfil our purpose effectively.

Operational risk management process
In the short- to medium-term, we are exposed to risks throughout our value chain. Some risks are inherent in the pharmaceutical industry, such as delays or failures of potential late-stage medicines in the R&D pipeline. Other risks, such as geopolitical instability, supply disruptions and competitive threats, are familiar to any manufacturing company with global production. We will not compromise on product quality, patient safety and business ethics: these are front and centre of our enterprise-wide risk management set-up. We assess risks as potential financial loss or reputational damage likelihood.

Executive Management, the Board of Directors and the Audit Committee review a risk grid of our biggest operational risks every six months.
This grid is based on insights from management teams across the organisation and includes all types of risks that could cause significant disruptions to the business over a three-year horizon, including potential ESG risks. An overview of our key operational risks, along with detailed descriptions, is provided on the next page. For more information, see our Corporate Governance Report available at: www.novonordisk.com/about/corporate-governance.html.

Company reputation
On the following page we also include the Novo Nordisk reputation score. This is measured among key stakeholders (i.e. the informed general public, people with diabetes, people with obesity, general practitioners and diabetes specialists) and is an indicator of the extent to which we live up to society’s expectations.

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	42
Key operational risks

Risk area	Description	Impact	Mitigating actions
Research and Clinical Pipeline Risks	Findings in clinical activities, regulatory processes or misjudging of commercial potential, leading to delays or failure of products in the pipeline.	•Patients would not benefit from innovative treatments. •Could have an adverse impact on sales, profits and market position.	•Pre-clinical and clinical activities to demonstrate safety and efficacy. •Consultations with regulators to review pre-clinical and clinical findings and obtain guidance on development path.
Product Supply, Quality and Safety Risks	Higher-than-expected demand or disruption of product supply due to, e.g. geopolitical instability or quality issues may compromise product availability, ultimately impacting patients and representing a lost commercial opportunity. In addition, there could be risks related to safety and product liability.
•Product shortages could have potential implications for patients.
•Could jeopardise reputation and license to operate if regulatory compliance is not ensured.
•Could have an adverse impact on sales, profits and market position.
•Compromised patient safety and exposure to product liability legal proceedings.

•Significantly expanding global production with multiple facilities and safety stock to reduce supply risk.
•Planning and management of supply chain.
•Regular quality audits of internal units and suppliers to document GMP compliance.
•Identification and correction of root causes when issues are identified. If necessary, products are recalled.

Commercialisation Risks	Competitive pressures, as well as market dynamics and geopolitical, macroeconomic or healthcare crises (e.g. pandemics) leading to reduced payer ability and willingness to pay.	•Market dynamics could impact price levels and patient access. •Could have an adverse impact on sales, profits and market position.
•Innovation of novel products, clinical trial data and real-world evidence demonstrate added value of new products.
•Payer negotiations to ensure improved patient access.
•Increased and new access and affordability initiatives.

IT Security Risks	Disruption to IT systems, such as cyber-attacks or infrastructure failure resulting in business disruption or breach of data confidentiality.
•Could limit our ability to produce and safeguard product quality.
•Could compromise patients’ or other individuals’ privacy.
•Could limit our ability to maintain operations or limit future business opportunities if proprietary information is lost.
•Could have an adverse impact on sales, profits and market position.

•Company-wide information security awareness activities.
•Continuity plans for non-availability of IT systems.
•Company-wide internal audit of IT security controls.
•Detection and protection mechanisms in IT systems and business processes.

Financial Risks	Exchange rate fluctuations (mainly in USD, CNY, JPY and CAD), disputes with tax authorities and changes to tax legislation and interpretation.	•Could lead to tax adjustments, fines and higher-than-expected tax level. •Could have an adverse impact on sales and profits.
•Hedging for selected currencies.
•Integrated treasury management.
•Applicable taxes paid in jurisdictions where business activity generates profits and multi-year Advance Pricing Agreements with tax authorities.
We achieved a reputation score
of 82.1 points in 2023 measured
on a scale of 0-100 (0.2 down from 2022). Stable with last year, Novo Nordisk continues to lead our selected industry benchmarks. This excellent reputation score is driven by positive perceptions of our products and services, the most important reputation component, and growing appreciation from the informed general public.
Legal, Patents and Compliance Risks	Breach of legislation, industry codes or company policies. Competitors asserting patents against Novo Nordisk or challenging patents critical for protection of commercial product and pipeline candidates.
•Potential exposure to investigations, criminal and civil sanctions and other penalties.
•Could compromise our reputation and the rights and integrity of individuals involved.
•Unexpected loss of exclusivity for, or injunctions against, existing and pipeline products could have an adverse impact on future sales.
•Could have an adverse impact on sales, profits and market position.

•Legal review of key activities.
•Code of Conduct integrated in our business.
•Compliance Hotline in place.
•Internal Audit of compliance with business ethics standards.
•Internal controls to minimise vulnerability to patent infringement and invalidity actions.

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	43

# Management

42 Board of Directors

45 Executive Management

PUMA

Banin Mahdi (left) and Anusha Samia (right) met three years ago through Pannahouse, a hub in Copenhagen where young people gather weekly to play ‘panna’ – an increasingly popular type of street football. Before joining Pannahouse, Banin spent most of the time on her phone or watching TV, while Anusha described herself as shy. They are now confident, willing to show their true selves and motivated to help others. The two girls stress how impactful these initiatives are: offering young people alternatives to hanging out on the street, building community and keeping body and mind healthy. As they say, it is always more than just football.

Watch Pannahouse’s full story here

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	44

Board of Directors

Helge Lund
Chair

Norwegian. Born October 1962. Male. Member since 2017[1]. Term 2024. Chair of the Nomination Committee and the Chair Committee.

Positions and management duties:
Chair of the board of directors and chair of the people & governance committee of BP p.l.c. Chair of the board of directors of Inkerman AS. Member of the board of directors and member of the remuneration committee of Belron SA. Member of the board of directors of P/F Tjaldur. Operating advisor to Clayton Dubilier & Rice. Member of the board of trustees of the International Crisis Group.

Competencies:
Global corporate leadership; healthcare and pharma industry; finance and accounting; business development, M&A and external innovation sourcing; human capital management; environmental, social and governance (ESG).

Henrik Poulsen
Vice chair

Danish. Born September 1967. Male. Member since 2021. Term 2024. Chair of the Remuneration Committee and member of the Audit Committee and the Chair Committee.

Positions and management duties:
Chair of the supervisory board, chair of the nomination committee and member of the remuneration committee of Carlsberg A/S. Chair of the board of directors and chair of the nomination & remuneration committee at Faerch A/S.
Member of the board of directors of Novo Holdings A/S. Member of the supervisory board of Bertelsmann SE & Co. KGaA. Senior advisor to A.P. Møller Holding A/S.

Competencies:
Global corporate leadership; finance and accounting; business development, M&A and external innovation sourcing; human capital management; environmental, social and governance (ESG).

Elisabeth Dahl Christensen

Danish. Born November 1965. Female. Member since 2022. Term 2026. Employee representative. Member of the Remuneration Committee.

Positions and management duties:
Full-time union representative at Novo Nordisk A/S.

Competencies:
Not mapped for employee representatives.

Laurence Debroux

French. Born July 1969. Female. Member since 2019. Term 2024. Chair of the Audit Committee and member of the Remuneration Committee.

Positions and management duties:
Member of the board of directors, chair of the audit committee and member of the ESG committee of Exor N.V. Member of the supervisory board and member of the audit committee of Randstad N.V. Member of the board of directors of HEC Paris Business School and of Kite Insights (The Climate School).

Competencies:
Global corporate leadership; healthcare and pharma industry; finance and accounting; business development, M&A and external innovation sourcing; human capital management; environmental, social and governance (ESG).

Andreas Fibig

German. Born February 1962. Male. Member since 2018. Term 2024. Member of the Research & Development Committee.

Positions and management duties:
Member of the board of directors of Indigo Agriculture Inc., Evodiabio ApS and ExlService Holdings, Inc. Honorary director of the German American Chamber of Commerce.

Competencies:
Global corporate leadership; healthcare and pharma industry; technology, data and digital; finance and accounting; business development, M&A and external innovation sourcing; human capital management; environmental, social and governance (ESG).

Sylvie Grégoire

Canadian and American. Born November 1961. Female. Member since 2015. Term 2024. Member of the Audit Committee, the Research & Development Committee and the Nomination Committee.

Positions and management duties:
Co-founder and chair of the board of directors of CervoMed, Inc. Member of the board of directors and member of the nominating & corporate governance committee and the compensation & benefits committee of Revvity Inc. Member of the board of directors of
F2G Ltd. Advisor to the Soffinova Telethon Fund.

Competencies:
Global corporate leadership; healthcare and pharma industry; medicine and science; finance and accounting; business development, M&A and external innovation sourcing; human capital management.

1. Helge Lund was also a member of the Board of Directors for one one-year term from 2014-2015.

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	45

Board of Directors (continued)

Liselotte Hyveled

Danish. Born January 1966. Female. Member since 2022[2]. Term 2026. Employee representative. Member of the Research & Development Committee.

Positions and management duties:
Chief patient officer and principal vice president of Patient Voice Strategy & Alliances, Novo Nordisk A/S.

Competencies:
Not mapped for employee representatives.

Mette Bøjer Jensen

Danish. Born December 1975. Female. Member since 2018. Term 2026. Employee representative. Member of the Audit Committee.

Positions and management duties:
Wash & Sterilisation specialist in
Product Supply, Novo Nordisk A/S.

Competencies:
Not mapped for employee representatives.

Kasim Kutay

British. Born May 1965. Male. Member since 2017. Term 2024. Member of the Nomination Committee and the Research & Development Committee.

Positions and management duties:
CEO of Novo Holdings A/S. Member of the board of directors and member of the nomination and remuneration committee of Novozymes A/S.

Competencies:
Global corporate leadership; healthcare and pharma industry; finance and accounting; business development, M&A and external innovation sourcing; human capital management.

Christina Law

Chinese. Born January 1967. Female. Member since 2022. Term 2024. Member of the Audit Committee.

Positions and management duties:
Group CEO of Raintree Group of Companies. Member of the board of directors of Raintree Group Limited, Raintree Investment Pte Ltd. and Air Liquide S.A. Member of the board of directors and member of the nomination and compensation committee of INSEAD Business School. Member of the board of directors of La Fondation des Champions.

Competencies:
Global corporate leadership; technology, data and digital; business development, M&A and external innovation sourcing; human capital management.

Martin Mackay

American and British. Born April 1956. Male. Member since 2018. Term 2024. Chair of the Research & Development Committee and member of the Remuneration Committee.

Positions and management duties:
Co-founder and executive chairman of Rallybio LLC. Member of the board of directors and member of the science & technology committee and the finance committee of Charles River Laboratories International, Inc.

Competencies:
Global corporate leadership; healthcare and pharma industry; medicine and science; technology, data and digital; business development, M&A and external innovation sourcing; human capital management.

Thomas Rantzau

Danish. Born March 1972. Male.
Member since 2018. Term 2026. Employee representative. Member of the Nomination Committee.

Positions and management duties:
Lead auditor, Internal Audits,
Novo Nordisk A/S.

Competencies:
Not mapped for employee representatives.

2. Liselotte Hyveled was also an employee-elected member of the Board of Directors for one four-year term from 2014-2018.

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	46

Independence and meeting attendance overview

Lars Fruergaard Jørgensen and Helge Lund (left) during the Annual General Meeting in March 2023.

Meeting attendance in 2023[3]
Name	Independence[4]	Board of Directors	Chair Committee	Audit Committee[10]	Nomination Committee	Remuneration Committee	R&D Committee
Helge Lund	Independent	9/9	7/7		3/3
Henrik Poulsen	Not independent[5,6,7,9]	9/9	7/7	5/5		5/6
Elisabeth Dahl Christensen	Not independent[8]	9/9				6/6
Laurence Debroux	Independent[6,7,9]	9/9		5/5		6/6
Andreas Fibig	Independent	9/9					4/4
Sylvie Grégoire	Independent[6]	9/9		5/5	3/3		4/4
Liselotte Hyveled	Not independent[8]	8/9					4/4
Mette Bøjer Jensen	Not independent[6,8]	9/9		5/5
Kasim Kutay	Not independent[5]	8/9			3/3		4/4
Christina Law	Independent[6]	9/9		5/5
Martin Mackay	Independent	9/9				6/6	4/4
Thomas Rantzau	Not independent[8]	9/9			3/3
Board members who stepped down at the Annual General Meeting in March 2023
Jeppe Christiansen	Not independent[5]	2/2				1/2
3. Number of meetings attended by each Board member out of the total number of meetings within the member’s term. 4. In accordance with recommendation 3.2.1 of the Danish Corporate Governance Recommendations as designated by Nasdaq Copenhagen. 5. Member of the board of directors or executive management of Novo Holdings A/S. 6. Pursuant to the US Securities Exchange Act, Ms Debroux, Ms Grégoire and Ms Law qualify as independent Audit Committee members, while Ms Bøjer Jensen and Mr Poulsen rely on an exemption from the independence requirements. 7. Ms Debroux and Mr Poulsen possess the qualifications within accounting and auditing required under part 8 of the Danish Act on Approved Auditors and Audit Firms. 8. Elected by employees of Novo Nordisk. 9. Designated as financial experts as defined by the US Securities and Exchange Commission (SEC). 10. Collectively, the members have relevant industry expertise.

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Executive Management

Lars Fruergaard Jørgensen[11]

President and chief executive officer (CEO). Born November 1966. Male.

Other positions and management duties:
President of the European Federation of Pharmaceutical Industries and Associations (EFPIA).

Maziar Mike Doustdar

Executive vice president. International Operations. Born August 1970. Male.

Other positions and management duties:
Member of the board of directors and the personnel and remuneration committee of Orion Corporation.
Ludovic Helfgott Executive vice president. Rare Disease. Born July 1974. Male. Other positions and management duties: President of the Novo Nordisk Haemophilia Foundation Council.
Karsten Munk Knudsen[11]

Executive vice president. Chief financial officer (CFO). Born December 1971. Male.

Other positions and management duties:
Member of the board of directors, chair of the audit committee and member of the equity & capital markets committee of Hempel A/S. Member of the board of directors and chair of the audit committee of 3Shape Holding A/S.
		Doug Langa Executive vice president. North America Operations. Born October 1966. Male. Other positions and management duties: No other management positions.	Martin Holst Lange Executive vice president. Development. Born October 1970. Male. Other positions and management duties: Member of the board of directors of Pharmacosmos A/S.

David Moore

Executive vice president. Corporate Development. Born January 1974. Male.

Other positions and management duties:
Member of the board of directors of Naveris Inc., Radius Health Inc. and Novasenta Inc.
Tania Sabroe Executive vice president. People & Organisation. Born July 1977. Female. Other positions and management duties: No other management positions.
Marcus Schindler

Executive vice president. Research & Early Development and chief scientific officer (CSO). Born September 1966. Male.

Other positions and management duties:
Adjunct Professor of Pharmacology at the University of Gothenburg.

Camilla Sylvest

Executive vice president. Commercial Strategy & Corporate Affairs. Born November 1972. Female.

Other positions and management duties:
Vice chair of the board of directors of Danish Crown A/S. Member of the board of directors of Argenx SE.
Henrik Wulff Executive vice president. Product Supply, Quality & IT. Born November 1970. Male. Other positions and management duties: Member of the board of directors of Grundfos Holding A/S.
11. Lars Fruergaard Jørgensen and Karsten Munk Knudsen are registered as executives with the Danish Business Authority. The other members of Executive Management are not registered as executives with the Danish Business Authority.

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	48

# Consolidated statements

50 Consolidated financial statements

86 Consolidated ESG statement

95 Statement and Auditor’s Reports

Dr. Shellie Morris AO is an award-winning singer-songwriter from Australia. She is also part of ‘Uncle Jimmy Thumbs Up!’, an organisation dedicated to improving health outcomes of First Nations communities through music workshops, preventative health education and community engagement. Shellie believes in music as a healing and educational tool, one that First Nations people have long used to tell their stories and experiences. When connecting with people, she always starts off with a blank piece of paper.

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	49

Consolidated financial statements
Income statement and Statement of comprehensive income		50
Cash flow statement		51
Balance sheet		52
Equity statement		53
Notes to the consolidated financial statements
Section 1
Basis of preparation
1.1	Material accounting policies and key accounting estimates	54
1.2	Changes in accounting policies and disclosures	54
Section 2
Results for the year
2.1	Net sales and rebates	55
2.2	Segment information	56
2.3	Research and development costs	58
2.4	Employee costs	58
2.5	Other operating income and expenses	59
2.6	Income taxes and deferred income taxes	59
Section 3
Operating assets and liabilities
3.1	Intangible assets	61
3.2	Property, plant and equipment	63
3.3	Inventories	64
3.4	Trade receivables	65
3.5	Provisions and contingent liabilities	66

Section 4
Capital structure and financial items
4.1	Earnings per share	68
4.2	Distribution to shareholders	68
4.3	Share capital, Treasury shares and Other reserves	68
4.4	Financial risks	69
4.5	Derivative financial instruments	71
4.6	Borrowings	72
4.7	Cash and cash equivalents	73
4.8	Cash flow statement specifications	73
4.9	Financial assets and liabilities	74
4.10	Financial income and expenses	75
Section 5
Other disclosures
5.1	Share-based payment schemes	76
5.2	Commitments	78
5.3	Acquisition of businesses	78
5.4	Related party transactions	79
5.5	Fees to statutory auditors	79
5.6	General accounting policies	80
5.7	Companies in the Novo Nordisk Group	81
Part of the Management review (not audited)
Financial definitions		82
Non-IFRS financial measures		83

Consolidated ESG statement
Statement of ESG performance		86
Notes to the consolidated ESG statement
Section 6
Basis of preparation		87
Section 7
Environmental performance
7.1	Energy consumption for operations and share of renewable power for production sites	88
7.2	Scope 1, 2 and 3 emissions	88
7.3	Water consumption for production sites	89
7.4	Waste from production sites	89
7.5	Breaches of environmental regulatory limit values	90
Section 8
Social performance
8.1	Patients reached with Novo Nordisk's Diabetes and Obesity care products	90
8.2	Employees	90
8.3	Gender diversity in leadership positions	91
8.4	Sustainable employer score	91
8.5	Health and safety	91
8.6	US pricing	92
8.7	Total tax contribution	92
8.8	Donations and other contributions	92

Section 9
Governance performance
9.1	Business ethics reviews and training	93
9.2	Compliance Hotline	93
9.3	Supplier audits	93
9.4	Product recalls	93
9.5	Failed inspections	93
9.6	Facilitations of the Novo Nordisk Way	94
9.7	Company reputation	94
9.8	Animals purchased for research	94

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	50
Income statement and Statement of comprehensive income
for the year ended 31 December

DKK million	Note	2023	2022	2021
Income statement
Net sales	2.1, 2.2	232,261	176,954	140,800
Cost of goods sold	2.2	(35,765)	(28,448)	(23,658)
Gross profit		196,496	148,506	117,142
Sales and distribution costs	2.2	(56,743)	(46,217)	(37,008)
Research and development costs	2.2, 2.3	(32,443)	(24,047)	(17,772)
Administrative costs	2.2	(4,855)	(4,467)	(4,050)
Other operating income and expenses	2.2, 2.5	119	1,034	332
Operating profit		102,574	74,809	58,644
Financial income	4.10	2,945	239	2,887
Financial expenses	4.10	(845)	(5,986)	(2,451)
Profit before income taxes		104,674	69,062	59,080
Income taxes	2.6	(20,991)	(13,537)	(11,323)
Net profit		83,683	55,525	47,757

Earnings per share
Basic earnings per share (DKK)	4.1	18.67	12.26	10.40
Diluted earnings per share (DKK)	4.1	18.62	12.22	10.37

DKK million	Note	2023	2022	2021
Statement of comprehensive income
Net profit		83,683	55,525	47,757

Other comprehensive income:
Remeasurements of retirement benefit obligations		13	615	146
Items that will not be reclassified subsequently to the income statement		13	615	146

Exchange rate adjustments of investments in subsidiaries	4.3	(1,404)	2,289	1,624
Cash flow hedges:
Realisation of previously deferred (gains)/losses	4.3, 4.5	(1,026)	1,740	(1,802)
Deferred gains/(losses) incurred during the period	4.3, 4.5	1,612	1,026	(1,755)
Other items	4.3	4	(3)	112
Income tax related to these items	2.6, 4.3	(359)	(889)	1,005
Items that will be reclassified subsequently to the income statement		(1,173)	4,163	(816)

Other comprehensive income		(1,160)	4,778	(670)
Total comprehensive income		82,523	60,303	47,087

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	51
Cash flow statement
for the year ended 31 December

DKK million	Note	2023	2022	2021
Cash flow statement
Net profit		83,683	55,525	47,757
Adjustment of non-cash items:
Income taxes in the income statement	2.6	20,991	13,537	11,323
Depreciation, amortisation and impairment losses	3.1, 3.2	9,413	7,362	6,025
Other non-cash items	4.8	32,382	22,310	13,416
Change in working capital	4.8	(12,245)	(5,336)	(9,063)
Interest received		1,072	276	241
Interest paid		(491)	(272)	(261)
Income taxes paid	2.6	(25,897)	(14,515)	(14,438)
Net cash generated from operating activities		108,908	78,887	55,000
Purchase of intangible assets	3.1	(13,090)	(2,607)	(1,050)
Purchase of property, plant and equipment	3.2	(25,806)	(12,146)	(6,335)
Cash used for acquisition of businesses	5.3	—	(7,075)	(18,283)
Proceeds from other financial assets		33	—	—
Purchase of other financial assets		(271)	(169)	(4)
Purchase of marketable securities		(13,018)	(9,566)	(7,109)
Sale of marketable securities		8,260	6,645	1,172
Dividend received from associated companies	5.4	—	—	4
Net cash used in investing activities		(43,892)	(24,918)	(31,605)

DKK million	Note	2023	2022	2021
Purchase of treasury shares	4.3	(29,924)	(24,086)	(19,447)
Dividends paid	4.2	(31,767)	(25,303)	(21,517)
Proceeds from borrowings	4.6	—	11,215	22,160
Repayment of borrowings	4.6	(1,467)	(13,623)	(6,689)
Net cash used in financing activities		(63,158)	(51,797)	(25,493)

Net cash generated from activities		1,858	2,172	(2,098)
Cash and cash equivalents at the beginning of the year		12,653	10,719	12,226
Exchange gains/(losses) on cash and cash equivalents		(119)	(238)	591
Cash and cash equivalents at the end of the year	4.7	14,392	12,653	10,719

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	52
Balance sheet
at 31 December

DKK million	Note	2023	2022
Assets
Intangible assets	3.1	60,406	50,939
Property, plant and equipment	3.2	90,961	66,671
Investments in associated companies		410	327
Deferred income tax assets	2.6	20,380	13,904
Other receivables and prepayments		1,430	206
Other financial assets		1,253	1,016
Total non-current assets		174,840	133,063

Inventories	3.3	31,811	24,388
Trade receivables	3.4	64,770	50,560
Tax receivables		2,423	940
Other receivables and prepayments		8,068	6,005
Marketable securities	4.4	15,838	10,921
Derivative financial instruments	4.5	2,344	2,727
Cash at bank	4.7	14,392	12,653
Total current assets		139,646	108,194

Total assets		314,486	241,257

DKK million	Note	2023	2022
Equity and liabilities
Share capital	4.3	451	456
Treasury shares	4.3	(5)	(6)
Retained earnings		104,839	80,587
Other reserves	4.3	1,276	2,449
Total equity		106,561	83,486

Borrowings	4.6	20,528	24,318
Deferred income tax liabilities	2.6	10,162	7,061
Retirement benefit obligations		742	762
Other liabilities		189	100
Provisions	3.5	6,649	4,590
Total non-current liabilities		38,270	36,831

Borrowings	4.6	6,478	1,466
Trade payables		25,606	15,587
Tax payables		7,116	7,091
Other liabilities		28,705	23,606
Derivative financial instruments	4.5	1,272	2,903
Provisions	3.5	100,478	70,287
Total current liabilities		169,655	120,940
Total liabilities		207,925	157,771

Total equity and liabilities		314,486	241,257

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	53
Equity statement
at 31 December

	2023					2022					2021
DKK million	Share capital	Treasury shares	Retained earnings	Other reserves	Total	Share capital	Treasury shares	Retained earnings	Other reserves	Total	Share capital	Treasury shares	Retained earnings	Other reserves	Total
Balance at the beginning of the year	456	(6)	80,587	2,449	83,486	462	(6)	72,004	(1,714)	70,746	470	(8)	63,774	(911)	63,325

Net profit			83,683		83,683			55,525		55,525			47,757		47,757
Other comprehensive income			13	(1,173)	(1,160)			615	4,163	4,778			146	(816)	(670)
Total comprehensive income			83,696	(1,173)	82,523			56,140	4,163	60,303			47,903	(816)	47,087
Transfer of cash flow hedge reserve to intangible assets (note 4.3)				—	—				—	—				13	13

Transactions with owners:
Dividends (note 4.2)			(31,767)		(31,767)			(25,303)		(25,303)			(21,517)		(21,517)
Share-based payments (note 5.1)			2,149		2,149			1,539		1,539			1,040		1,040
Purchase of treasury shares (note 4.3)		(4)	(29,920)		(29,924)		(6)	(24,080)		(24,086)		(6)	(19,441)		(19,447)
Reduction of the B share capital (note 4.3)	(5)	5			—	(6)	6			—	(8)	8			—
Tax related to transactions with owners			94		94			287		287			245		245
Balance at the end of the year	451	(5)	104,839	1,276	106,561	456	(6)	80,587	2,449	83,486	462	(6)	72,004	(1,714)	70,746

Refer to note 4.3 for details of movements in Other reserves.

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Notes to the consolidated financial statements
Section 1
Basis of preparation

1.1 Material accounting policies and key accounting estimates

The consolidated financial statements included in this Annual Report have been prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IASB) and in accordance with IFRS Accounting Standards as endorsed by the EU and further requirements in the Danish Financial Statements Act.

Measurement basis
The consolidated financial statements have been prepared on the historical cost basis except for derivative financial instruments, equity investments, marketable securities and trade receivables in a factoring portfolio, which are measured at fair value.

Material accounting policies
Apart from the general accounting policies, which are described in note 5.6, Novo Nordisk’s accounting policies are described in each of the individual notes to the consolidated financial statements. The accounting policies have been applied consistently in the preparation of the consolidated financial statements for all the years presented.

Key accounting estimates and judgements
The use of reasonable estimates and judgements is an essential part of the preparation of the consolidated financial statements. Given the uncertainties inherent in Novo Nordisk’s business activities, Management must make certain estimates regarding valuation and make judgements on the reported amounts of assets, liabilities, net sales, expenses and related disclosures.

The key accounting estimates identified are those that have a significant risk of resulting in a material adjustment to the carrying amount of assets and liabilities in the following reporting period. An example being the estimation of US sales deductions and provisions for sales rebates.

When determining estimates and assumptions, Management has assessed the qualitative and quantitative impact of climate-related matters. It is Management’s assessment that the effect of climate-related matters does not significantly impact estimates and assumptions.

Management bases its estimates on historical experience and various other assumptions that are held to be reasonable under the circumstances. The estimates and underlying assumptions are reviewed on an ongoing basis. If necessary, changes are recognised in the period in which the estimate is revised. Management considers the key accounting estimates to be reasonable and appropriate based on currently available information. The actual amounts may differ from the amounts estimated as more detailed information becomes available.

In addition, Management may make certain judgements in the process of applying the entity’s accounting policies, for example the classification of a transaction as an asset acquisition or a business combination.

Management regards those listed below as the key accounting estimates applied in the preparation of the consolidated financial statements. Refer to the specific notes for further information on the key accounting estimates as well as assumptions applied. Management did not identify material judgements made in the current reporting period apart from those involving estimations.

Key accounting estimates	Risk	Note(s)
Estimate of US sales deductions and provisions for sales rebates	High	2.1, 3.5
Estimate in determining the fair value of intangible assets and assessment of impairment of intangible assets	Medium	3.1
Estimate regarding deferred income tax assets and provision for uncertain tax positions	Medium	2.6
Estimate of ongoing legal disputes, litigation and investigations	Medium	3.5

Applying materiality
The consolidated financial statements are a result of processing large numbers of transactions and aggregating those transactions into classes according to their nature or function. The transactions are presented in classes of similar items in the consolidated financial statements. If a line item is not individually material, it is aggregated with other items of a similar nature in the consolidated financial statements or in the notes.

Management provides the specific disclosures required by IFRS unless the information is not applicable or is considered immaterial to the decision-making of the primary users of these financial statements.

1.2 Changes in accounting policies and disclosures

Management has assessed the impact of new or amended accounting standards and interpretations (IFRSs) issued by the IASB and IFRSs endorsed by the European Union effective on or after 1 January 2023. Management assessed that application of these has not had a material impact on the consolidated financial statements for 2023.

Furthermore, Management has assessed the impact of new or amended accounting standards and interpretations (IFRSs) issued by the IASB that have not yet become effective. No new or amended accounting standards or interpretations (IFRSs) have been early adopted. Management does not anticipate any significant impact on the consolidated financial statements in the period of initial application after the adoption of these amendments.

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	55
Section 2
Results for the year

2.1 Net sales and rebates

Gross-to-net sales reconciliation
DKK million	2023	2022	2021
Gross sales	608,645	455,692	340,180
US Managed Care and Medicare	(223,191)	(161,123)	(112,929)
US wholesaler charge-backs	(74,435)	(56,443)	(40,354)
US Medicaid rebates	(31,821)	(24,667)	(19,810)
Other US discounts and sales returns	(28,481)	(18,300)	(14,119)
Non-US rebates, discounts and sales returns	(18,456)	(18,205)	(12,168)
Total gross-to-net sales adjustments	(376,384)	(278,738)	(199,380)
Net sales	232,261	176,954	140,800

Provisions for sales rebates
DKK million	2023	2022	2021
At the beginning of the year	69,499	50,822	34,052
Additional provisions, including increases to existing provisions	285,266	206,354	155,602
Amount paid during the year	(250,316)	(189,580)	(141,370)
Adjustments, including unused amounts reversed during the year	(2,364)	(1,141)	(284)
Effect of exchange rate adjustment	(2,207)	3,044	2,822
At the end of the year	99,878	69,499	50,822

Sales discounts and sales rebates are predominantly issued in the US. As such, rebates amount to 74% of gross sales in the US (75% in 2022 and 75% in 2021). Provisions for sales rebates include US Managed Care, Medicare, Medicaid, 340B Drug Pricing Program and other US rebate types, as well as rebates in a number of European countries and Canada.

Pricing mechanisms in the US market
In the US, sales rebates are paid in connection with public healthcare insurance programmes, including Medicare and Medicaid, as well as rebates to pharmacy benefit managers (PBMs) and managed healthcare plans. Key customers in the US include private payers, PBMs and government payers. PBMs and managed healthcare plans play a role in negotiating price concessions with drug manufacturers for both the commercial and government channels, and determine which drugs are covered on their formularies (or 'preferred drug lists').

US Managed Care and Medicare
For Managed Care and Medicare, rebates are offered to a number of PBMs and managed healthcare plans. These rebate programmes allow the customer to receive a rebate after attaining certain performance parameters relating to formulary status or pre-established market share thresholds. Rebate provisions are estimated according to the specific terms in each agreement, historical experience, anticipated channel mix, growth rates and market share information. Novo Nordisk adjusts the provision periodically to reflect actual sales performance. Managed Care and Medicare rebates are generally settled around 100 days from the transaction date.

US wholesaler charge-backs
Wholesaler charge-backs relate to contractual arrangements between Novo Nordisk and indirect customers in the US whereby products are sold at contract prices lower than the list price originally charged to wholesalers. Chargeback provisions are estimated using a combination of factors such as historical experience, current wholesaler inventory levels, contract terms and the value of claims received but not yet processed. Wholesaler charge-backs are generally settled within 30 days after receipt of claim.

In January 2021, Novo Nordisk changed its policy in the US related to the 340B Drug Pricing Program, whereby Novo Nordisk no longer provides 340B statutory discounts to certain pharmacies that contract with covered entities participating in the 340B Drug Pricing Program. Novo Nordisk has recognised revenue related to the 340B Drug Pricing Program to the extent that it is highly probable that its inclusion will not result in a significant revenue reversal in the future. Refer to note 3.5 for a more elaborate description of the ongoing litigation related to the 340B Drug Pricing Program.

US Medicaid rebates
Medicaid is a government insurance programme. Medicaid rebates have been estimated using a combination of historical experience, product and population growth, price changes and the impact of contracting strategies. The calculation also involves interpretation of relevant regulations that are subject to changes in interpretative guidance from government authorities. Novo Nordisk adjusts the provision periodically to reflect actual sales performance. Medicaid rebates are generally settled around 150 days from the transaction date.

Other US and non-US discounts and sales returns
Other discounts are provided to distributors, wholesalers, hospitals, pharmacies, etc. They are usually linked to sales volume or provided as cash discounts. Discounts are calculated based on historical data and recorded as a reduction in gross sales at the time the related sales are recorded. Sales returns relate to damaged or expired products.

Other net sales disclosures
In 2023, Novo Nordisk had 3 major wholesalers distributing products in the US, representing 22%, 17% and 15% respectively of global net sales (19%, 14% and 13% in 2022 and 18%, 13% and 13% in 2021). Sales to these 3 wholesalers are within both Diabetes and Obesity care and Rare disease.

Net sales to be recognised from fulfilling existing customer contracts containing fixed or minimum sales volumes, with an original term greater than 12 months, are expected to be DKK 3,166 million within 12 months (DKK 1,835 million in 2022) and DKK 443 million thereafter (DKK 798 million in 2022).

Novo Nordisk's sales are impacted by exchange rate changes. Refer to note 4.4 for development in key exchange rates.

ACCOUNTING POLICIES
Revenue from sale of goods is recognised when Novo Nordisk has transferred control of products sold to the buyer and it is probable that Novo Nordisk will collect the consideration to which it is entitled for transferring the products. Control of the products is transferred at a single point in time, typically on delivery. The amount of sales to be recognised is based on the consideration Novo Nordisk expects to receive in exchange for its goods. When sales are recognised, Novo Nordisk also records estimates for a variety of sales deductions; including product returns as well as rebates and discounts to government agencies, wholesalers, health insurance companies, managed healthcare organisations and retail customers. Sales deductions are recognised as a reduction of gross sales to arrive at net sales, by assessing the expected value of the sales deductions (variable consideration). Where contracts contain customer acceptance criteria, Novo Nordisk recognises sales when the acceptance criteria are satisfied.

In some markets, Novo Nordisk sells products on a sale-or-return basis. Where there is historical experience or a reasonably accurate estimate of future returns, estimated product returns are recorded as a reduction in sales. Where shipments of new products are made on a sale-or-return basis, without sufficient historical experience for estimating sales returns, revenue is recorded based on estimated demand and acceptance rates for well-established products with similar market characteristics. If similar market characteristics do not exist, revenue is recorded when there is evidence of consumption or when the right of return has expired.

Unsettled rebates are recognised as provisions when the timing or amount is uncertain (note 3.5).

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Where absolute amounts are known, the rebates are recognised as other liabilities. Wholesaler charge-backs that are absolute are netted against trade receivable balances.

The impact of foreign currency hedging in the income statement is recognised as part of financial items. Refer to notes 4.4, 4.5 and 4.10 for more details on hedging.

KEY ACCOUNTING ESTIMATES OF SALES DEDUCTIONS AND
PROVISIONS FOR SALES REBATES
Sales deductions are estimated and provided for at the time the related sales are recorded. These estimates of unsettled rebate, discount and product return obligations is considered a key accounting estimate as not all conditions are known at the time of sale, for example total sales volume to a given customer. The estimates are based on analyses of existing contractual obligations and historical experience. Provisions are calculated on the basis of a percentage of sales for each product as defined by the contracts with the various customer groups. Provisions for sales rebates are adjusted to actual amounts as rebates, discounts and returns are processed.

Revenue related to the 340B Drug Pricing Program can only be recognised to the extent that it is highly probable that a significant reversal of the recognised revenue will not occur. Significant estimation is required to determine the amount of revenue to recognise. Management has considered interpretations of applicable laws, whether the consideration is highly susceptible to factors outside Novo Nordisk's influence, as well as the experience of historical claims. Refer to note 3.5 for information on the ongoing litigation related to the 340B Drug Pricing Program.

Novo Nordisk considers the provisions established for sales rebates to be reasonable and appropriate based on the information currently available. However, the actual amount of rebates and discounts may differ from the amounts estimated by Management as more detailed information becomes available.
2.2 Segment information

Business segments – Key figures
	Diabetes and Obesity care			Rare disease			Total
DKK million	2023	2022	2021	2023	2022	2021	2023	2022	2021
Net sales	215,098	156,412	121,597	17,163	20,542	19,203	232,261	176,954	140,800
Cost of goods sold	(30,483)	(23,405)	(19,363)	(5,282)	(5,043)	(4,295)	(35,765)	(28,448)	(23,658)
Sales and distribution costs	(52,477)	(42,392)	(33,791)	(4,266)	(3,825)	(3,217)	(56,743)	(46,217)	(37,008)
Research and development costs	(28,073)	(20,157)	(15,600)	(4,370)	(3,890)	(2,172)	(32,443)	(24,047)	(17,772)
Administrative costs	(4,435)	(3,955)	(3,504)	(420)	(512)	(546)	(4,855)	(4,467)	(4,050)
Other operating income and expenses	(7)	892	199	126	142	133	119	1,034	332
Segment operating profit	99,623	67,395	49,538	2,951	7,414	9,106	102,574	74,809	58,644
Operating margin	46.3%	43.1%	40.7%	17.2%	36.1%	47.4%	44.2%	42.3%	41.7%
Depreciation, amortisation and impairment losses expensed	(8,195)	(5,701)	(4,895)	(1,218)	(1,661)	(1,130)	(9,413)	(7,362)	(6,025)

Business segments
Novo Nordisk operates in two business segments based on therapies: Diabetes and Obesity care and Rare disease, representing the entirety of the Group's operations. The activities of the segments include research, development, manufacturing and marketing of products within the following areas:

•Diabetes and Obesity care: diabetes, obesity, cardiovascular and emerging therapy areas
•Rare disease: rare blood disorders, rare endocrine disorders and hormone replacement therapy.

Segment performance is evaluated on the basis of operating profit, consistent with the consolidated financial statements. Financial income and expenses and income taxes are managed at Group level and are not allocated to business segments. There are no sales or other transactions between the business segments. Costs have generally been split between business segments according to a specific allocation. Certain corporate overhead costs are allocated between segments based on overall allocation keys. Other operating income and expenses have been allocated to the two segments based on the same principle.

ACCOUNTING POLICIES
Operating segments are reported in a manner consistent with the internal reporting provided to Executive Management and the Board of Directors. We consider Executive Management to be the operating decision-making body.

Geographical areas
In 2023, Novo Nordisk operated in two main commercial units:

•International Operations
•EMEA: Europe, the Middle East and Africa.
•China: Mainland China, Hong Kong and Taiwan.
•Rest of World: All other countries except for North America.
•North America Operations (the US and Canada).

In 2023, the US contributed 10% or more of total net sales. In 2022, the US also contributed 10% or more of total net sales. The country of domicile is Denmark, which is part of EMEA. Denmark is immaterial to Novo Nordisk's activities in terms of sales as 99.2% of total net sales are realised outside Denmark (99.8 % in 2022). Sales are attributed to geographical areas according to the location of the customer.

Out of total property, plant and equipment and intangible assets of DKK 151,367 million (DKK 117,610 million in 2022), DKK 82,274 million is located in Denmark (DKK 54,492 million in 2022) and DKK 46,609 million is located in the US (DKK 44,267 million in 2022) where the majority of production facilities and intangible assets are located. Refer to note 5.7 for an overview of companies in the Novo Nordisk Group based on geographical areas.

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Net sales – Business segments and geographical areas
	Total International Operations												Total North America Operations						Total Novo Nordisk net sales
	Total IO			EMEA			China			Rest of World			Total NAO			US
DKK million	2023	2022	2021	2023	2022	2021	2023	2022	2021	2023	2022	2021	2023	2022	2021	2023	2022	2021	2023	2022	2021
Diabetes and Obesity care segment:
Rybelsus®	7,389	3,155	524	4,232	1,714	289	131	63	—	3,026	1,378	235	11,361	8,144	4,314	11,060	8,011	4,243	18,750	11,299	4,838
Ozempic®	26,378	17,369	8,856	14,327	10,417	6,393	4,821	2,196	303	7,230	4,756	2,160	69,340	42,381	24,849	63,010	38,750	23,168	95,718	59,750	33,705
Victoza®	4,850	5,672	6,726	2,166	2,724	3,527	1,256	1,478	1,544	1,428	1,470	1,655	3,814	6,650	8,328	3,613	6,406	8,031	8,664	12,322	15,054
Total GLP-1	38,617	26,196	16,106	20,725	14,855	10,209	6,208	3,737	1,847	11,684	7,604	4,050	84,515	57,175	37,491	77,683	53,167	35,442	123,132	83,371	53,597
Long-acting insulin	11,339	11,403	11,074	7,103	7,157	6,729	1,649	1,636	2,080	2,587	2,610	2,265	3,566	5,338	6,990	2,931	4,685	6,412	14,905	16,741	18,064
•of which Tresiba®	5,864	6,092	5,486	3,435	3,485	2,979	848	1,050	1,095	1,581	1,557	1,412	1,888	3,261	4,243	1,333	2,723	3,793	7,752	9,353	9,729
•of which Xultophy®	2,887	2,400	2,135	1,831	1,716	1,693	409	45	3	647	639	439	332	409	522	325	399	512	3,219	2,809	2,657
•of which Levemir®	2,588	2,911	3,453	1,837	1,956	2,057	392	541	982	359	414	414	1,346	1,668	2,225	1,273	1,563	2,107	3,934	4,579	5,678
Premix insulin	9,342	10,023	10,512	2,570	2,622	2,879	4,441	4,912	5,224	2,331	2,489	2,409	232	539	691	216	517	665	9,574	10,562	11,203
•of which Ryzodeg®	3,730	2,889	1,711	587	495	392	1,965	1,218	283	1,178	1,176	1,036	—	—	—	—	—	—	3,730	2,889	1,711
•of which NovoMix®	5,612	7,134	8,801	1,983	2,127	2,487	2,476	3,694	4,941	1,153	1,313	1,373	232	539	691	216	517	665	5,844	7,673	9,492
Fast-acting insulin	10,415	10,826	10,903	6,695	6,456	6,454	1,545	1,942	2,288	2,175	2,428	2,161	5,534	6,637	6,784	5,265	6,247	6,357	15,949	17,463	17,687
•of which Fiasp®	1,512	1,354	1,106	1,266	1,138	965	—	—	—	246	216	141	661	649	642	618	606	605	2,173	2,003	1,748
•of which NovoRapid®	8,903	9,472	9,797	5,429	5,318	5,489	1,545	1,942	2,288	1,929	2,212	2,020	4,873	5,988	6,142	4,647	5,641	5,752	13,776	15,460	15,939
Human insulin	6,134	6,508	7,453	1,919	1,983	2,152	1,213	1,812	2,692	3,002	2,713	2,609	1,460	1,678	1,599	1,406	1,605	1,515	7,594	8,186	9,052
Total insulin	37,230	38,760	39,942	18,287	18,218	18,214	8,848	10,302	12,284	10,095	10,240	9,444	10,792	14,192	16,064	9,818	13,054	14,949	48,022	52,952	56,006
Other Diabetes care	1,987	2,428	2,644	661	717	713	892	1,181	1,432	434	530	499	325	797	950	267	660	806	2,312	3,225	3,594
Total Diabetes care	77,834	67,384	58,692	39,673	33,790	29,136	15,948	15,220	15,563	22,213	18,374	13,993	95,632	72,164	54,505	87,768	66,881	51,197	173,466	139,548	113,197
Wegovy®	1,913	54	—	1,913	54	—	—	—	—	—	—	—	29,430	6,134	1,386	29,430	6,134	1,386	31,343	6,188	1,386
Saxenda®	6,402	5,832	3,117	3,780	3,561	1,809	146	133	61	2,476	2,138	1,247	3,887	4,844	3,897	3,306	4,368	3,526	10,289	10,676	7,014
Total Obesity care	8,315	5,886	3,117	5,693	3,615	1,809	146	133	61	2,476	2,138	1,247	33,317	10,978	5,283	32,736	10,502	4,912	41,632	16,864	8,400
Diabetes and Obesity care total	86,149	73,270	61,809	45,366	37,405	30,945	16,094	15,353	15,624	24,689	20,512	15,240	128,949	83,142	59,788	120,504	77,383	56,109	215,098	156,412	121,597
Rare disease segment:
Rare blood disorders	6,432	6,671	5,784	4,021	3,795	3,712	372	604	222	2,039	2,272	1,850	5,344	5,035	4,433	5,070	4,710	4,170	11,776	11,706	10,217
•of which Haemophilia A	1,939	1,769	1,625	1,271	1,137	1,162	223	81	24	445	551	439	483	569	487	468	543	460	2,422	2,338	2,112
•of which Haemophilia B	584	479	400	377	294	268	13	13	4	194	172	128	477	280	237	336	152	102	1,061	759	637
•of which NovoSeven®	3,789	4,335	3,673	2,285	2,311	2,225	136	510	194	1,368	1,514	1,254	4,169	3,973	3,548	4,065	3,811	3,461	7,958	8,308	7,221
Rare endocrine disorders	2,045	4,904	4,880	699	2,232	2,212	216	246	167	1,130	2,426	2,501	1,791	2,234	2,423	1,757	2,205	2,400	3,836	7,138	7,303
Other Rare disease	1,006	1,002	1,064	781	804	837	5	6	6	220	192	221	545	696	619	203	358	330	1,551	1,698	1,683
Rare disease total	9,483	12,577	11,728	5,501	6,831	6,761	593	856	395	3,389	4,890	4,572	7,680	7,965	7,475	7,030	7,273	6,900	17,163	20,542	19,203
Total sales by geographical area	95,632	85,847	73,537	50,867	44,236	37,706	16,687	16,209	16,019	28,078	25,402	19,812	136,629	91,107	67,263	127,534	84,656	63,009	232,261	176,954	140,800
Total sales growth as reported	11.4%	16.7%	11.7%	15.0%	17.3%	9.9%	2.9%	1.2%	13.7%	10.5%	28.2%	13.5%	50.0%	35.4%	10.1%	50.6%	34.4%	9.0%	31.3%	25.7%	10.9%

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2.3 Research and development costs

DKK million	2023	2022	2021
Employee costs (note 2.4)	12,429	9,952	7,328
Amortisation and impairment losses, intangible assets (note 3.1)	1,757	1,364	744
Depreciation and impairment losses, property, plant and equipment (note 3.2)	1,313	922	736
Clinical trial cost	9,468	6,313	4,214
Other research and development costs	7,476	5,496	4,750
Total research and development costs	32,443	24,047	17,772
As percentage of net sales	14.0%	13.6%	12.6%

Novo Nordisk's research and development is mainly focused on:
•Insulins, GLP-1s and other therapeutic compounds for diabetes treatment
•GLP-1s, combinations and new modes of action for Obesity care
•Blood-clotting factors and new modes of action for treatment of haemophilia and     other rare blood disorders
•Novel targets within cardiovascular disease focusing on ASCVD and Heart failure
•Human growth hormone and new modes of action for treatment of growth disorders and other rare endocrine disorders
•New indications with existing assets within MASH, Alzheimer’s disease and chronic kidney disease
•Research technology platforms including cell therapy and RNAi for treatment of MASH, cardiovascular disease, chronic kidney disease and Parkinson's disease, among others

The research activities mainly utilise biotechnological methods based on advanced protein chemistry and protein engineering. These methods have played a key role in the development of the production technology used to manufacture insulin, GLP-1, recombinant blood-clotting factors and human growth hormone. Research activities further utilise new technology platforms including stem cells, gene therapy, small molecules and RNAi therapies.

Research and development activities are mainly carried out by Novo Nordisk's research and development centres, in Denmark, the US, the UK and China. Clinical trials are carried out all over the world. Novo Nordisk also enters into partnerships and licence agreements.

Other research and development costs mainly comprise external consulting fees, IT services, facilities, consumables and other internal costs.

ACCOUNTING POLICIES
Novo Nordisk expenses all research costs. Due to significant regulatory uncertainties and other uncertainties inherent in the development of new products, internal and subcontracted development costs are also expensed as they are incurred, in line with industry practice. This means that they do not qualify for capitalisation as intangible assets until marketing approval by a regulatory authority is obtained or considered highly probable. Costs for post-approval activities that are required by authorities as a condition for obtaining regulatory approval are recognised as research and development costs.

Research and development costs primarily comprise employee costs as well as internal and external costs related to execution of studies, including manufacturing costs and facility costs of the research centres. The costs also comprise amortisation, depreciation and impairment losses related to intellectual property rights and property, plant and equipment used in the research and development activities.

Amortisations of intellectual property rights related to marketed products are recognised in cost of goods sold. Royalty expenses paid to partners after regulatory approval are also expensed as cost of goods sold.

Contractual research and development obligations to be paid in the future are disclosed separately as commitments in note 5.2.

2.4 Employee costs

DKK million	2023	2022	2021
Wages and salaries	42,867	34,575	28,939
Share-based payment costs (note 5.1)	2,149	1,539	1,040
Pensions – defined contribution plans	3,267	2,472	2,022
Pensions – defined benefit plans	126	185	139
Other social security contributions	3,039	2,713	2,203
Other employee costs	4,066	3,105	2,189
Total employee costs for the year	55,514	44,589	36,532
Employee costs capitalised as intangible assets and property, plant and equipment	(2,337)	(1,451)	(1,240)
Change in employee costs capitalised as inventories	(409)	(70)	(56)
Total employee costs in the income statement	52,768	43,068	35,236
Included in the income statement:
Cost of goods sold	15,490	11,766	9,611
Sales and distribution costs	20,810	17,700	15,003
Research and development costs	12,429	9,952	7,328
Administrative costs	3,962	3,517	3,098
Other operating income and expenses	77	133	196
Total employee costs in the income statement	52,768	43,068	35,236

Number of employees

Number	2023	2022	2021
Average number of full-time employees	59,552	51,046	46,171
Year-end number of full-time employees	63,370	54,393	47,792
Year-end employees (total)	64,319	55,185	48,478

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Remuneration to Executive Management and Board of Directors
DKK million	2023	2022	2021
Salary and short-term incentive	173	141	126
Pension	17	13	12
Benefits	19	9	10
Long-term incentive[1]	121	97	100
Severance payments	—	—	29
Executive Management in total[2]	330	260	277
Fees to Board of Directors[3]	22	20	17
Total	352	280	294
1. Refer to note 5.1 for further information on share-based payment schemes. 2. Total remuneration for persons registered as members of Executive Management with the Danish Business Authority amounts to DKK 195 million (DKK 175 million in 2022 and DKK 202 million in 2021). 3. All members of the Board of Directors are registered with the Danish Business Authority.

ACCOUNTING POLICIES
Wages, salaries, social security contributions, annual leave and sick leave, bonuses and non-monetary benefits are recognised in the year in which the associated services are rendered by employees of Novo Nordisk. Where Novo Nordisk provides long-term employee benefits, the costs are accrued to match the rendering of the services by the employees concerned.

2.5 Other operating income and expenses

ACCOUNTING POLICIES
Other operating income and expenses, comprises licence income and income of a secondary nature in relation to the main activities of Novo Nordisk. Licence income from royalties on net sales is recognised as the underlying customers' sale occurs and from sales milestones once the contingent sale milestone is achieved in accordance with the terms of the relevant agreement.

Operating profit from the wholly owned subsidiary NNE A/S, not related to Novo Nordisk's main activities, is recognised as other operating income and expenses. Other operating income and expenses, also includes income from the sale of intellectual property rights as well as transaction costs incurred in connection with acquisition of businesses.
2.6 Income taxes and deferred income taxes

Income taxes expensed
DKK million	2023	2022	2021
Current tax on profit for the year	25,918	17,829	13,871
Deferred tax on profit for the year	(4,464)	(3,806)	(1,528)
Tax on profit for the year	21,454	14,023	12,343
Current tax adjustments recognised for prior years	(916)	339	(603)
Deferred tax adjustments recognised for prior years	453	(825)	(417)
Income taxes in the income statement	20,991	13,537	11,323
Tax on other comprehensive income for the year, (income)/expense	359	889	(1,005)

Computation of effective tax rate
DKK million	2023	2022	2021
Statutory corporate income tax rate in Denmark	22.0%	22.0%	22.0%
Deviation in foreign subsidiaries' tax rates compared to the Danish tax rate (net)	(0.9%)	(1.1%)	(1.5%)
Non-taxable income less non-tax-deductible expenses (net)	(0.7%)	(0.5%)	(0.3%)
Other adjustments (net)	(0.3%)	(0.8%)	(1.0%)
Effective tax rate	20.1%	19.6%	19.2%

Income taxes paid
DKK million	2023	2022	2021
Income taxes paid in Denmark for current year	16,242	9,181	9,703
Income taxes paid outside Denmark for current year	8,906	5,647	3,439
Income taxes paid/(repayments) relating to prior years	749	(313)	1,296
Income taxes paid	25,897	14,515	14,438
The deviation in foreign subsidiaries' tax rates from the Danish tax rate is mainly driven by Swiss and US business activities. Other adjustments consist of tax related to acquisitions and adjustments to prior years.

From 1 January 2024 Novo Nordisk will be subject to Global Minimum Tax (OECD BEPS Pillar 2 rules). The rules are not expected to have a material impact on the tax position of Novo Nordisk in 2024.

ACCOUNTING POLICIES
The tax expense for the period comprises current and deferred tax. It also includes adjustments to previous years and changes in provisions for uncertain tax positions. Tax is recognised in the income statement except to the extent that it relates to items recognised in equity or other comprehensive income. Provisions for ongoing tax disputes are included as part of deferred tax assets, tax receivables and tax payables.

Deferred income taxes arise from temporary differences between the accounting and tax values of the individual consolidated companies and from realisable tax loss carry-forwards. Deferred tax liabilities are not recognised if they arise from the initial recognition of goodwill. Deferred income tax is also not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that, at the time of the transaction, affects neither accounting nor taxable profit or loss and does not give rise to equal taxable and deductible temporary differences. The tax value of tax loss carry-forwards is included in deferred tax assets to the extent that these are expected to be utilised in future taxable income. The deferred income taxes are measured according to current tax rules and at the tax rates assumed in the year in which the assets are expected to be utilised.

In general, the Danish tax rules related to dividends from group companies provide exemption from tax for most repatriated profits. In some countries withholding tax will be applied to dividends paid to Denmark. A provision for withholding tax is only recognised if a concrete distribution of dividends is planned. The unrecognised potential withholding tax amounts to DKK 1,026 million (DKK 567 million in 2022).

The value of future tax deductions in relation to share programmes is recognised as a deferred tax asset until the shares are paid out to the employees. Any estimated excess tax deduction compared to the costs realised in the income statement is charged to equity.

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KEY ACCOUNTING ESTIMATES REGARDING DEFERRED INCOME TAX ASSETS AND PROVISIONS FOR UNCERTAIN TAX POSITIONS
Management has considered future taxable income and has estimated the amount of deferred income tax assets that should be recognised. The estimate is based on an assessment of whether sufficient taxable income will be available in the future, against which the temporary differences and unused tax losses can be utilised. The total tax value of unrecognised tax loss carry-forwards amounts to DKK 360 million in 2023 (DKK 318 million in 2022).

In the course of conducting business globally, tax and transfer pricing disputes with tax authorities may occur. Management has estimated the expected outcome of the disputes by using the ‘most likely outcome’ method to determine the provisions for uncertain tax positions. Management considers the provisions made to be adequate. However, the actual obligation may deviate and depends on the result of litigation and settlements with the relevant tax authorities.

Development in deferred income tax assets and liabilities
DKK million	Property, plant and equipment	Intangible assets	Inventories	Liabilities	Other	Offset within countries	Total
2023
Net deferred tax asset/(liability) at the beginning of the year	(2,402)	(8,279)	2,595	11,007	3,922	—	6,843
Income/(charge) to the income statement	(213)	(2,106)	(645)	3,973	3,002	—	4,011
Income/(charge) to other comprehensive income	—	—	(224)	(6)	(129)	—	(359)
Income/(charge) to equity	—	—	—	—	(120)	—	(120)
Additions from acquisitions	—	—	—	—	62	—	62
Effect of exchange rate adjustment	54	144	(9)	(547)	139	—	(219)
Net deferred tax asset/(liability) at the end of the year	(2,561)	(10,241)	1,717	14,427	6,876	—	10,218
Classified as follows:
Deferred tax asset at the end of the year	433	245	1,820	14,792	6,986	(3,896)	20,380
Deferred tax liability at the end of the year	(2,994)	(10,486)	(103)	(365)	(110)	3,896	(10,162)
2022
Net deferred tax asset/(liability) at the beginning of the year	(1,980)	(7,375)	3,195	6,932	2,629	—	3,401
Income/(charge) to the income statement	(413)	674	(465)	3,999	836	—	4,631
Income/(charge) to other comprehensive income	—	—	(130)	(141)	(608)	—	(879)
Income/(charge) to equity	—	—	—	—	234	—	234
Additions from acquisition of businesses (note 5.3)[1]	—	(1,475)	—	—	766	—	(709)
Effect of exchange rate adjustment[1]	(9)	(103)	(5)	217	65	—	165
Net deferred tax asset/(liability) at the end of the year[1]	(2,402)	(8,279)	2,595	11,007	3,922	—	6,843
Classified as follows:
Deferred tax asset at the end of the year[1]	579	195	2,627	11,027	4,646	(5,170)	13,904
Deferred tax liability at the end of the year	(2,981)	(8,474)	(32)	(20)	(724)	5,170	(7,061)
1. Comparatives were restated to reflect change in the provisional valuation of net identifiable assets from a business combination completed in 2022. Reference is made to note 5.3.

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Section 3
Operating assets and liabilities

3.1 Intangible assets

Amortisation and impairment losses
DKK million	2023	2022	2021
Cost of goods sold	982	846	844
Sales and distribution costs	9	34	39
Research and development costs	1,757	1,364	744
Administrative costs	41	19	11
Other operating income and expenses	459	96	1
Total amortisation and impairment losses	3,248	2,359	1,639
Total amortisation	1,834	1,599	1,066
Total impairment losses	1,414	760	573

DKK million	Goodwill	Intellectual property rights	Software and other intangibles	Total intangible assets
2023
Cost at the beginning of the year	4,615	49,731	5,281	59,627
Additions during the year	—	12,567	500	13,067
Disposals during the year	—	(1,629)	(158)	(1,787)
Effect of exchange rate adjustment	(151)	76	(39)	(114)
Cost at the end of the year	4,464	60,745	5,584	70,793
Amortisation and impairment losses at the beginning of the year	—	6,737	1,951	8,688
Amortisation for the year	—	1,621	213	1,834
Impairment losses for the year	—	1,776	20	1,796
Impairment losses reversed during the year	—	(382)	—	(382)
Amortisation and impairment losses reversed on disposals during the year	—	(1,629)	(16)	(1,645)
Effect of exchange rate adjustment	—	102	(6)	96
Amortisation and impairment losses at the end of the year	—	8,225	2,162	10,387
Carrying amount at the end of the year	4,464	52,520	3,422	60,406
2022
Cost at the beginning of the year	4,346	41,802	3,434	49,582
Additions from acquisition of businesses (note 5.3)[1]	—	5,766	492	6,258
Additions during the year	—	1,310	1,426	2,736
Disposals during the year	—	(151)	(33)	(184)
Effect of exchange rate adjustment[1]	269	1,004	(38)	1,235
Cost at the end of the year[1]	4,615	49,731	5,281	59,627
Amortisation and impairment losses at the beginning of the year	—	4,652	1,759	6,411
Amortisation for the year	—	1,404	195	1,599
Impairment losses for the year	—	760	—	760
Amortisation and impairment losses reversed on disposals during the year	—	(149)	(13)	(162)
Effect of exchange rate adjustment	—	70	10	80
Amortisation and impairment losses at the end of the year	—	6,737	1,951	8,688
Carrying amount at the end of the year[1]	4,615	42,994	3,330	50,939
1. Comparatives were restated to reflect change in provisional valuation of net identifiable assets from a business combination completed in 2022. Reference is made to note 5.3.

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Description of material additions
2023 additions
Novo Nordisk acquired Ocedurenone for uncontrolled hypertension with potential application in cardiovascular and kidney disease from KBP Biosciences PTE., Ltd. Ocedurenone is an orally administered, small molecule, non-steroidal mineralocorticoid receptor antagonist (nsMRA) that is currently being examined in the phase 3 trial CLARION-CKD in patients with uncontrolled hypertension and advanced chronic kidney disease (CKD). The transaction has been accounted for as an asset acquisition, with DKK 5,650 million recognised in intellectual property rights.

Novo Nordisk acquired Inversago Pharma Inc. and obtained ownership of the development asset INV-202. INV-202, an oral CB1 inverse agonist, is designed to preferentially block the receptor protein CB1, which plays an important role in metabolism and appetite regulation. The transaction has been accounted for as an asset acquisition, with DKK 4,321 million recognised in intellectual property rights.

Novo Nordisk acquired Biocorp Production in a transaction accounted for as an asset acquisition with DKK 1,221 million recognised in intellectual property rights.

Of the total additions of intangible assets, DKK 500 million relates to internally generated software and other intangibles (DKK 544 million in 2022).

2022 additions
Additions from acquisition of businesses relates to Novo Nordisk’s acquisition of Forma Therapeutics Holdings, Inc., which primarily includes the lead candidate Etavopivat, which is recognised within intellectual property rights; refer to note 5.3 for details on the business combination.

Impairment test
Intangible assets other than goodwill
In 2023, an impairment loss of DKK 1,796 million (DKK 760 million in 2022) was recognised. The entire DKK 1,796 million (DKK 250 million in 2022) of the impairment was related to the Diabetes and Obesity care segment. DKK 382 million was recognised as a reversal of prior impairment related to Rare disease (DKK 510 million impairment loss in 2022). The entire impairment loss in 2023, including the reversal of prior impairment, was recognised in research and development costs (DKK 760 million in research and development costs in 2022). The impairment was a result of Management’s review of expectations related to intellectual property rights not yet in use.

No impairment related to marketable products was identified in 2023 or in 2022.

Goodwill
As of 31 December 2023, goodwill is allocated to the segments Diabetes and Obesity care DKK 4,018 million (DKK 4,154 million in 2022) and Rare Disease DKK 446 million (DKK 461 million in 2022). No impairment of goodwill was recognised in 2023 or 2022 as the annual impairment test showed that the estimated recoverable amount in the forecast period exceeded the carrying amount of the cash-generating units to which goodwill was allocated.

Goodwill is monitored for impairment at the operating segment level, which is the lowest level CGU to which consolidated goodwill is allocated and monitored by Management. CGUs are therefore defined as Novo Nordisk's business segments, Diabetes and Obesity care and Rare disease. The recoverable amount is estimated using an income-approach and is based on discounted cash flow projections. The applied post-tax discount rates for Diabetes and Obesity care and Rare diseases are 7.0% (Pre-tax discount rate of 8.3%). Cash flow projections are based on budgets approved by Management. The forecast period for Diabetes and Obesity care, and Rare diseases is 9 years.

The discounted cash flow from the budget and forecast period significantly exceeds the carrying amount of goodwill.

The key assumptions and sensitivities are Novo Nordisk’s volume market share, growth rates, pricing, development of new markets and the success rate for introducing new products and treatments. Sensitivities are affected by external factors such as market and generic competition, and price regulation.

The value assigned to key assumptions reflects past experience adjusted for market specific risks or expected changes. Fair value is determined using largely unobservable inputs.

Other intangible assets disclosures
Intangible assets with an indefinite useful life and intangible assets not yet available for use amount to DKK 34,012 million (DKK 27,536 million in 2022), primarily intellectual property rights and goodwill. The carrying amount of internally generated intangible assets amounts to DKK 1,277 million at end of 2023 (DKK 1,017 million in 2022).

Intellectual property rights include DKK 5,650 million related to Ocedurenone (acquired in 2023), DKK 5,740 million related to Etavopivat (DKK 5,546 million in 2022), DKK 4,648 million related to Ziltivekimab (DKK 4,648 million in 2022), all of which are intangible assets under development.

In addition, intellectual property rights contain DKK 6,018 million related to Rybelsus® (DKK 6,584 million in 2022), which has a remaining useful life of 11 years (12 years in 2022), DKK 4,206 million related to Nedosiran (DKK 3,704 million in 2022) with a remaining useful life of 13 years and DKK 9,480 million (DKK 10,251 million in 2022) related to the RNAi technology platform, with a remaining estimated useful life of 21 years (22 years in 2022).
ACCOUNTING POLICIES
Research and development projects
Internal and subcontracted research costs are fully charged to the consolidated income statement in the period in which they are incurred. Consistent with industry practice, development costs are also expensed until regulatory approval is obtained or is probable; refer to note 2.3.

Payments to third parties under collaboration and licence agreements are assessed for the substance of their nature. Payments which represent subcontracted research and development work are expensed as the services are received. Payments which represent rights to the transfer of intellectual property, developed at risk by the third party, are capitalised.

For acquired research and development projects, and intellectual property rights, the likelihood of obtaining future commercial sales is reflected in the cost of the asset, and thus the probability recognition criteria is always considered to be satisfied. As the cost of acquired research and development projects can often be measured reliably, these projects fulfil the capitalisation criteria as intangible assets on acquisition. Subsequent milestone payments payable on achievement of a contingent event (e.g. commencement of phase 3 trials) are accrued and capitalised into the cost of the intangible asset when the achievement of the event is probable. Development costs incurred subsequent to acquisition are treated consistently with internal project development costs.

Recognition and measurement
Intangible assets are initially measured at cost, and are subsequently measured at cost less any accumulated amortisation and any impairment loss.

For intellectual property rights acquired for research and development projects, upfront fees and acquisition costs are capitalised as the historical cost. Subsequent milestone payments payable on achievement of a contingent event will be capitalised when the contingent event being achieved is probable. Intangible assets acquired in a business combination are recognised at fair value at the acquisition date.

Amortisation is based on the straight-line method over the estimated useful life. This corresponds to the legal duration or the economic useful life depending on which is shorter, and not exceeding 25 years in either case. The amortisation of intellectual property rights commences after regulatory approval has been obtained or when assets are put in use.

Amortisation of software is based on the straight-line method over the estimated useful life of 3-15 years. The amortisation commences when the asset is in the location and condition necessary for it to be capable of operating in the manner intended by Management.

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Impairment test
Goodwill and intangible assets with an indefinite useful life and intangible assets not yet available for use are tested for impairment when indicators of impairment exist. However, they are tested at least annually, irrespective of whether there is any indication that they may be impaired. Goodwill is allocated to operating segments based on expected future cash flow from products utilizing the synergies and know-how acquired.

Impairment tests are based on Management’s projections and anticipated net present value of estimated future cash flows from marketable products. The discount rate used is based on the Group WACC, adjusted where appropriate, to reflect the risk of the specific asset tested. Fair value is determined using largely unobservable inputs. Accordingly, the valuation technique and inputs used to measure fair value are classified as level 3 in the fair value hierarchy.

Assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Factors considered material that could trigger an impairment test include the following:

•Development of a competing drug
•Realised sales trending below predicted sales
•Changes or anticipated changes in participation rates or reimbursement policies
•Inconsistent or unfavourable clinical readouts
•Changes in the legal framework covering patents, rights and licences
•Advances in medicine and/or technology that affect the medical treatments
•Adverse impact on reputation and/or brand names
•Changes in the economic lives of similar assets
•Relationship to other intangible assets or property, plant and equipment

If the carrying amount of intangible assets exceeds the recoverable amount based on the existence of one or more of the above indicators of an impairment, any impairment is measured based on discounted projected cash flows. Impairments on intangible assets, other than goodwill, are reviewed at each reporting date for possible reversal.

KEY ACCOUNTING ESTIMATES ON INTANGIBLE ASSETS
Impairment tests are based on Management’s projections and anticipated net present value of estimated future cash flows from marketable products.

When collaboration agreements contain elements of acquisition of intangible assets and research and development activities to be performed by the counterpart, Management estimates the allocation of payments that should be deferred to the acquisition of intangible assets and prepaid research and development activities respectively.

3.2 Property, plant and equipment

DKK million	Land and buildings	Plant and machinery	Other equipment	Assets under construction	Property, plant and equipment
2023
Cost at the beginning of the year	43,403	37,548	8,114	22,361	111,426
Additions during the year	2,681	47	873	27,830	31,431
Disposals during the year	(690)	(952)	(624)	(562)	(2,828)
Transfer and reclassifications	4,246	4,679	731	(9,656)	—
Effect of exchange rate adjustment	(650)	(371)	(115)	(310)	(1,446)
Cost at the end of the year	48,990	40,951	8,979	39,663	138,583
Depreciation and impairment losses at the beginning of the year	16,781	22,935	5,039	—	44,755
Depreciation for the year	2,450	1,919	1,086	—	5,455
Impairment losses for the year	6	118	24	562	710
Depreciation and impairment losses reversed on disposals during the year	(664)	(942)	(597)	(562)	(2,765)
Effect of exchange rate adjustment	(248)	(196)	(89)	—	(533)
Depreciation and impairment losses at the end of the year	18,325	23,834	5,463	—	47,622
Carrying amount at the end of the year	30,665	17,117	3,516	39,663	90,961
2022
Cost at the beginning of the year	41,076	35,944	7,776	11,091	95,887
Additions from acquisition of businesses (note 5.3)	297	2	14	—	313
Additions during the year	706	143	645	13,160	14,654
Disposals during the year	(205)	(123)	(621)	(33)	(982)
Transfer and reclassifications	1,000	1,152	329	(2,481)	—
Effect of exchange rate adjustment	529	430	(29)	624	1,554
Cost at the end of the year	43,403	37,548	8,114	22,361	111,426
Depreciation and impairment losses at the beginning of the year	14,669	21,138	4,718	—	40,525
Depreciation for the year	2,245	1,793	916	—	4,954
Impairment losses for the year	3	10	3	33	49
Depreciation and impairment losses reversed on disposals during the year	(188)	(123)	(615)	(33)	(959)
Effect of exchange rate adjustment	52	117	17	—	186
Depreciation and impairment losses at the end of the year	16,781	22,935	5,039	—	44,755
Carrying amount at the end of the year	26,622	14,613	3,075	22,361	66,671

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Depreciation and impairment losses
DKK million	2023	2022	2021
Cost of goods sold	3,968	3,229	2,836
Sales and distribution costs	504	424	409
Research and development costs	1,313	922	736
Administrative costs	354	408	386
Other operating income and expenses	26	20	19
Total depreciation and impairment losses	6,165	5,003	4,386
Of which related to leased assets	1,251	1,052	899
Capital expenditure in the reporting period was primarily related to investments in facility upgrades and new production facilities for active pharmaceutical ingredients (API) for current and future diabetes and obesity care products, mainly in Kalundborg. The investments will establish additional capacity across the entire global value chain from manufacturing of API to assembly and packaging, with the majority being invested in API capacity.

Leased property, plant and equipment
DKK million	2023	2022
Land and buildings	5,157	3,544
Other equipment	768	587
Total	5,925	4,131

Novo Nordisk mainly leases office buildings, warehouses, laboratories and vehicles. The right-of-use asset is presented in property, plant and equipment and the lease liability in borrowings.

In 2023, the total amount recognised in the income statement related to leases was DKK 1,832 million (DKK 1,491 million in 2022 and DKK 1,303 million DKK 2021). The total cash outflow for leases amounted to DKK 2,022 million (DKK 1,438 million in 2022 and DKK 1,275 million in 2021). As of 31 December 2023, the lease liability of DKK 5,726 million excludes potential lease payments of DKK 4,051 million (undiscounted) related to optional lease term extension rights on properties that were not considered reasonably certain to be exercised (DKK 3,723 million in 2022). Refer to note 4.6 for a maturity analysis of lease payments and 5.2 for commitments not recognised in the balance sheet related to leases.
ACCOUNTING POLICIES
Property, plant and equipment is measured at historical cost less accumulated depreciations and any impairment loss. The cost of self-constructed assets includes costs directly attributable to the construction of the assets. Any subsequent cost is included in the asset’s carrying amount or recognised as a separate asset only when it is probable that future economic benefits associated with the item will flow to Novo Nordisk, and the cost of the item can be measured reliably. Depreciation is based on the straight-line method over the estimated useful life of the assets (buildings: 12-50 years, plant and machinery: 5-25 years and other equipment: 3-10 years. Land is not depreciated). Climate-related matters, including the commitment to reach net zero emissions, were considered when estimating the useful lives of property, plant and equipment.

Depreciation commences when the asset is available for use, i.e. when it is in the location and condition necessary for it to be capable of operating in the manner intended by Management. The asset's residual value and useful life is reviewed and adjusted, if appropriate, at the end of each reporting period. If an asset’s carrying amount is higher than its estimated recoverable amount, it is written down to the recoverable amount. Plant and equipment with no alternative use developed as part of a research and development project are expensed. However, plant and equipment with an alternative use or used for general research and development purposes are capitalised and depreciated over the estimated useful life as research and development costs.

For contracts which are, or contain, a lease, the Group recognises a right-of-use asset and a lease liability. The right-of-use asset is initially measured at cost, being the initial amount of the lease liability. The right-of-use asset is subsequently depreciated using the straight-line method over the lease term. The right-of-use asset is periodically adjusted for certain remeasurements of the lease liability and reduced by any impairment losses.

The lease term determined by the Group is the non-cancellable period of a lease, together with extension/termination option, if these are reasonably certain to be exercised. For contracts with a rolling term (evergreen leases), the Group estimates the leasing period to be equal to the termination period, if no probable scenario exists for estimating the leasing period.

If the lease liability is remeasured due to a change in future lease payments a corresponding adjustment is made to the right-of-use asset, or in the income statement when the right-of-use asset has been fully depreciated. For a description of accounting policies for lease liabilities, refer to note 4.9.

3.3 Inventories

DKK million	2023	2022
Raw materials	9,500	6,392
Work in progress	17,601	13,673
Finished goods	7,224	6,038
Total inventories (gross)	34,325	26,103
Write-downs at year-end	(2,514)	(1,715)
Total inventories (net)	31,811	24,388
Indirect production costs included in work in progress and finished goods	13,101	10,640
Share of total inventories (net)	41%	44%
Movements in inventory write-downs:
Write-downs at the beginning of the year	1,715	2,256
Write-downs during the year	1,808	1,110
Utilisation of write-downs	(718)	(1,482)
Reversal of write-downs	(291)	(169)
Write-downs at the end of the year	2,514	1,715

All write-downs in both 2023 and 2022 relate to fully impaired inventory.

ACCOUNTING POLICIES
Inventories are stated at cost or net realisable value, whichever is lower. Cost is determined using the first-in, first-out method. Cost comprises direct production costs such as raw materials, consumables and labour. Production costs for work in progress and finished goods include indirect production costs such as employee costs, depreciation, maintenance, etc. If the expected sales price less completion costs to execute sales (net realisable value) is lower than the carrying amount, a write-down is recognised for the amount by which the carrying amount exceeds its net realisable value.

Inventory manufactured prior to regulatory approval (prelaunch inventory) is capitalised but immediately written down, until there is a high probability of regulatory approval for the product. The cost is recognised in the income statement as research and development costs. Once there is a high probability of regulatory approval being obtained, the write-down is reversed, up to no more than the original cost.

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3.4 Trade receivables

DKK million	Gross carrying amount	Loss allowance	Net carrying amount
2023
Not yet due	64,327	(1,095)	63,232
1-90 days	1,557	(160)	1,397
91-180 days	211	(100)	111
181-270 days	111	(81)	30
271-360 days	90	(90)	—
More than 360 days past due	268	(268)	—
Trade receivables	66,564	(1,794)	64,770
EMEA	10,183	(859)	9,324
China	1,865	(9)	1,856
Rest of World	6,396	(843)	5,553
North America Operations	48,120	(83)	48,037
Trade receivables	66,564	(1,794)	64,770
2022
Not yet due	50,649	(920)	49,729
1-90 days	729	(113)	616
91-180 days	194	(77)	117
181-270 days	149	(51)	98
271-360 days	57	(57)	—
More than 360 days past due	302	(302)	—
Trade receivables	52,080	(1,520)	50,560
EMEA	9,486	(859)	8,627
China	1,138	—	1,138
Rest of World	5,297	(632)	4,665
North America Operations	36,159	(29)	36,130
Trade receivables	52,080	(1,520)	50,560

Movements in allowance for doubtful trade receivables
DKK million	2023	2022
Carrying amount at the beginning of the year	1,520	1,430
Reversal of allowance on realised losses	(39)	(15)
Net movement recognised in income statement	413	212
Effect of exchange rate adjustment	(100)	(107)
Allowance at the end of the year	1,794	1,520

Novo Nordisk’s customer base is comprised of government agencies, wholesalers, retail pharmacies and other customers. Novo Nordisk closely monitors the current economic conditions of countries impacted by currency fluctuations, high inflation and an unstable political climate. These indicators, as well as payment history, are taken into account in the valuation of trade receivables. Overall, the country risk ratings in 2023 have remained unchanged from 2022. No loss allowance has been recognised on trade receivables in factoring portfolios in 2023 and 2022. Refer to note 4.4 for more information on the trade receivable programmes.

ACCOUNTING POLICIES
Trade receivables are initially recognised at transaction price and subsequently measured at amortised cost using the effective interest method, less allowance for doubtful trade receivables. The split of trade receivables and allowance for trade receivables is based on the location of the customer.

Before being sold, trade receivables in factoring portfolios are measured at fair value with changes recognised in other comprehensive income. The allowance for doubtful receivables is deducted from the carrying amount of trade receivables, and the amount of the loss is recognised in the income statement under sales and distribution costs. Subsequent recoveries of amounts previously written off are credited against sales and distribution costs.

Management makes allowance for doubtful trade receivables based on the simplified approach to provide for expected credit losses, which requires the use of the lifetime expected loss provision for all trade receivables. The allowance is an estimate based on shared credit risk characteristics and the days past due. Generally, invoices are due for payment within 90 days from shipment of goods. Loss allowance is calculated using an ageing factor, geographical risk and specific customer knowledge. The allowance is based on a provision matrix on days past due and a forward looking element relating mainly to incorporation of Dun & Bradstreet country risk ratings and an individual assessment. Refer to note 4.4 for a general description of credit risk.

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3.5 Provisions and contingent liabilities

DKK million	Provisions for sales rebates[1]	Provisions for legal disputes	Provisions for product returns	Other provisions[2]	2023 Total	2022 Total
At the beginning of the year	69,499	2,376	1,030	1,972	74,877	55,894
Additional provisions, including increases to existing provisions	285,266	1,937	1,010	588	288,801	207,715
Amount used during the year	(250,316)	(226)	(531)	(173)	(251,246)	(190,278)
Adjustments, including unused amounts reversed during the year	(2,364)	(240)	12	(431)	(3,023)	(1,668)
Effect of exchange rate adjustment	(2,207)	(61)	11	(25)	(2,282)	3,214
At the end of the year	99,878	3,786	1,532	1,931	107,127	74,877
Non-current liabilities[3]	451	3,763	613	1,822	6,649	4,590
Current liabilities	99,427	23	919	109	100,478	70,287
1. Provisions for sales rebates are related to US Managed Care, Medicare, Medicaid, 340B Drug Pricing Program and other types of US rebates, as well as rebates in a number of European countries and Canada. 2. Other provisions consists of various types of provisions, including obligations in relation to employee benefits such as jubilee benefits. 3. For non-current liabilities, provisions for sales rebates are expected to be settled after one year, provisions for product returns will be utilised in 2024 and 2025. In the case of provisions for legal disputes, the timing of settlement cannot be determined.

Contingent liabilities
Novo Nordisk is currently involved in pending litigations, claims and investigations arising out of the normal conduct of its business. While provisions that Management deems to be reasonable and appropriate have been made for probable losses, there are inherent uncertainties connected with these estimates.

Pending litigation against Novo Nordisk
Since January 2021, Novo Nordisk has made a number of changes to its policy in the US related to facilitating delivery of its discounted medicines to commercial pharmacies that contract with covered entities participating in the 340B Drug Pricing Program. On 30 January 2023, the US Court of Appeals for the Third Circuit issued a ruling holding that Novo Nordisk’s drug distribution policy was consistent with the 340B statute. However, rulings in similar cases involving other manufacturers are pending before the US Courts of Appeals for the Seventh and DC Circuits, and such cases may be subject to further discretionary appellate review before the US Supreme Court. Depending on the outcome of any subsequent rulings and appeals in these matters, there may be a material impact on Novo Nordisk’s financial position, net sales and cash flow.

Mosaic Health Inc. and Central Virginia Health Services, Inc. (both 340B covered entities) filed a putative class action lawsuit in Federal Court in New York against
Novo Nordisk, Eli Lilly and Company, Sanofi and AstraZeneca alleging a conspiracy among the manufacturers to artificially fix prices of diabetes medications through changes to their policies relating to the distribution of 340B drugs. The lawsuit was subsequently dismissed by the Court on 2 September 2022. Plaintiffs have filed an amended complaint. Novo Nordisk does not expect this matter to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.

Novo Nordisk is currently defending several lawsuits, including putative class actions, relating to the pricing of diabetes medicines in the US. The first lawsuit was filed in 2017 and in August 2023 a multi-district litigation was created in the United States District court for the District of New Jersey. Nearly all pending matters also name Eli Lilly and Company and Sanofi as defendants, while certain matters also name Pharmacy Benefit Managers (PBMs) and related entities. Plaintiffs generally allege that the manufacturers and PBMs colluded to artificially inflate list prices paid by consumers for diabetes products, while offering reduced prices to PBMs through rebates used to secure formulary access. Novo Nordisk does not expect the lawsuits to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.

In 2016, Novo Nordisk received a Civil Investigative Demand (CID) from the US Department of Justice (DOJ) relating to potential off-label marketing of NovoSeven® (including high dose and for prophylactic use) and interactions with physicians and patients. The DOJ investigation was likely prompted by a lawsuit filed in 2015 by a former Novo Nordisk employee, who alleged Novo Nordisk caused the submission of false claims to Medicare, Medicaid, Federal Employees Health Benefits Program and private insurers in California as a result of the same conduct that was the subject of the DOJ CID. In May 2023, at the Plaintiffs’ request, the case was transferred to the United States District Court for the Western District of Washington. Following transfer, in July 2023, Plaintiffs filed a motion to revive their nationwide Medicare claims and their Delaware Medicaid claims. Novo Nordisk filed a motion to dismiss these claims. Novo Nordisk does not expect the lawsuits to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.

Novo Nordisk, along with Eli Lilly, are defendants in numerous product liability lawsuits (including in the US) related to the use of GLP-1-based treatments. Plaintiffs have alleged that the use of these treatments, including Ozempic®, Wegovy® and Rybelsus®, have caused various gastrointestinal and other injuries. Novo Nordisk is taking actions to address the lawsuits. Novo Nordisk does not expect these lawsuits to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.

Pending claims against Novo Nordisk and Investigations involving Novo Nordisk
Novo Nordisk has received Civil Investigative Demands (CIDs) or subpoenas from several US authorities including Attorneys General from the states of Minnesota, New Mexico, Washington, Colorado, Vermont, Texas and the US Federal Trade Commission that call for the production of documents and information relating to, among other things, the company’s trade practices relating to its insulin and GLP-1-based products. Novo Nordisk is cooperating with the relevant government authorities in each of these investigative matters and does not expect these matters to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.

In December 2021, Novo Nordisk received a CID from the DOJ relating to the company’s financial relationships with healthcare professional and prescriptions for Ozempic® and Rybelsus® during the period of 1 January 2016 to present. Novo Nordisk is cooperating with the DOJ in this investigation and does not expect this matter to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.

Other contingent liabilities
In addition to the above, Novo Nordisk is engaged in certain litigation proceedings and various ongoing audits and investigations. In the opinion of Management, neither settlement nor continuation of such proceedings, nor such pending audits and investigations, are expected to have a material effect on Novo Nordisk’s financial position, operating profit or cash flow.

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ACCOUNTING POLICIES
Provisions for sales rebates and discounts granted to government agencies, wholesalers, retail pharmacies, Managed Care and other customers are recorded at the time the related revenues are recorded or when the incentives are offered. Provisions are calculated based on Management's interpretation of applicable laws and regulations, historical experience and the specific terms in the individual agreements. Unsettled rebates are recognised as provisions when the timing or amount is uncertain. Where absolute amounts are known, the rebates are recognised as other liabilities. Refer to note 2.1 for further information on sales rebates and provisions.

Provisions for legal disputes are recognised where a legal or constructive obligation has been incurred as a result of past events and it is probable that there will be an outflow of resources that can be reliably estimated. In this case, Novo Nordisk arrives at an estimate based on an evaluation of the most likely outcome. Disputes for which no reliable estimate can be made are disclosed as contingent liabilities.

Provisions are measured at the present value of the anticipated expenditure for settlement. This is calculated using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision for interest is recognised as a financial expense.

Novo Nordisk issues credit notes for expired goods as a part of normal business. Where there is historical experience or a reasonably accurate estimate of expected future returns can otherwise be made, a provision for estimated product returns is recorded. The provision is measured at gross sales value.

KEY ACCOUNTING ESTIMATES REGARDING ONGOING LEGAL DISPUTES, LITIGATION AND INVESTIGATIONS
Provisions for legal disputes consist of various types of provisions linked to ongoing legal disputes. Management makes estimates regarding provisions and contingencies, including the probability of pending and potential future litigation outcomes. These are by nature dependent on inherently uncertain future events. When determining likely outcomes of litigation, etc., Management considers the input of external counsel on each case, as well as known outcomes in case law. Although Management believes that the total provisions for legal proceedings are adequate based on currently available information, there can be no assurance that there will not be any changes in facts or matters, or that any future lawsuits, claims, proceedings or investigations will not be material.

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Section 4
Capital structure and financial items

4.1 Earnings per share

		2023	2022	2021
Net profit	DKK million	83,683	55,525	47,757
Average number of shares outstanding[1]	in million shares	4,482.8	4,530.6	4,593.2
Dilutive effect of average outstanding share pool	in million shares	12.0	14.0	13.0
Average number of shares outstanding, including dilutive effect of outstanding share pool	in million shares	4,494.8	4,544.6	4,606.2
Basic earnings per share	DKK	18.67	12.26	10.40
Diluted earnings per share	DKK	18.62	12.22	10.37
1. Excluding treasury shares. For further information on the development in treasury shares, refer to note 4.3.
The trading unit of the Novo Nordisk B shares listed on NASDAQ Copenhagen was changed from DKK 0.20 to DKK 0.10 as of 13 September 2023. The ADRs listed on the New York Stock Exchange (NYSE) were similarly split as of 20 September 2023. Comparative figures have been restated to reflect the change in trading unit from DKK 0.20 to DKK 0.10.

ACCOUNTING POLICIES
Earnings per share is presented as both basic and diluted earnings per share. Basic earnings per share is calculated as net profit divided by the monthly average number of shares outstanding. Diluted earnings per share is calculated as net profit divided by the sum of monthly average number of shares outstanding, including the dilutive effect of the outstanding share pool. Refer to 'Financial definitions' for a description of calculation of the dilutive effect.

4.2 Distribution to shareholders

DKK million	2023	2022	2021
Interim dividend for the year	13,430	9,613	8,021
Dividend for prior year	18,337	15,690	13,496
Share repurchases for the year	29,924	24,086	19,447
Total distribution for the year	61,691	49,389	40,964

Novo Nordisk's guiding principle is that any excess capital after the funding of organic growth opportunities and potential acquisitions should be returned to investors.

The net cash distribution to shareholders in the form of dividends and share repurchases amounts to DKK 61,691 million, compared with a free cash flow of DKK 68,326 million.

The total dividend for 2023 amounts to DKK 41,987 million (DKK 9.40 per share). A final dividend for 2023 of DKK 28,557 million (DKK 6.40 per share) is expected to be distributed pending approval at the Annual General Meeting. The interim dividend of DKK 13,430 million (DKK 3.00 per share) was declared and paid in August 2023. The total dividend for 2022 was DKK 27,950 million (DKK 6.20 per share), of which the final dividend of DKK 18,337 million (DKK 4.08 per share) was declared and paid in March 2023. No dividend is declared on treasury shares.

Novo Nordisk's dividend pay-outs are complemented by share repurchase programmes.

4.3 Share capital, Treasury shares and Other reserves

Development in number of shares

DKK million	A shares	B shares	Total
Shares beginning of 2022	1,075	3,545	4,620
Shares cancelled in 2022	—	(60)	(60)
Outstanding shares end of 2022	1,075	3,485	4,560
Shares cancelled in 2023	—	(50)	(50)
Outstanding shares end of 2023	1,075	3,435	4,510

At the end of 2023, the share capital amounted to DKK 107 million in A share capital (DKK 107 million in 2022 and 2021) and DKK 344 million in B share capital (DKK 349 million in 2022 and DKK 355 million in 2021).

The A share capital and number of A shares of DKK 0.10 was in 2023 unchanged besides the effect of the split in trading units, and unchanged in 2022 and 2021. In 2023, the B share capital decreased by DKK 5 million (equal to cancellation of 50 million shares of DKK 0.10). The corresponding decrease in 2022 was DKK 6 million (equal to cancellation of 60 million shares of DKK 0.10) and decrease in 2021 of DKK 8 million (equal to cancellation of 80 million shares of DKK 0.10).

Each A share of DKK 0.10 per share carries 100 votes and each B share of DKK 0.10 per share carries 10 votes.

Treasury shares		2023	2022
	Market value (DKK million)	Number of B shares of DKK 0.10 (million)	Number of B shares of DKK 0.10 (million)
Holding at the beginning of the year	28,242	60.2	62.2
Cancellation of treasury shares	(23,450)	(50.0)	(60.0)
Released allocated shares to employees	(4,433)	(9.5)	(3.7)
Purchase during the year	29,924	51.0	61.7
Value adjustment	5,817	—	—
Holding at the end of the year	36,100	51.7	60.2

At the end of 2023, the holding of treasury shares amounted to 1.1% of the total outstanding shares (1.3% of the outstanding shares in 2022). Treasury shares are primarily acquired to reduce the company's share capital. In addition, a limited part is used to finance Novo Nordisk's long-term share-based incentive programme and restricted stock units to employees. Treasury shares are deducted from the share capital on cancellation at their nominal value of DKK 0.10 per share. Differences between this amount and the amount paid to acquire or received for disposing of treasury shares are deducted directly in retained earnings.

The purchase of treasury shares during the year relates to the remaining part of the 2022 share repurchase programme, totalling DKK 1.5 billion and the DKK 30 billion Novo Nordisk B share repurchase programme for 2023, of which DKK 1.6 billion was outstanding at year-end. The programme ended on 29 January 2024.

The trading unit of the Novo Nordisk B shares listed on NASDAQ Copenhagen and the ADRs listed on the New York Stock Exchange (NYSE) was split in 2023. Comparative figures have been restated to reflect the split.

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Specification of Other reserves
DKK million	Exchange rate adjustments	Cash flow hedges[1]	Tax and other items	Total
2021
Reserve at the beginning of the year	(2,528)	1,802	(185)	(911)
Other comprehensive income, net	1,624	(3,557)	1,117	(816)
Transferred to intangible assets	—	15	(2)	13
Reserve at the end of the year	(904)	(1,740)	930	(1,714)
2022
Other comprehensive income, net	2,289	2,766	(892)	4,163
Reserve at the end of the year	1,385	1,026	38	2,449
2023
Other comprehensive income, net	(1,404)	586	(355)	(1,173)
Reserve at the end of the year	(19)	1,612	(317)	1,276
1. For information on derivatives refer to note 4.5.
According to Danish corporate law, reserves available for distribution as dividends are based on the financial statements of the parent company, Novo Nordisk A/S. Dividends are declared and paid from distributable reserves. As of 31 December 2023, distributable reserves total DKK 78,779 million (DKK 63,136 million in 2022), corresponding to the parent company's retained earnings and Reserve for cash flow hedges and exchange rate adjustments.

4.4 Financial risks

Management has assessed the following key financial risks:

Type	Financial risk
Foreign exchange risk	High
Credit risk	Low
Interest rate risk	Low
Liquidity risk	Low

Novo Nordisk has centralised management of the Group's financial risks. The overall objectives and policies for the company's financial risk management are outlined in the internal Treasury Policy, which is approved by the Board of Directors. The Treasury Policy consists of the Foreign Exchange Policy, the Investment Policy, the Financing Policy and the Policy regarding Credit Risk on Financial Counterparts, and includes a description of permitted use of financial instruments and risk limits.

Novo Nordisk only hedges commercial exposures and consequently does not enter into derivative transactions for trading or speculative purposes. Novo Nordisk uses a fully integrated treasury management system to manage all financial positions, and all positions are marked-to-market.

Foreign exchange risk
Foreign exchange risk is the most important financial risk for Novo Nordisk and can have a significant impact on the income statement, statement of comprehensive income, balance sheet and cash flow statement. The majority of Novo Nordisk's sales are in USD, EUR, CNY, CAD, JPY and GBP. The foreign exchange risk is most significant in USD, CNY and CAD, while the EUR exchange rate risk is regarded as low because of Denmark's fixed exchange rate policy towards EUR. The overall objective of foreign exchange risk management is to reduce the short-term negative impact of exchange rate fluctuations on earnings and cash flow, thereby contributing to the predictability of the financial results. Novo Nordisk hedges existing assets and liabilities in key currencies as well as future expected cash flows up to a maximum of 24 months forward.

Hedge accounting is applied to match the impact of the hedged item and the hedging instrument in the consolidated income statement. The currency hedging strategy balances risk reduction and cost of hedging by use of foreign exchange forwards and foreign exchange options matching the due dates of the hedged items. Expected cash flows are continually assessed using historical inflows, budgets and monthly sales forecasts.

Hedge effectiveness is assessed on a regular basis. Management has chosen to classify the result of hedging activities as part of financial items.

Key currencies
	USD	CNY	CAD	JPY	GBP
Average exchange rate applied (DKK per 100)
2023	689	97	511	4.91	857
2022	708	105	543	5.40	873
2021	629	97	502	5.73	865
Year-end exchange rate applied (DKK per 100)
2023	674	95	509	4.77	858
2022	697	101	515	5.29	838
2021	657	103	517	5.70	885

Foreign exchange rate sensitivity analysis
At year-end, an immediate 5% decrease in the disclosed currencies versus DKK and EUR is estimated by Management to have the following impact on Novo Nordisk's operating profit for the next 12 months.

Sensitivity on operating profit of an immediate 5% decrease in key currencies[1]
DKK million	USD	CNY	CAD	JPY	GBP
2024	(5,700)	(500)	(530)	(210)	(150)
2023	(3,180)	(500)	(320)	(240)	(160)
1. An immediate 5% increase would have the opposite impact of the above.
As per the end of 2023, a positive market value of financial contracts related to hedging of foreign exchange risk of DKK 1,612 million had been deferred for recognition in 2024 (in 2022 a positive market value of DKK 1,026 million was deferred for recognition in 2023).

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Sensitivity of an immediate 5% decrease in currency rates on 31 December versus DKK[2]
DKK million	2023	2022
Sensitivity of all currencies
Income statement	(117)	(37)
Other comprehensive income	6,058	3,431
Total	5,941	3,394
Hereof sensitivity of USD
Income statement	70	150
Other comprehensive income	5,082	2,923
Total	5,152	3,073
2. An immediate 5% increase would have the opposite impact of the above.
The foreign exchange sensitivity analysis comprises effects from the Group's cash, trade receivables and trade payables, current loans, current and non-current financial investments, lease liabilities and foreign exchange forwards. Anticipated currency transactions, investments in foreign subsidiaries and non-current assets are not included.

Financial contracts coverage at year end
Months	USD	CNY[3]	CAD	JPY	GBP
2023	12	12	9	12	0
2022	12	0	9	12	11
3. Chinese yuan traded offshore (CNH) is used to hedge Novo Nordisk's CNY currency exposure.
The table above shows financial contracts existing at year-end to cover the expected future cash flow for the disclosed number of months. During 2023, the hedging horizon varied between 9 and 12 months for USD, CAD and JPY. The hedge horizon for CNY has been increased from 0 to 12 months, while GBP has been phased out. Average hedge rate for USD cash flow hedges is 676 at the end of 2023 (696 at the end of 2022).

Credit risk
Credit risk arises from the possibility that transactional counterparties may default on their obligations, causing financial losses for the Group.

Credit exposure for cash at bank, marketable securities and derivative financial instruments (fair value)
DKK million	Cash at bank	Marketable securities	Derivative financial instruments	Total
2023
AAA range	—	15,838	—	15,838
AA range	6,451	—	912	7,363
A range	7,292	—	1,432	8,724
BBB range	17	—	—	17
Not rated or below BBB range	632	—	—	632
Total	14,392	15,838	2,344	32,574
2022
AAA range	6	10,797	—	10,803
AA range	5,507	—	963	6,470
A range	6,550	124	1,764	8,438
BBB range	124	—	—	124
Not rated or below BBB range	466	—	—	466
Total	12,653	10,921	2,727	26,301

Credit risk exposure to financial counterparties
Novo Nordisk considers its maximum credit exposure to financial counterparties to be DKK 32,574 million (DKK 26,301 million in 2022). In addition, Novo Nordisk considers its maximum credit exposure to trade receivables, other receivables (less prepayments and VAT receivables) and other financial assets to be DKK 67,209 million (DKK 52,714 million in 2022). Refer to note 4.9 for details of the Group's total financial assets.

To manage credit risk regarding financial counterparties, Novo Nordisk only enters into derivative financial contracts and money market deposits with financial counterparties possessing a satisfactory long-term credit rating from at least two of the three selected rating agencies: Standard and Poor's, Moody's and Fitch. Furthermore, maximum credit lines defined for each counterparty diversify the overall counterparty risk. The credit risk on marketable securities is low, as investments are made in highly liquid bonds with predominantly AAA credit ratings.

Credit risk exposure to non-financial counterparties
Outside the US, Novo Nordisk has no significant concentration of credit risk related to trade receivables or other receivables and prepayments, because the exposure in general is spread over a large number of counterparties and customers. In the US, the three major wholesalers account for a large proportion of total net sales, see note 2.1. However, US wholesaler credit ratings are monitored, and part of the trade receivables are sold on full non-recourse terms; see below for details.

Novo Nordisk closely monitors the current economic conditions of countries impacted by currency fluctuations, high inflation and an unstable political climate. These indicators, as well as payment history are taken into account in the valuation of trade receivables. The country risk ratings in 2023 have overall remained unchanged from 2022 to 2023.

Trade receivable programmes
At year-end, the Group had derecognised receivables without recourse having due dates after 31 December 2023 amounting to:

DKK million	2023	2022	2021
US	5,059	1,394	1,313
Japan	2,050	2,273	2,453

Novo Nordisk's subsidiaries in the US and Japan employ trade receivable programmes in which trade receivables are sold on full non-recourse terms to optimise working capital.

Refer to note 3.4 for the split of allowance for trade receivables by geographical segment.

Interest rate risk
Novo Nordisk’s exposure to interest rate risk is considered to be low due to the capital structure. Non-current debt consists of fixed rate instruments. Interest rate risk on marketable securities of DKK 15,838 million is considered low due to a low portfolio duration.

Liquidity risk
The liquidity risk is considered to be low. Novo Nordisk ensures the availability of the required liquidity through a combination of cash management, highly liquid investment portfolios and both uncommitted and committed credit facilities. Novo Nordisk uses cash pools for optimisation and centralisation of cash management.

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Financial reserves
DKK million	2023	2022	2021
Cash and cash equivalents (note 4.7)	14,392	12,653	10,719
Marketable securities	15,838	10,921	6,765
Undrawn committed credit facility[4]	11,552	11,527	11,526
Borrowings (Note 4.6)	(5,431)	(480)	(12,861)
Financial reserves	36,351	34,621	16,149
4. The undrawn committed credit facility comprises a facility EUR 1,550 million in 2023 and EUR 1,550 million in 2022 committed by a portfolio of international banks. The facility matures in 2025.

Financial reserves comprise the sum of cash and cash equivalents at the end of the year, marketable securities with original term to maturity exceeding three months and undrawn committed credit and loan facilities, with a maturity of more than 12 months, less Eurobonds and bank overdrafts contractually obliged for repayment within 12 months of the balance sheet date.

4.5 Derivative financial instruments

	2023			2022
DKK million	Contract amount at year-end	Positive fair value at year-end	Negative fair value at year-end	Contract amount at year-end	Positive fair value at year-end	Negative fair value at year-end
Forward contracts USD[1]	104,022	1,600	193	59,292	1,591	907
Forward contracts CNH, CAD and JPY[2]	20,246	295	90	10,677	373	31
Forward contracts, cash flow hedges	124,268	1,895	283	69,969	1,964	938
Forward contracts USD[1]	65,870	330	946	38,432	639	1,942
Forward contracts EUR, CNH, CAD and others[2]	28,520	119	43	4,111	124	23
Forward contracts, fair value hedges	94,390	449	989	42,543	763	1,965
Total derivative financial instruments	218,658	2,344	1,272	112,512	2,727	2,903
Recognised in the income statement		449	989		763	1,965
Recognised in other comprehensive income		1,895	283		1,964	938
1. Average hedge rate for USD cash flow hedges is 676 at the end of 2023 (696 at the end of 2022) and average hedge rate for USD fair value hedges is 675 at the end of 2023 (714 at the end of 2022). 2. For 2022 the relevant currencies are CAD, JPY and GBP.

The fair value of cash flow hedges at year-end 2023, a gain of DKK 1,612 million, has been recognised in other comprehensive income.

The financial contracts are expected to impact the income statement within the next 12 months, with deferred gains and losses on cash flow hedges then being transferred to financial income or financial expenses. There is no expected ineffectiveness at 31 December 2023, primarily because hedging instruments match currencies of hedged cash flows.

Use of derivative financial instruments
The derivative financial instruments are used to manage the exposure to foreign exchange risk. None of the derivatives are held for trading. Novo Nordisk uses forward exchange contracts to hedge forecast transactions, assets and liabilities. Net investments in foreign subsidiaries are currently not hedged.

ACCOUNTING POLICIES
On initiation of the contract, Novo Nordisk designates each derivative financial contract that qualifies for hedge accounting as one of:
•hedges of the fair value of a recognised asset or liability (fair value hedge)
•hedges of the fair value of a forecast financial transaction (cash flow hedge).

All contracts are initially recognised at fair value and subsequently remeasured at fair value at the end of the reporting period.

Fair value hedges
Value adjustments of fair value hedges are recognised in the income statement along with any value adjustments of the hedged asset or liability that are attributable to the hedged risk.

Cash flow hedges
Value adjustments of the effective part of cash flow hedges are recognised in other comprehensive income. The cumulative value adjustment of these contracts is transferred from other comprehensive income to the income statement when the hedged transaction is recognised in the income statement. For cash flow hedges of foreign currency risk on highly probable non-financial asset purchases, the cumulative value adjustments are transferred directly from the cash flow hedge reserve to the initial cost of the asset when recognised.

Discontinuance of cash flow hedging
When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised when the forecasted transaction is ultimately recognised in the income statement. When a forecasted transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement under financial income or financial expenses.

For additional disclosures on accounting policies for financial instruments refer to note 4.9.

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4.6 Borrowings

Reconciliation of liabilities arising from financing activities				Non-cash movements
DKK million	Beginning of the year	Re-payments	Proceeds	Additions[1]	Disposals	Exchange rates	Other	End of the year
2023
Lease liabilities	4,529	(1,448)	—	2,809	(4)	(170)	10	5,726
Issued Eurobonds	20,775	—	—	—	—	46	3	20,824
Bank overdrafts	480	(19)	—	—	—	(4)	(1)	456
Total borrowings	25,784	(1,467)	—	2,809	(4)	(128)	12	27,006
2022
Lease liabilities	4,129	(998)	—	1,358	(1)	43	(2)	4,529
Issued Eurobonds	9,654	—	11,120	—	—	(2)	3	20,775
Loans	12,503	(12,623)	—	—	—	120	—	—
Bank overdrafts	359	(3)	95	—	—	27	2	480
Total borrowings	26,645	(13,624)	11,215	1,358	(1)	188	3	25,784
1. 2022 figures include additions from acquisition of business.

Issuance of Eurobonds		Nominal value in millions
Interest	Maturity	EUR	DKK
0.000% Fixed	Jun 2024	650	4,844
0.750% Fixed	Mar 2025	500	3,726
1.125% Fixed	Sep 2027	500	3,726
0.125% Fixed	Jun 2028	650	4,844
1.375% Fixed	Mar 2030	500	3,726

Eurobonds
In 2022, three tranches of Eurobonds with an aggregate principal amount of EUR 1.5 billion corresponding to DKK 11.1 billion were launched under the programme. Net proceeds of the issuances were used for general corporate purposes, including refinancing of the bridge loan facility established in connection with Novo Nordisk’s acquisition of Dicerna Pharmaceuticals, Inc. No bonds have been issued in 2023. The total fair value of issued Eurobonds amounts to DKK 19.7 billion (DKK 18.7 billion in 2022).

ACCOUNTING POLICIES
The lease liabilities are related to IFRS 16 leases, primarily for premises and company cars and include the present value of future lease payments during the lease term. Lease liabilities are initially measured at the present value of the lease payments outstanding at the commencement date, discounted using the incremental borrowing rate. The lease liability is measured using the effective interest method. The lease liability is subsequently remeasured to reflect changes in future lease payments, e.g. changes in lease terms. Issued bonds, loans and bank overdrafts are initially recognised at the fair value of the proceeds received less transaction costs. In subsequent periods these are measured at amortised cost using the effective interest method. The difference between the proceeds received and the nominal value is recognised in financial income or financial expenses over the term of the loan. Where substantially all the risks and rewards of ownership are retained in financial assets that have been transferred, the assets are not derecognised and the proceeds obtained are recognised as a financial liability. For fair value determination refer to note 4.9.

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Contractual undiscounted cash flows				2023
DKK million	Leases	Issued Eurobonds	Bank overdrafts	Total
2023
Within 1 year	1,318	4,975	456	6,749
1-3 years	1,902	3,948	—	5,850
3-5 years	1,253	8,695	—	9,948
More than 5 years	1,612	3,819	—	5,431
Total	6,085	21,437	456	27,978
Carrying amount end of the year	5,726	20,824	456	27,006
Non-current liabilities	4,552	15,976	—	20,528
Current liabilities	1,174	4,848	456	6,478
2022
Within 1 year	1,088	127	480	1,695
1-3 years	1,566	8,811	—	10,377
3-5 years	923	3,905	—	4,828
More than 5 years	1,416	8,672	—	10,088
Total	4,993	21,515	480	26,988
Carrying amount end of the year	4,529	20,775	480	25,784
Non-current liabilities	3,543	20,775	—	24,318
Current liabilities	986	—	480	1,466

4.7 Cash and cash equivalents

DKK million	2023	2022	2021
Cash at bank	14,392	12,653	10,720
Borrowings (note 4.6)	—	—	(1)
Cash and cash equivalents	14,392	12,653	10,719

Cash and cash equivalents at 31 December 2023 includes DKK 857 million that is restricted (DKK 458 million in 2022). The restricted cash balance relates to subsidiaries in which availability of currency for remittance of funds is temporarily scarce.

ACCOUNTING POLICIES
Cash and cash equivalents consist of cash offset by short-term bank overdrafts. Where short-term bank overdrafts are consistently overdrawn, they are excluded from cash and cash equivalents. The movement in such facilities is presented under financing activities in the cash flow statement.

4.8 Cash flow statement specifications

Other non-cash items
DKK million	2023	2022	2021

Interest income and interest expenses, net (note 4.10)	(527)	139	58
Capital gain/(loss) on investments, net (note 4.10)	106	124	(340)
Result of associated companies (note 4.10)	(81)	189	24
Other non-current receivables and prepayments	(1,224)	61	407
Other non-current liabilities	89	(260)	—
Share-based payment costs (note 5.1)	2,149	1,539	1,040
Increase/(decrease) in provisions (note 3.5) and retirement benefit obligations	32,243	19,080	16,581
Other	(373)	1,438	(4,354)
Total other non-cash items	32,382	22,310	13,416

Change in working capital
DKK million	2023	2022	2021
Inventories	(7,423)	(4,767)	(1,085)
Trade receivables	(14,210)	(9,917)	(12,909)
Other receivables and prepayments	(2,063)	(968)	(876)
Trade payables	10,019	6,717	3,153
Other liabilities	5,099	4,006	2,595
Adjustment for payables related to non-current assets	(2,432)	(1,567)	(15)
Adjustment related to acquisition of businesses	—	(143)	(1,409)
Change in working capital including exchange rate adjustments	(11,010)	(6,639)	(10,546)
Exchange rate adjustments	(1,235)	1,303	1,483
Cash flow change in working capital	(12,245)	(5,336)	(9,063)

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4.9 Financial assets and liabilities

DKK million	2023	2022
Financial assets by category
Other financial assets	571	559
Marketable securities	15,838	10,921
Financial assets at fair value through the income statement	16,409	11,480
Derivative financial instruments (note 4.5)	2,344	2,727
Derivatives used as hedging instruments (assets)	2,344	2,727
Other financial assets	682	457
Trade receivables	31,729	16,593
Other receivables and prepayments (current and non-current)	9,498	6,211
•less prepayments and VAT receivables	(8,312)	(5,073)
Cash at bank (note 4.7)	14,392	12,653
Financial assets at amortised cost	47,989	30,841
Trade receivables in a factoring portfolio	33,041	33,967
Financial assets at fair value through other comprehensive income	33,041	33,967
Total financial assets at the end of the year by category	99,783	79,015
	—
Financial liabilities by category
Derivative financial instruments (note 4.5)	1,272	2,903
Derivatives used as hedging instruments (liability)	1,272	2,903
Borrowings (non-current) (note 4.6)[1]	20,528	24,318
Borrowings (current) (note 4.6)[1]	6,478	1,466
Trade payables	25,606	15,587
Other liabilities (non-current)	189	100
Other liabilities (current)	28,705	23,606
•less VAT and duties payable	(600)	(875)
Financial liabilities measured at amortised cost	80,906	64,202
Total financial liabilities at the end of the year by category	82,178	67,105
1. Refer to note 4.6 for a maturity analysis for non-current and current borrowings.

Fair value measurement hierarchy
DKK million	2023	2022
Active market data (level 1)	16,052	11,288
Directly or indirectly observable market data (level 2)	2,344	2,727
Not based on observable market data (level 3)	33,398	34,159
Total financial assets at fair value	51,794	48,174
Active market data (level 1)	—	—
Directly or indirectly observable market data (level 2)	1,272	2,903
Not based on observable market data (level 3)	—	—
Total financial liabilities at fair value	1,272	2,903

Financial assets and liabilities measured at fair value can be categorised using the fair value measurement hierarchy above. There were no transfers between the 'Active market data' and 'Directly or indirectly observable market data' categories during 2023 or 2022. The fair value of issued Eurobonds, which is disclosed in note 4.6, are based on 'Active market data'. There are no significant intangible assets or items of property, plant and equipment measured at fair value. For a description of the credit quality of financial assets such as trade receivables, cash at bank, current debt and derivative financial instruments, refer to notes 4.4 and 4.5.

ACCOUNTING POLICIES
Depending on purpose, Novo Nordisk classifies financial instruments into the following categories:

•Financial assets at fair value through the income statement
•Derivatives used as hedging instruments
•Financial assets at amortised cost
•Financial assets at fair value through other comprehensive income
•Financial liabilities at amortised cost

Recognition and measurement
Financial assets measured at fair value through the income statement consist of other financial assets, which comprise of equity investments, and marketable securities. These financial instruments are initially recognised at fair value. Net gains and losses arising from changes in the fair value of equity instruments and marketable securities are recognised in the income statement as financial income or expenses.

For a description of accounting policies on derivative financial instruments designated to hedge accounting, refer to note 4.5.

Financial assets at amortised cost are cash at bank and non-derivative financial assets solely with payments of principal and interest. Novo Nordisk normally 'holds-to-collect'
the financial assets to attain the contractual cash flows. If collection is expected within one year (or in the normal operating cycle of the business, if longer), they are classified as current assets. If not, they are presented as non-current assets. These are initially measured at fair value less transaction costs, except for trade receivables that are initially measured at the transaction price. Subsequently, they are measured at amortised cost using the effective interest method less impairment. For a description of accounting policies on trade receivables, refer to note 3.4.

Financial assets at fair value through other comprehensive income are trade receivables that are held to collect or to sell in factoring agreements.

Financial liabilities at amortised cost consist of borrowings (loans, issued Eurobonds, bank overdrafts and lease liabilities), trade payables and other liabilities (primarily employee cost payables, payables related to assets under construction, sales rebates and deferred income). These are initially recognised at the fair value less transaction costs. Subsequently, they are measured at amortised cost using the effective interest method. For initial recognition of lease liabilities refer to note 4.6.

Fair value measurement
If an active market exists, the fair value of a financial instrument is based on the most recently observed market price at the end of the reporting period. If a financial instrument is quoted in a market that is not active, Novo Nordisk bases its valuation on the most recent transaction price. Adjustment is made for subsequent changes in market conditions, for instance by including transactions in similar financial instruments assumed to be motivated by normal business considerations. The fair values of quoted investments are based on current bid prices at the end of the reporting period.

Financial assets for which no active market exists are carried at fair value based on a valuation methodology. The fair value of such financial instruments are determined on the basis of quoted market prices of financial instruments traded in active markets. The fair value of standard and simple financial instruments, such as foreign exchange forward contracts, interest rate swaps, currency swaps and unlisted bonds, is measured according to generally accepted valuation techniques. Market-based input is used to measure the fair value.

The fair value of trade receivables in a factoring portfolio is calculated based on the net invoice amount (invoice amount less charge-backs) less the fee payable to the factoring entity. The factoring fee is insignificant due to the short period between the time of sale to the factoring entity and the invoice due date and the rate applicable. Inputs into the estimate of US wholesaler charge-backs are described in note 2.1.

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4.10 Financial income and expenses

DKK million	2023	2022	2021
Financial income
Interest income[1]	1,069	239	231
Foreign exchange gain (net)	308	—	—
Financial gain from forward contracts (net)	1,344	—	2,316
Capital gain on investments	—	—	340
Capital gain on marketable securities	143	—	—
Result of associated companies	81	—	—
Total financial income	2,945	239	2,887
Financial expenses
Interest expenses on debts and borrowings	542	378	289
Foreign exchange loss (net)	—	2,885	1,972
Financial loss from forward contracts (net)	—	1,766	—
Capital loss on investments	106	124	—
Capital loss on marketable securities	—	463	44
Result of associated companies	—	189	24
Other financial expenses	197	181	122
Total financial expenses	845	5,986	2,451
1. Interest income include DKK 370 million from marketable securities at fair value through the income statement (2022: DKK 78 million; 2021: DKK 30 million) while the remaining interest income is derived from financial assets at amortised cost.

Financial impact from forward contracts, specified
DKK million	2023	2022	2021
Income/(loss) transferred from other comprehensive income	1,026	(1,740)	1,802
Realised fair value adjustment of transferred contracts	214	(3,772)	(1,411)
Unrealised fair value adjustments of forward contracts[2]	(540)	(1,202)	1,246
Realised foreign exchange gain/(loss) on forward contracts	644	4,948	679
Financial income/(expense) from forward contracts	1,344	(1,766)	2,316
2. Refer to note 4.5 for information on open fair value hedge contracts at 31 December.

ACCOUNTING POLICIES
As described in note 4.4, Management has chosen to classify the result of hedging activities as part of financial items in the income statement, except for foreign currency-risk cash flow hedges on highly probable non-financial asset purchases where the cumulative value adjustments are transferred directly from the cash flow hedge reserve to the initial cost of the asset when recognised.

Financial items primarily relate to foreign exchange elements and are mainly impacted by the cumulative value adjustment of cash flow hedges transferred from other comprehensive income to the income statement when the hedged transaction is recognised in the income statement.

In addition, value adjustments of fair value hedges are recognised in financial income and financial expenses along with any value adjustments of the hedged asset or liability that are attributable to the hedged risk.

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Section 5
Other disclosures

5.1 Share-based payment schemes

Share-based payment expensed in the income statement
DKK million	2023	2022	2021
Restricted stock units to employees	365	265	189
Long-term share-based incentive programme (Management Board)[1]	304	250	234
Long-term share-based incentive programme (Management group below Management Board)	1,271	819	598
Restricted stock units to individual employees	209	205	19
Share-based payment expensed in the income statement	2,149	1,539	1,040
1. In 2021, Novo Nordisk introduced a new share-based compensation programme with terms, which amortises the grant date valuation over three years (the 2020 programme was amortised over four years). The 2023 expense includes amortisation of the 2020, 2021, 2022 and 2023 programmes.

Restricted stock units to employees
In connection with Novo Nordisk's 100 year anniversary and in appreciation of the efforts of employees during recent years, as of 1 February 2023, all eligible employees in the company were offered 74 restricted stock units. Each restricted stock unit gives the holder the right to receive one Novo Nordisk B share free of charge in August 2026, subject to continued employment. The cost of the DKK 1,331 million programme is amortised over the vesting period.

Long-term share-based incentive programme

Management Board
During 2023, Management Board participated in four long-term incentive programmes (LTIP) which commenced in 2020, 2021, 2022 and 2023 respectively.

The LTIPs commenced in 2021, 2022 and 2023 have a three-year performance period, subject to continued employment, and a subsequent two-year holding period. Targets are set at the beginning of the performance period and include determination of threshold, on-target level of performance and level of performance to achieve maximum allocation of shares. The maximum share allocation at grant cannot exceed 26 months' base salary for the CEO, 19.5 months' base salary for executive vice presidents and up to 15.6 months' base salary for senior vice presidents. Hence the LTIP is capped at a number of shares at the time of grant. Financial targets are set by the Board for a three-year period, and are linked to three-year average growth in sales and operating profit, while every year the Board has set the non-financial targets for a one-year period. All targets are aligned to Novo Nordisk's Strategic Aspirations 2025: Purpose and sustainability, Innovation and therapeutic focus, Commercial execution and Financials. Target achievement is assessed by the Board.

The grant date of the 2023-programme was February 2023, and the share price used for the determining the grant date fair value of the award (DKK 456) was the average share price for Novo Nordisk B shares on Nasdaq Copenhagen in the period 2-16 February 2023, adjusted for the expected dividend. Based on the split of participants at the grant date, 46% of the allocated shares is be allocated to members of Executive Management and 54% to other members of the Management Board.

The LTIP which commenced in 2020 is likewise subject to a three-year performance period in which the number of allocated shares may increase or decrease in line with performance, which is linked to financial targets, including sales growth and economic value creation, and non-financial targets, including achievement of clinical trial milestones and market authorisation for specific products. The maximum share allocation is capped in a similar way as the LTIPs described above.

All restricted stock units and shares allocated to Management are settled by transfers of treasury shares at the time of vesting.

Management group below the Management Board
The Management group below the Management Board has a share-based incentive programme with similar performance criteria as Management Board. Financial targets are set by the Board for a three-year period, while the non-financial targets have been set by the Board each year.

On 31 December 2023, a total of 18.9 million shares (21.4 million in 2022 and 19.8 million in 2021) were outstanding including all ongoing programmes.

ACCOUNTING POLICIES
Novo Nordisk operates equity-settled, share-based compensation plans.
The fair value of the employee services received in exchange for the grant of shares is recognised as an expense and allocated over the vesting period.

The total amount to be expensed over the performance and vesting period is determined by reference to the fair value of the shares granted, excluding the impact of any non-market vesting conditions. The fair value is fixed at the grant date, and adjusted for expected dividends during the vesting period. Non-market vesting conditions are included in assumptions about the number of shares that are expected to vest. At the end of each reporting period, Novo Nordisk revises its estimates of the number of shares expected to vest. Novo Nordisk recognises the impact of the revision of the original estimates, if any, in the income statement and in a corresponding adjustment to equity (change in proceeds) over the remaining vesting period. Adjustments relating to previous years are included in the income statement in the year of adjustment.

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General terms and conditions of 2020-2023 programmes[1]
	Employees' 100 year anniversary programme	Management Board				Management group below Management Board				Individual employees
	2023	2023	2022	2021	2020	2023	2022	2021	2020	2023	2022	2021
Preliminary number of shares to be allocated[2] (million)	3.0	0.6	0.7	1.0	0.9	3.1	3.3	3.0	2.4	0.3	0.8	0.3
Fair value per restricted stock unit at grant date (DKK)	446	456	320	212	206	456	320	212	206	544	371	269
Performance and vesting period	2023 to 2026	2023 to 2025	2022 to 2024	2021 to 2023	2020 to 2023	2023 to 2025	2022 to 2024	2021 to 2023	2020 to 2023	2023 to 2026	2022 to 2025	2021 to 2024
Allocation date	Aug 2026	Feb 2026	Feb 2025	Feb 2024	Feb 2024	Feb 2026	Feb 2025	Feb 2024	Feb 2024	2026	2025	2024
Amortisation period	3.5 years	3 years	3 years	3 years	4 years	3 years	3 years	3 years	4 years	3 years	3 years	3 years
1. As of 13 September 2023, the trading unit of the Novo Nordisk B shares listed on NASDAQ Copenhagen and ADRs listed on the New York Stock Exchange (NYSE) was changed from DKK 0.20 to DKK 0.10. Comparative figures have been restated to reflect the change in trading unit from DKK 0.20 to DKK 0.10. 2. The number of shares to be allocated under the LTIPs to Management Board and management group below Management Board, respectively, may potentially be reduced or increased depending on whether Novo Nordisk's performance during the three-year performance period is higher or lower compared to targets determined by the Board. The maximum number is capped.

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5.2 Commitments

Contractual obligations not recognised in the balance sheet
DKK million (undiscounted)	Current	Non-current	Total
2023
Leases[1]	144	2,053	2,197
Research and development obligations	8,678	13,235	21,913
Research and development – potential milestone payments[2]	1,234	27,311	28,545
Commercial product launch – potential milestone payments[2]	—	12,952	12,952
Purchase obligations relating to investments in property, plant and equipment	4,222	1,693	5,915
Purchase obligations relating to contract manufacturers	6,315	26,792	33,107
Other purchase obligations	7,151	5,888	13,039
Total obligations not recognised in the balance sheet	27,744	89,924	117,668
2022
Leases[1]	205	1,641	1,846
Research and development obligations	5,988	7,582	13,570
Research and development – potential milestone payments[2]	376	5,011	5,387
Commercial product launch – potential milestone payments[2]	—	7,598	7,598
Purchase obligations relating to investments in property, plant and equipment	1,696	1,427	3,123
Purchase obligations relating to contract manufacturers	3,537	9,825	13,362
Other purchase obligations	15,225	4,541	19,766
Total obligations not recognised in the balance sheet	27,027	37,625	64,652
1. Predominantly relates to estimated variable property taxes, leases committed but not yet commenced and low value leases. 2. Potential milestone payments are associated with uncertainty because they are linked to successful achievements in research activities.

Contractual obligations
Research and development obligations include contingent payments related to achieving development milestones. Such amounts entail uncertainties in relation to the period in which payments are due because a proportion of the obligations are dependent on milestone achievements. Exercise fees and subsequent milestone payments under in-licensing option agreements are excluded, as Novo Nordisk is not contractually obligated to make such payments. Commercial product launch milestones include contingent payments solely related to achievement of a commercial product launch following regulatory approval. The increase in research and development obligation is driven by the general increase in business activities.

Commercial milestones, royalties and other payments based on a percentage of sales generated from sale of goods following marketing approval are excluded from the contractual commitments analysis because of their contingent nature, related to future sales.

The purchase obligations related to investments in property, plant and equipment primarily relates to production capacity expansion projects. Novo Nordisk expects to fund these commitments with existing cash and cash flow from operations.

Other purchase commitments mainly consist of commitments related to promotional and media activities, professional and consulting activities and strategic sourcing contracts.

The contractual obligations not recognised in the balance sheet represent contractual payments and are not discounted and are not risk-adjusted.

Other guarantees
Other guarantees amount to DKK 1,878 million (DKK 1,222 million in 2022). Other guarantees primarily relate to performance guarantees issued by Novo Nordisk.

5.3 Acquisition of businesses

Fair value recognised at date of acquisition
2022
DKK million	Forma Therapeutics
Intellectual property rights	5,766
Other intangible assets	492
Financial assets	77
Marketable securities	1,470
Cash	1,027
Deferred tax assets (liabilities), net	(709)
Other net assets	(21)
Net identifiable assets acquired	8,102
Goodwill	—
Consideration transferred	8,102
Cash acquired	(1,027)
Cash used for acquisition of businesses	7,075

Business combinations in 2023
No transactions completed during 2023 were classified as acquisitions of businesses.

Business combinations in 2022
On 14 October 2022, Novo Nordisk acquired all outstanding shares of the publicly held US company Forma Therapeutics Holdings, Inc. at a price of USD 20 per share via a cash tender offer, equal to a total purchase price of DKK 8,102 million. At end of 2022, the initial accounting for goodwill, intellectual property rights, other intangible assets and deferred tax assets and liabilities remained provisional. The valuation of these were finalised in 2023 with the result that net deferred tax liabilities were reduced retrospectively by DKK 524 million to a total of DKK 709 million. The reduction was offset by a corresponding amount to goodwill. The valuation of intellectual property rights and other intangible assets remain unchanged.

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ACCOUNTING POLICIES
The acquisition method of accounting is used to account for all business combinations.

The purchase price for a business comprises the fair values of the assets transferred, liabilities incurred to the former owners including warrant holders of the acquired business and the fair value of any asset or liability resulting from a contingent consideration arrangement. Any amount of the purchase price which effectively comprises a settlement of a pre-existing relationship is not part of the exchange for the acquiree and is therefore not included in the consideration for the purpose of applying the acquisition method. Settlements of pre-existing relationships are accounted for as separate transactions in accordance with the relevant IFRS standards.

Identifiable assets and liabilities and contingent liabilities assumed are measured at fair value at the date of acquisition by applying relevant valuation methods. Acquisition-related costs are expensed as incurred. Goodwill is recognised at the excess of purchase price over the fair value of net identifiable assets acquired and liabilities assumed.

KEY ACCOUNTING ESTIMATES IN DETERMINING THE FAIR VALUE OF
INTANGIBLE ASSETS
The application of the acquisition method involves the use of significant estimates because the identifiable net assets of the acquiree are recognised at their fair value for which observable market prices are typically not available. This is particularly relevant for intangible assets which require use of valuation techniques typically based on estimates of present value of future uncertain cash flows. For the 2022 acquisition of Forma Therapeutics Holdings, Inc. valuations of intellectual property rights were based on estimated and risk adjusted net present value of future cash flows.

5.4 Related party transactions

Material transactions with related parties
DKK million	2023	2022	2021
Novo Holdings A/S
Purchase of Novo Nordisk B shares	8,775	6,984	6,695
Dividend payment to Novo Holdings A/S	9,028	7,207	6,144
NNIT Group
Services provided by NNIT	436	660	593
Dividend payment from NNIT	—	—	(4)
Altasciences Group
Services provided by Novo Nordisk	—	—	—
Services provided by Altasciences	229	70	11
Novozymes Group
Services provided by Novo Nordisk	(48)	(78)	(116)
Services provided by Novozymes	112	92	78

Novo Nordisk A/S is controlled by Novo Holdings A/S (incorporated in Denmark), which owns 28.1% of the share capital in Novo Nordisk A/S, representing 77.1% of the total number of votes. The remaining shares are widely held. The ultimate parent of the Group is the Novo Nordisk Foundation (incorporated in Denmark). Both entities are considered related parties.

As associated companies of Novo Nordisk A/S, NNIT Group and Churchill Stateside Solar Fund XIV, LLC ('CS Solar Fund XIV') are considered related parties. As associated companies of Novo Holdings A/S, Unchained Labs, Inc. and Altasciences Company Inc. are considered related parties to Novo Nordisk A/S. As Novo Holdings is a controlling shareholder, the Novozymes Group, Sonion Group and Xellia Pharmaceuticals are also considered to be related parties, as well as the Board of Directors and Executive Management of Novo Nordisk A/S.

In 2023, Novo Nordisk A/S acquired 14,025 B shares, worth DKK 8.8 billion, from Novo Holdings A/S as part of the DKK 30.0 billion share repurchase programme. The transaction price for each transaction was calculated as the average market price in the open window period following the announcements of the financial results for the first and third quarters in 2023.

There were no transactions with the Board of Directors or Executive Management besides remuneration.

There were no material unsettled balances with related parties at the end of the year.
5.5 Fees to statutory auditors

DKK million	2023	2022	2021
Statutory audit[1]	30	38	26
Audit-related services	3	2	3
Tax advisory services	8	3	4
Other services	18	12	4
Total fees to statutory auditors	59	55	37
1. 2022 statutory audit fee includes DKK 9 million of additional fee related to 2021.
Fees for services other than statutory audit of the financial statements amount to DKK 29 million (DKK 17 million in 2022 and DKK 11 million in 2021).

In 2023, Deloitte Statsautoriseret Revisionspartnerselskab provided other services than statutory audit in the amount of DKK 18 million (DKK 12 million in 2022 and
DKK 6 million in 2021) which relate to tax due diligence and transfer pricing, management consulting for strategic projects, leadership training, review of ESG data and other assurance assessments and opinions.

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5.6 General accounting policies

Principles of consolidation
The consolidated financial statements incorporate the financial statements of the parent company Novo Nordisk A/S and entities controlled by Novo Nordisk A/S. Control exists when Novo Nordisk has effective power over the entity and has the right to variable returns from the entity. The results of subsidiaries acquired or disposed of during the year are included in the consolidated income statement from the effective date of acquisition and up to the effective date of disposal.

Functional and presentation currency
Items included in the financial statements of Novo Nordisk's entities are measured using the currency of the primary economic environment in which the entity operates (functional currency). The consolidated financial statements are presented in Danish kroner (DKK), which is also the functional and presentation currency of the parent company.

Translation of transactions and balances
Foreign currency transactions are translated into the functional currency using the prevailing exchange rates at the transaction dates. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities are recognised in the income statement. Foreign currency differences arising from the translation of effective qualifying cash flow hedges are recognised in other comprehensive income.

Translation of Group companies
Financial statements of foreign subsidiaries are translated into DKK at the exchange rates prevailing at the end of the reporting period for balance sheet items, and at average exchange rates for income statement items. All effects of exchange rate adjustments are recognised in other comprehensive income.

Cash flow statement
The Cash flow statement is presented in accordance with the indirect method commencing with net profit for the year.

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5.7 Companies in the Novo Nordisk Group

Activity:	•	Sales and marketing	•	Production
	•	Research and development	•	Services/investments

Company and country		Activity
Parent company
Novo Nordisk A/S, Denmark		•	•	•	•

Subsidiaries by geographical area

Company and country	Percentage of shares owned	Activity
North America Operations
Inversago Pharma Inc., Canada	100			•
Novo Nordisk Canada Inc., Canada	100	•
Novo Nordisk North America Operations A/S, Denmark	100				•
Novo Nordisk Inc., US	100	•
Novo Nordisk Pharmaceutical Industries LP, US	100		•
Novo Nordisk Pharmatech US, Inc., US	100	•
Novo Nordisk Pharma, Inc., US	100	•
Novo Nordisk Research Center Indianapolis, Inc., US	100			•
Novo Nordisk Research Center Seattle, Inc., US	100			•
Novo Nordisk US Bio Production, Inc., US	100		•
Novo Nordisk US Commercial Holdings, Inc., US	100				•
Novo Nordisk US Holdings Inc., US	100				•
Dicerna Pharmaceuticals, Inc., US	100			•
Emisphere Technologies, Inc., US	100				•
Forma Therapeutics, Inc., US	100			•

Region International Operations
Novo Nordisk Pharmaceuticals A/S, Denmark	100				•
Novo Nordisk Pharma Operations A/S, Denmark	100	•			•
Novo Nordisk Region AAMEO and LATAM A/S, Denmark	100				•
Novo Nordisk Region Europe A/S, Denmark	100				•
Novo Nordisk Region Japan & Korea A/S, Denmark	100				•

Region EMEA
Aldaph SpA, Algeria	100	•	•
Novo Nordisk Pharma GmbH, Austria	100	•
S.A. Novo Nordisk Pharma N.V., Belgium	100	•
Novo Nordisk Pharma d.o.o., Bosnia and Herzegovina	100	•
Novo Nordisk Pharma EAD, Bulgaria	100	•
Novo Nordisk Hrvatska d.o.o., Croatia	100	•
Novo Nordisk s.r.o., Czech Republic	100	•
Novo Nordisk Denmark A/S, Denmark	100	•
Novo Nordisk Pharmatech A/S, Denmark	100	•	•
Novo Nordisk Egypt LLC, Egypt	100	•
Novo Nordisk Egypt Pharmaceuticals Ltd., Egypt	100	•

Company and country	Percentage of shares owned	Activity
Novo Nordisk Estonia OÜ, Estonia	100	•
Novo Nordisk Farma OY, Finland	100	•
Biocorp Production S.A., France	100		•	•
Novo Nordisk, France	100	•
Novo Nordisk Production SAS, France	100		•
Novo Nordisk Pharma GmbH, Germany	100	•
Novo Nordisk Hellas Epe., Greece	100	•
Novo Nordisk Hungária Kft., Hungary	100	•
Novo Nordisk Limited, Ireland	100	•
Novo Nordisk Ltd, Israel	100	•
Novo Nordisk S.P.A., Italy	100	•
Novo Nordisk Kazakhstan LLP, Kazakhstan	100	•
Novo Nordisk Kenya Ltd., Kenya	100	•
Novo Nordisk Latvia SIA, Latvia	100	•
Novo Nordisk Pharma SARL, Lebanon	100	•
UAB Novo Nordisk Pharma, Lithuania	100	•
Novo Nordisk Farma dooel, North Macedonia	100	•
Novo Nordisk Pharma SAS, Morocco	100	•
Novo Nordisk B.V., Netherlands	100	•
Novo Nordisk Finance (Netherlands) B.V., Netherlands	100				•
Novo Nordisk Pharma Limited, Nigeria	100	•
Novo Nordisk Norway AS, Norway	100	•
Novo Nordisk Pharmaceutical Services Sp. z.o.o., Poland	100	•
Novo Nordisk Pharma Sp.z.o.o., Poland	100	•
Novo Nordisk Portugal, Lda., Portugal	100	•
Novo Nordisk Farma S.R.L., Romania	100	•
Novo Nordisk Limited Liability Company, Russia	100	•	•
Novo Nordisk Production Support LLC, Russia	100				•
Novo Nordisk Saudi for Trading, Saudi Arabia	100	•
Novo Nordisk Pharma d.o.o. Belgrade (Serbia), Serbia	100	•
Novo Nordisk Slovakia s.r.o., Slovakia	100	•
Novo Nordisk, d.o.o., Slovenia	100	•
Novo Nordisk (Pty) Limited, South Africa	100	•
Novo Nordisk Pharma S.A., Spain	100	•
Novo Nordisk Scandinavia AB, Sweden	100	•
Novo Nordisk Health Care AG, Switzerland	100	•		•	•
Novo Nordisk Pharma AG, Switzerland	100	•
Novo Nordisk Tunisie SARL, Tunisia	100	•
Novo Nordisk Saglik Ürünleri Tic. Ltd. Sti., Turkey	100	•
Novo Nordisk Ukraine, LLC, Ukraine	100	•
Novo Nordisk Pharma Gulf FZE, United Arab Emirates	100	•
Novo Nordisk Holding Limited, UK	100				•
Novo Nordisk Limited, UK	100	•
Novo Nordisk Research Centre Oxford Limited, UK	100			•

Company and country	Percentage of shares owned	Activity
Region China
Novo Nordisk (China) Pharmaceuticals Co. Ltd., China	100	•	•
Novo Nordisk (Shanghai) Pharma Trading Co., Ltd., China	100	•
Novo Nordisk Region China A/S, Denmark	100				•
Novo Nordisk Hong Kong Limited, Hong Kong	100	•
Novo Nordisk Pharma (Taiwan) Ltd., Taiwan	100	•
Beijing Novo Nordisk Pharmaceuticals Science & Technology Co., Ltd., China	100			•

Region Rest of World
Novo Nordisk Pharma Argentina S.A., Argentina	100	•
Novo Nordisk Pharmaceuticals Pty. Ltd., Australia	100	•
Novo Nordisk Pharma (Private) Limited, Bangladesh	100	•
Novo Nordisk Produção Farmacêutica do Brasil Ltda., Brazil	100		•
Novo Nordisk Farmacêutica do Brasil Ltda., Brazil	100	•
Novo Nordisk Farmacéutica Limitada, Chile	100	•
Novo Nordisk Colombia SAS, Colombia	100	•
Novo Nordisk India Private Limited, India	100	•
Novo Nordisk Service Centre (India) Pvt. Ltd., India	100				•
PT. Novo Nordisk Indonesia, Indonesia	100	•
Novo Nordisk Pars, Iran	100	•	•
Novo Nordisk Pharma Ltd., Japan	100	•	•
Novo Nordisk Pharma (Malaysia) Sdn Bhd, Malaysia	100	•
Novo Nordisk Pharma Operations Sdn Bhd, Malaysia	100	•
Novo Nordisk Mexico S.A. de C.V., Mexico	100	•
Novo Nordisk Pharmaceuticals Ltd., New Zealand	100	•
Novo Nordisk Pharma (Private) Limited, Pakistan	100	•
Novo Nordisk Panama S.A., Panama	100	•
Novo Nordisk Peru S.A.C., Peru	100	•
Novo Nordisk Pharmaceuticals (Philippines) Inc., Philippines	100	•
Novo Nordisk Pharma (Singapore) Pte Ltd., Singapore	100	•
Novo Nordisk India Holding Pte Ltd., Singapore	100				•
Novo Nordisk Pharma Korea Ltd., South Korea	100	•
Novo Nordisk Lanka (PVT) Ltd, Sri Lanka	100	•
Novo Nordisk Pharma (Thailand) Ltd., Thailand	100	•
Novo Nordisk Vietnam Ltd., Vietnam	100	•

Other subsidiaries and associated companies
Company and country	Percentage of shares owned	Activity
NNE A/S, Denmark	100				•
NNIT A/S, Denmark	18				•
CS Solar Fund XIV, LLC, US	99				•

Companies without significant activities are not included in the list.
NNE A/S subsidiaries are not included in the list.

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Financial definitions

(part of the Management review – not audited)

Financial ratios have been calculated in accordance with the guidelines from the Danish Society of Financial Analysts, and supplemented by certain key ratios for Novo Nordisk. Financial ratios are described below and in the section 'Non-IFRS financial measures'.

ADR
An American Depository Receipt (or ADR) represents ownership of the shares of a non-US company and trades in US financial markets.

Basic earnings per share (EPS)
Net profit divided by the average number of shares outstanding.

Diluted earnings per share
Net profit divided by average number of shares outstanding, including the dilutive effect of the outstanding restricted stock units.

Dividend payout ratio
Total dividends for the year as a percentage of net profit. Total dividends for the year comprise of interim dividend paid during the year and proposed ordinary dividend for the year.

EBITDA
EBITDA is defined as ’net profit’, adjusted for 'income taxes', 'financial items', 'depreciation and amortisation' and 'impairment losses'.

Effective tax rate
Income taxes as a percentage of profit before income taxes.

Gross margin
Gross profit as a percentage of net sales.

Net profit margin
Net profit as a percentage of net sales.

Number of shares outstanding
The total number of shares, excluding the holding of treasury shares.

Operating margin
Operating profit as a percentage of net sales.

Purchase of intangible assets
Cash flow statement amount for the purchase of intangible assets.

Purchase of property, plant and equipment
Cash flow statement amount for the purchase of property, plant and equipment.

The definition of capital expenditure was redefined in 2019. Capital expenditure is now defined as purchase of property, plant and equipment from the cash flow statement.

Shares
The share capital of Novo Nordisk comprise of A-shares and B-shares, with B-shares listed on Nasdaq Copenhagen in trading units of nominal value DKK 0.10 and ADRs, that equals B-shares of nominal value DKK 0.10, being listed on New York Stock Exchange (NYSE). Key ratios per share, including number of outstanding shares, are aligned with trading units of nominal value DKK 0.10.

Working capital
Working capital measures the liquid assets Novo Nordisk has available for operations.

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Non-IFRS financial measures

(part of the Management review – not audited)

In the Annual Report, Novo Nordisk discloses certain financial measures of the Group’s financial performance, financial position and cash flows that reflect adjustments to the most directly comparable measures calculated and presented in accordance with IFRS. These non-IFRS financial measures may not be defined and calculated by other companies in the same manner, and may therefore not be comparable.

The non-IFRS financial measures presented in the Annual Report are:

•Net sales and operating profit in constant exchange rates (CER)
•'Net profit’, adjusted for 'income taxes', 'financial items', 'depreciation and amortisation' and 'impairment losses' (EBITDA)
•Return on invested capital (ROIC)
•Free cash flow
•Cash to earnings

IFRS refers to an IFRS financial measure.

Sales and operating profit growth in constant exchange rates
'Growth in constant exchange rates' means that the effect of changes in exchange rates is excluded. It is defined as sales/operating profit for the period measured at the average exchange rates for the same period of the prior year, compared with net sales/operating profit for the same period of the prior year. Price adjustments within hyperinflation countries as defined in IAS 29 'Financial reporting in hyperinflation economies' are excluded from the calculation to avoid growth in constant exchange rates being artificially inflated. Growth in constant exchange rates is considered to be relevant information for investors in order to understand the underlying development in sales and operating profit by adjusting for the impact of currency fluctuations.

Net sales in constant exchange rates
DKK million	2023	2022	2021
Net sales IFRS	232,261	176,954	140,800
Effect of exchange rate	7,658	(13,024)	3,643
Net sales in constant exchange rates	239,919	163,930	144,443
Net sales previous year	176,954	140,800	126,946
% increase/(decrease) in reported currencies	31.3%	25.7%	10.9%
% increase/(decrease) in constant exchange rates	35.6%	16.4%	13.8%

Operating profit in constant exchange rates
DKK million	2023	2022	2021
Operating profit IFRS	102,574	74,809	58,644
Effect of exchange rate	4,898	(7,578)	2,332
Operating profit in constant exchange rates	107,472	67,231	60,976
Operating profit previous year	74,809	58,644	54,126
% increase/(decrease) in reported currencies	37.1%	27.6%	8.3%
% increase/(decrease) in constant exchange rates	43.7%	14.6%	12.7%

Earnings before interest, taxes, depreciation, amortisation and impairment losses (EBITDA)
EBITDA is defined as ’net profit’, before 'income taxes', 'financial items', 'depreciation and amortisation' and 'impairment losses'.

Management believes EBITDA is a useful measure as it helps analyse operating results from core business operations without including the effects of capital structure, tax rates, depreciation, amortisation and impairment losses.

The following table shows a reconciliation of EBITDA with operating profit, the most directly comparable IFRS financial measures:

EBITDA
DKK million	2023	2022	2021
Net profit IFRS	83,683	55,525	47,757
Income taxes IFRS	20,991	13,537	11,323
Financial income IFRS	(2,945)	(239)	(2,887)
Financial expenses IFRS	845	5,986	2,451
Operating profit (EBIT) IFRS	102,574	74,809	58,644
Depreciation and amortisations	7,289	6,553	5,311
Impairment losses	2,124	809	714
EBITDA	111,987	82,171	64,669

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Return on invested capital (ROIC)
ROIC is defined as 'operating profit after tax' (using the effective tax rate) as a percentage of average inventories, receivables, property, plant and equipment, intangible assets and deferred tax assets, less non-interest-bearing liabilities including provisions and deferred tax liabilities (where the average is the sum of the above assets and liabilities at the beginning of the year and at year-end divided by two).

Management believes ROIC is a useful measure in providing investors and Management with information regarding the Group's performance. The calculation of this financial target is a widely accepted measure of earnings efficiency in relation to total capital employed.

The following tables show the reconciliation of ROIC with operating profit/equity in %, the most directly comparable IFRS financial measure:

Operating profit/equity in %
DKK million	2023	2022	2021
Operating profit IFRS	102,574	74,809	58,644
/ Equity IFRS	106,561	83,486	70,746
Operating profit/equity in %	96.3%	89.6%	82.9%

ROIC
DKK million	2023	2022	2021
Operating profit after tax	81,957	60,146	47,384
/ Average net operating assets	92,566	81,744	68,634
ROIC in %	88.5%	73.6%	69.0%
ROIC numerator
Reconciliation of operating profit to operating profit after tax

DKK million	2023	2022	2021
Operating profit IFRS	102,574	74,809	58,644
Tax on operating profit (using effective tax rate)	(20,617)	(14,663)	(11,260)
Operating profit after tax	81,957	60,146	47,384

ROIC denominator

DKK million	2023	2022	2021
Intangible assets	60,406	50,939	43,171
Property, plant and equipment	90,961	66,671	55,362
Deferred income tax assets	20,380	13,904	8,672
Other receivables and prepayments (non-current)	1,430	206	267
Inventories	31,811	24,388	19,621
Trade receivables	64,770	50,560	40,643
Tax receivables	2,423	940	1,119
Other receivables and prepayments (current)	8,068	6,005	5,037
Deferred income tax liabilities	(10,162)	(7,061)	(5,271)
Retirement benefit obligations	(742)	(762)	(1,280)
Other liabilities (non-current)	(189)	(100)	(360)
Provisions (non-current)	(6,649)	(4,590)	(4,374)
Trade payables	(25,606)	(15,587)	(8,870)
Tax payables	(7,116)	(7,091)	(3,658)
Other liabilities (current)	(28,705)	(23,606)	(19,600)
Provisions (current)	(100,478)	(70,287)	(51,520)
Net operating assets	100,602	84,529	78,959
Average net operating assets	92,566	81,744	68,634
Reconciliation of net operating assets to equity: IFRS

DKK million	2023	2022	2021
Equity IFRS	106,561	83,486	70,746
Investment in associated companies	(410)	(327)	(525)
Other financial assets	(1,253)	(1,016)	(916)
Marketable securities	(15,838)	(10,921)	(6,765)
Derivative financial instruments	(2,344)	(2,727)	(1,690)
Cash at bank	(14,392)	(12,653)	(10,720)
Borrowings – non-current	20,528	24,318	12,961
Borrowings – current	6,478	1,466	13,684
Derivative financial instruments	1,272	2,903	2,184
Net operating assets	100,602	84,529	78,959

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Free cash flow
Free cash flow is a measure of the amount of cash generated in the period which is available for the Board to allocate between Novo Nordisk's capital providers, through measures such as dividends, share repurchases and repayment of debt (excluding lease liability repayments) or for retaining within the business to fund future growth.

The following table shows a reconciliation of free cash flow with net cash generated from operating activities, the most directly comparable IFRS financial measure:

Free cash flow
DKK million	2023	2022	2021
Net cash generated from operating activities IFRS	108,908	78,887	55,000
Net cash used in investing activities IFRS	(43,892)	(24,918)	(31,605)
Net purchase of marketable securities IFRS	4,758	2,921	5,937
Addition on marketable securities through acquisition of business IFRS	—	1,470	861
Repayment on lease liabilities IFRS	(1,448)	(998)	(874)
Free cash flow	68,326	57,362	29,319

Cash to earnings
Cash to earnings is defined as 'free cash flow as a percentage of net profit'.

Management believes that cash to earnings is an important performance metric because it measures the Group’s ability to turn earnings into cash. Since Management wants this measure to capture the ability of the Group’s operations to generate cash, free cash flow is used as the numerator instead of net cash flow.

The following table shows the reconciliation of cash to earnings to cash flow from operating activities/net profit in %, the most directly comparable IFRS financial measure:

Cash flow from operating activities/net profit in %
DKK million	2023	2022	2021
Net cash generated from operating activities IFRS	108,908	78,887	55,000
/ Net profit IFRS	83,683	55,525	47,757
Cash flow from operating activities/net profit in %	130.1%	142.1%	115.2%

Cash to earnings
DKK million	2023	2022	2021
Free cash flow	68,326	57,362	29,319
/ Net profit IFRS	83,683	55,525	47,757
Cash to earnings	81.6%	103.3%	61.4%

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Statement of ESG performance
for the year ended 31 December

	Note	2023	2022	2021
Environmental performance
Energy consumption for operations (1,000 GJ)	7.1	3,784	3,677	3,387
Share of renewable power for production sites	7.1	100%	100%	100%
Scope 1 emissions (1,000 tonnes CO2e)[1]	7.2	78	76	77
Scope 2 emissions (1,000 tonnes CO2e)[1]	7.2	15	16	16
Scope 3 emissions (1,000 tonnes CO2e)[1,2]	7.2	3,738	2,418	N/A
Water consumption for production sites (1,000 m3)	7.3	4,150	3,918	3,488
Waste from production sites (tonnes)	7.4	189,091	213,505	180,806
Breaches of environmental regulatory limit values[3]	7.5	12	8	8
Social performance
Patients
Patients reached with Novo Nordisk's Diabetes and Obesity care products (in millions)[4]	8.1	41.6	36.9	34.9
•Hereof reached via the Novo Nordisk Access to Insulin Commitment (in millions)	8.1	2.4	1.8	1.7
Children reached through the Changing Diabetes® in Children programme (cumulative)	8.1	52,249	41,033	31,846
People and employees
Year-end employees (total)	8.2	64,319	55,185	48,478
Employee turnover	8.2	5.5%	8.2%	11.0%
Gender in leadership positions (ratio men:women)	8.3	54:46	56:44	57:43
Gender in senior leadership positions (ratio men:women)	8.3	59:41	61:39	64:36
Gender in the Board of Directors (ratio men:women)	8.3	50:50	54:46	67:33
Sustainable employer score	8.4	86%	85%	84%
Frequency of occupational accidents (number per million working hours)	8.5	1.5	1.5	1.3

	Note	2023	2022	2021
Social performance (continued)
Societies
Change in average net price across US product portfolio (% change to previous year)	8.6	(8.2%)	(10.5%)	(12.3%)
Change in average net price across US insulin portfolio (% change to previous year)	8.6	(24.4%)	(19.5%)	(10.9%)
Total tax contribution (DKK million)	8.7	51,247	36,003	32,593
Donations and other contributions (DKK million)	8.8	138	126	92
Governance performance
Business ethics reviews	9.1	40	35	37
Employees trained in business ethics	9.1	99%	99%	98%
Number of substantiated cases reported via the Compliance Hotline	9.2	314	288	236
Convictions for violation of anti-corruption and anti-bribery laws	9.2	—	—	—
Supplier audits	9.3	382	294	253
Product recalls	9.4	2	3	1
Failed inspections	9.5	—	—	—
Facilitations of the Novo Nordisk Way	9.6	42	36	34
Company reputation (scale 0-100)	9.7	82.1	82.3	82.6
Animals purchased for research	9.8	56,508	79,750	47,879
1. 2023 is the first year of reporting all emission categories in CO2e. Comparative figures for scope 1, 2 and part of scope 3 emissions are measured in CO2. Refer to section 7.2 for further details. 2. 2022 was the first year of full scope 3 emissions' disclosure, which in 2021 and previously was limited to business flights and product distribution. 3. The methodology for counting number of breaches has changed in 2023. Comparative figures are adjusted accordingly. 4. 2023 is the first year of reporting Obesity as part of number of patients reached. Comparative figures are adjusted accordingly.

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Notes to the consolidated ESG statement

Section 6
Basis of preparation

General reporting standards and principles
Novo Nordisk's annual reporting complies with the Danish Financial Statements Act. Sections 99a, 99b, 99d and 107d specify the requirements to report on the management of risks related to the environment, climate, human rights, labour and social conditions, anti-corruption, gender distribution and data ethics. These requirements are addressed in the Management review.

As recommended by the Taskforce on Climate-related Financial Disclosures (TCFD), Novo Nordisk is working to integrate two climate change scenarios into the risk management process, to identify short-, medium- and long-term risks within the production and supply chain:

•Limiting temperature increase to well below 2ºC scenario, preferably 1.5ºC, compared to pre-industrial times in accordance with the Paris Agreement.
•A temperature increase of 4ºC scenario as an alternative high-emission scenario.

Scope 1, 2 and 3 emissions have been prepared in accordance with the Greenhouse Gas (GHG) Protocol. Novo Nordisk also discloses in accordance with the recommendations put forward by the Carbon Disclosure Project (CDP). For a full breakdown of climate and water impacts, please refer to the publicly available report on Novo Nordisk's CDP disclosures at: www.cdp.net.

Inclusivity
As a pharmaceutical business with global reach, Novo Nordisk is committed to being accountable to those stakeholders who are impacted by the organisation. From the perspective of social responsibility, the key stakeholder groups are patients who rely on Novo Nordisk's products, employees at Novo Nordisk and throughout the Group's value chain, business partners and local communities. Novo Nordisk maps its stakeholders and has processes in place to ensure inclusion of stakeholder concerns and expectations.

Responsiveness
The Annual Report reflects how Novo Nordisk manages operations in ways that consider and respond to stakeholder concerns and interests. The report reaches out to a wide range of stakeholders but is primarily prepared with investors in mind.
For most Novo Nordisk stakeholders, the Annual Report is just one element of interaction and communication with the Company.

Impact
Understanding, measuring and communicating the positive and negative impacts on society and the planet of Novo Nordisk's activities is important and remains a priority for Novo Nordisk.

Materiality
The 2023 consolidated ESG statement includes KPIs as guided by Novo Nordisk's ESG strategy and ongoing external stakeholder engagement. When assessing whether a KPI is material to the consolidated ESG statement, Management considers whether the matter is of such relevance and importance that it could substantially influence the assessment of Novo Nordisk's ESG performance by the users of the Annual Report 2023.

The provisional Double Materiality Assessment described on page 12, performed at the end of 2023, will inform our ESG reporting in 2024 in accordance with the Corporate Sustainability Reporting Directive (CSRD) and will be updated regularly.

Principles of consolidation
The disclosures of energy consumption and CO2e emissions cover production sites, laboratories and offices. The disclosures of water consumption, environmental breaches and waste cover production sites. Novo Nordisk Engineering A/S is not included in our environmental reporting.

The social and governance-related disclosures cover the Novo Nordisk Group, comprising Novo Nordisk A/S and entities controlled by Novo Nordisk A/S. Novo Nordisk Engineering A/S is not included in our reporting for Sustainable employer score, employees trained in business ethics, failed inspections and facilitations of the Novo Nordisk Way. Novo Nordisk Pharmatech A/S is not included in our reporting on employees trained in business ethics and facilitations of the Novo Nordisk Way.

Changes in accounting policies and disclosures
The accounting policies set out in the notes have been applied consistently in the preparation of the consolidated ESG statement for all the years presented, unless stated otherwise.

The following changes to accounting policies and new KPIs have been considered in the 2023 consolidated ESG statement:

Environmental performance
In 2022, scope 1 emissions, scope 2 emissions and scope 3 emissions from business travel were calculated as CO2. To further align with the GHG Protocol, in 2023 these KPIs are calculated as CO2e. The remaining scope 3 emissions have been calculated as CO2e in 2022 and 2023. CO2e includes CO2 and all other greenhouse gases; for more information, please refer to section 7.2. Additionally, scope 1 emissions have been expanded to also include refrigerants. Further scope changes may occur in the future as more data becomes available.

In 2023, the methodology for counting the number of breaches of regulatory limit values was changed. Breaches related to the same continued exceedance at the same site are counted as one breach for the year. Comparative figures for 2021 and 2022 have been adjusted accordingly. Please refer to section 7.5.

Social performance
The KPI on patients reached has been expanded to include patients reached with
Novo Nordisk's Obesity care products. Comparative figures for 2021 and 2022 have been adjusted accordingly; please refer to section 8.1. New breakdowns including comparative figures for 2021 and 2022 have been included on employees by gender and by age group. Please refer to section 8.2.

Governance performance
New KPIs including comparative figures for 2021 and 2022 have been included on number of substantiated cases reported via the Compliance Hotline and convictions for violation of anti-corruption and anti-bribery laws. Please refer to section 9.2.

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Section 7
Environmental performance

7.1 Energy consumption for operations and
share of renewable power for production sites

Energy consumption for operations
1,000 GJ	2023	2022	2021
Production	3,214	3,091	2,859
Office buildings and laboratories	570	586	528
Total energy consumption	3,784	3,677	3,387

In 2023, Novo Nordisk continued working with energy-saving, optimisation and stabilisation projects. This included utilising more renewable natural gas and steam, reducing propane, diesel and heavy fuel usage, and implementing new dehumidification systems. Energy-saving projects implemented in 2023 within production sites resulted in annual energy savings of 64 thousand GJ. These efforts could not fully mitigate the increased production volumes, ramp-up activities and impact from adverse local weather conditions, and consequently energy consumption for production increased by 4%.

Energy consumption in office buildings and laboratories decreased by 3% due to reduced use of facilities and implementation of energy-saving measures.

Since 2020, Novo Nordisk has transitioned to sourcing 100% renewable power for production through a mix of solutions, primarily Renewable Electricity Certificates (REC), Power Purchase Agreements (PPA), Guarantees of Origin (GO) as well as on-site renewable solutions.

ACCOUNTING POLICIES
Energy consumption for operations is measured as consumption of power, steam, heat and fuel. Fuel is mainly natural gas, wood, diesel oil, gas oil and light fuel oil. Energy consumption is based on metre readings and invoices. Energy consumption in office buildings outside of Denmark is limited to the consumption of power.

The share of renewable power used at production sites is reported according to the Greenhouse Gas (GHG) Protocol scope 2 Guideline. The market-based method is used to account for renewable power at production sites through procurement of contractual instruments such as Energy Attribute Certificates (EAC), PPAs and GOs from sources such as wind, hydro, solar and biomass. Contractual instruments are procured based on the total consumption of power in each country involved in production.
7.2 Scope 1, 2 and 3 emissions

1,000 tonnes CO2e	2023	2022	2021
Scope 1[1]	78	76	77
– Production	31	25	29
– Office buildings and laboratories	1	3	2
– Company cars	46	48	46
Scope 2[1]	15	16	16
– Production	12	11	10
– Office buildings and laboratories	3	5	6
Scope 3[2]	3,738	2,418	N/A
– Purchased goods and services[3]	2,067	1,473	N/A
– Capital goods[3]	1,315	614	N/A
– Fuel and energy related activities	56	55	N/A
– Upstream transportation and distribution	113	123	N/A
– Waste generated in operations	6	5	N/A
– Business travel[1,3]	83	73	N/A
– Employee commuting	43	35	N/A
– Downstream transportation and distribution	52	37	N/A
– End-of-life treatment of sold products	3	3	N/A
Total CO2e emissions	3,831	2,510	N/A
1. Categories measured in CO2 in comparison periods. 2. The calculation of scope 3 emissions is substantially based on estimates and therefore inherently uncertain. 3. 2022 figures have been restated by adding 222, 137 and 18 thousand tonnes, respectively.

In 2023, Novo Nordisk experienced increased production volumes, ramp-up activities and impact from adverse local weather conditions; however, due to energy-saving projects and renewable power initiatives, scope 1 and 2 emissions remained broadly unchanged from 2022. Scope 3 emissions increased by 55% due to substantial investments in production capacity and increase in supply chain activities to support company growth. The two categories Purchased goods and services and Capital goods account for 90% of the scope 3 emissions, and they account for 98% of the overall scope 3 emissions' increase.

ACCOUNTING POLICIES
Scope 1 emissions
Scope 1 emissions comprise direct CO2e emissions from sources that are owned or controlled by the Novo Nordisk Group. CO2e emissions from production, office buildings and laboratories include consumption of fuel oil, propane, wood and natural gas.

CO2e emissions from production sites additionally include emissions from leakage of refrigerants from cooling systems. Production sites report on refrigerant quantities when there is leakage of refrigerant over 1 kg. Associated CO2e emissions are calculated based on refrigerant quantities and their respective Global Warming Potential (GWP).

CO2e emissions from company cars cover cars leased or owned by Novo Nordisk. Emissions are calculated by multiplying the CO2e emission factors from the Environmental Protection Agency (EPA) by the volumes of diesel and petrol used.

Scope 2 emissions
Scope 2 emissions comprise CO2e emissions from purchased electricity, heat and steam. Market-based emissions are calculated based on CO2e emission factors from the previous year. For a full overview of location-based emissions, please visit: www.cdp.net.

Scope 3 emissions
Novo Nordisk has identified 9 categories, out of the 15 categories of scope 3 emissions defined by the GHG protocol, as relevant. The remaining 6 categories are not separately reported on as they are either not applicable to Novo Nordisk or emissions have been included in the other emission categories.

Purchased goods and services
Purchased goods and services include emissions related to all spend from external suppliers, except for investment spend and travel categories, which are included in other scope 3 categories. Purchased goods and services mainly comprise of raw materials for products, marketing, packaging materials, as well as consumables for laboratory and IT office equipment. Direct spend is converted into CO2e emissions using the average data method. Material weights are matched with CO2e factors depending on data availability. A spend-based factor is applied for direct spend data where no weight can be obtained. Indirect spend is converted into CO2e using a spend-based method.

Capital goods
Capital goods include emissions related to all indirect investment spend from external suppliers, mainly production utilities and equipment. Indirect spend is converted into CO2e emissions via the average spend-based method using emission factors.

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Fuel and energy related activities
Fuel and energy related activities include all upstream CO2e emissions of purchased fuels and energy (beyond scope 1 and 2 emissions). Energy consumption is converted from GJ to kWh and multiplied by DEFRA's country-specific emission factors to assess CO2e tonnes. The category comprises upstream emissions from electricity, steam and heat; upstream emissions from transportation and distribution of electricity, steam and heat and emissions from upstream fuel.

Upstream transportation and distribution
CO2e emissions from upstream transportation and distribution are calculated by an external supplier managing the transportation and distribution processes on behalf of Novo Nordisk, and using the industry standard EcoTransit solution. CO2e emissions are calculated based on the worldwide distribution of semi-finished and finished products, raw materials and components by air, sea and road between production sites and from production sites to subsidiaries, direct customers and importing distributors.

Waste generated in operations
Waste generated in own operations includes CO2e emissions associated with third-party disposal and treatment of waste generated from production sites, offices and laboratories. Currently, waste data is available for production sites and offices, as well as laboratories within Denmark. Waste data is not available for offices and laboratories outside of Denmark, for which CO2e emissions are therefore extrapolated using the waste-type-specific method.

Business travel
Business travel includes CO2e emissions from business flights and other travel, such as hotel stays and taxis. CO2e emissions from business flights are estimated based on mileage and passenger class details obtained from travel agencies. These are multiplied by CO2e emission factors for short-, medium- and long-haul flights. EPA emission factors are used to perform the calculations. Currently, 90% of emissions from flights are calculated based on data provided by travel agencies and the remaining 10% are extrapolated based on travel spend. CO2e emissions from other travel-related activities are calculated using a spend-based approach.

Employee commuting
Employee commuting includes CO2e emissions associated with commuting by all employees except those with company cars, since these emissions are reported as scope 1 emissions. CO2e emissions are estimated using the average data method and based on assumptions for the top six countries (Denmark, USA, India, China, France and Brazil) in terms of number of employees, which account for 85% of the employee base. Average distance and mode of transportation are used to calculate the CO2e emissions for the remaining 15% of employees.

Downstream transportation and distribution
Downstream transportation and distribution include CO2e emissions that occur from transportation and distribution of sold products in vehicles and to facilities not owned or controlled by Novo Nordisk. Only transportation emissions are included in the calculations, specifically from the first receiving warehouse to pharmacies, hospitals and wholesalers. A simulation-based approach is applied to calculate downstream emissions, using a distance-based method by simulating route networks for four countries (Denmark, UK, Switzerland and Brazil). Transportation work (tonne-km)
and CO2e emissions are estimated by calculating the distance travelled for the weight of distributed products and cool boxes. Moreover, the modelled route networks provide the basis for simulating US and China transportation and distribution. Transportation work per net kg product from the six reference countries (Denmark, UK, Switzerland, Brazil, China and US) is extrapolated to the remaining countries. Emissions per country are calculated based on i) the weight of sold products,
ii) reference country transportation work and iii) the emission factor for the region and mode of transportation.

End-of-life treatment of sold products
End-of-life treatment of sold products includes CO2e emissions from end-of-life treatment of all products sold to the market, including packaging. The amount of sold products is calculated from the realised sales data for specific devices and markets. It is assumed that devices are discarded in the markets where they are sold and that the end-of-life treatment follows the general treatment of the household waste for each market. Scenarios have been developed for end-of-life treatment for various Novo Nordisk products (FlexPen®, FlexTouch®, NovoFine® needle etc.). The scenarios cover the US, EU and Japan. The remaining CO2e emissions from other products are extrapolated by unit sales based on average end-of-life emissions from the products.

7.3 Water consumption for production sites

In 2023, production sites consumed 4,150 thousand cubic metres of water; an increase of 6% compared to 2022 due to higher production volumes and ramp up activities for capacity expansion at production sites. Other contributing factors were warmer months in 2023, hence additional water was used for cooling purposes. Additionally, a higher number of employees led to increased on-site activities and extra shifts.

Production sites in France, Brazil, China, US, Iran and Algeria are located in areas of high water stress or with high seasonal variations (please refer to the CDP Water Security 2023 Reporting Guidance). These sites consume 18% of the total water for global production. Despite a significant increase in production volumes, water consumption at these facilities was kept at a 2% increase as the implementation of water conservation projects in water-stressed areas led to savings of 14 thousand cubic metres of water.

ACCOUNTING POLICIES
Water consumption is measured in thousand cubic metres of water and is based on metre readings and invoices. It includes drinking water, industrial water and steam water used at production sites.

7.4 Waste from production sites

Tonnes	2023	2022	2021
Organic residues	128,116	166,183	143,254
Other (paper, cardboard, metals, etc.)	19,019	12,820	7,990
Total recycling	147,135	179,003	151,244
Ethanol waste	12,521	14,913	13,232
Other (various combustible waste)	9,390	8,007	8,239
Total waste with energy recovery	21,911	22,920	21,471
Water waste with no energy recovery	141	356	5,499
Other	1,987	827	1,660
Total waste with no energy recovery	2,128	1,183	7,159
Water waste with resource recovery	7,949	7,379	N/A
Other	9,330	2,114	N/A
Total waste with resource recovery	17,279	9,493	N/A
Total waste to landfill	638	906	932
Total waste	189,091	213,505	180,806

In 2023, waste from production sites decreased by 11% compared to 2022 due to waste reduction initiatives, reuse of waste and implementation of zero landfill waste strategies.

The amount of waste recycled decreased by 18%, primarily due to initiatives to avoid waste and efforts to transition from recycling to resource recovery.

The amount of waste sent for energy recovery decreased by 4%, primarily due to optimisation projects and changes in the composition of waste, which led to a decrease in the amount of waste being sent to incineration. Less than 0.3% of the total waste was sent to landfill. In 2023, 20% of the waste was categorised as hazardous waste.

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ACCOUNTING POLICIES
Waste is measured as the sum of all the waste disposed of at production sites based on weight receipts. Organic residues for recycling are waste from the production of the active pharmaceutical ingredients, where the energy is recovered in biogas plants and the digested slurry is used on local farmland as fertiliser. Ethanol is recovered in internal regeneration plants and re-used. Energy recovery is waste disposed of at waste-to-energy plants and at a biogas plant. Waste with no energy recovery covers water waste and other waste not suitable for other disposal methods, such as hazardous waste for incineration and various other types of waste.

7.5 Breaches of environmental regulatory limit values

In 2023 there were 12 breaches compared to 8 in 2022. None of the breaches resulted in any correlated material negative impact on the environment. For all breaches, mitigation actions are in progress.

ACCOUNTING POLICIES
Breaches of regulatory limit values cover all breaches with limit values reported to the environmental authorities. Breaches related to the same continued exceedance at the same site count as one breach for the year.

Section 8
Social performance

8.1 Patients reached with Novo Nordisk's
Diabetes and Obesity care products

Estimate in millions	2023	2022	2021
Patients reached with Novo Nordisk's Diabetes care products	40.5	36.3	34.6
Patients reached with Novo Nordisk's Obesity care products	1.1	0.6	0.3
Total number of patients reached	41.6	36.9	34.9

The estimated number of full-year patients reached with Novo Nordisk's Diabetes care products increased from 36.3 million in 2022 to 40.5 million in 2023. The 12% increase was primarily driven by the GLP-1 franchise, followed by the new-generation insulin franchise and the human insulin franchise. The increase in number of full-year patients reached with Novo Nordisk's Obesity care products in 2023 was primarily driven by the continued launch of Wegovy® in new markets.

In 2023, the estimated number of full-year patients with diabetes reached with Novo Nordisk's human insulin vials through the Access to Insulin Commitment was 2.4 million, compared to 1.8 million in 2022. The 33% growth through the Access to Insulin Commitment was driven by increased sales through both government and private market channels, sold at or below the USD 3 ceiling price. Novo Nordisk also sold human insulin vials at or below the ceiling price of USD 3 in countries outside the Commitment, reaching an estimated additional 2.6 million patients in 2023. This represents a total of 5 million patients with diabetes reached with human insulin at or below USD 3 per vial globally.

Through the Changing Diabetes® in Children (CDIC) partnership, 52,249 children and youth were reached in total by the end of 2023, compared to 41,033 by the end of 2022. Almost half of the new enrolled children were reached through expansion in Asian countries, mainly India, Pakistan, Indonesia and Vietnam. The children receive access to diabetes care in clinics (e.g. patient education), as well as medical supplies if needed.

ACCOUNTING POLICIES
The number of full-year patients reached with Novo Nordisk's Diabetes and Obesity care products, excluding devices, is estimated by dividing Novo Nordisk's annual sales volume by the annual usage dose per patient for each product class, as defined by the WHO (for Diabetes) and in accordance with the dose strength of the product (for Obesity).

The number of full-year patients reached with human insulin vials via the Novo Nordisk Access to Insulin Commitment is estimated by dividing Novo Nordisk's annual sales volume by the annual usage dose per patient reached via the Novo Nordisk Access to Insulin Commitment, as defined by the WHO. The WHO-defined daily dosage for these products may not accurately reflect the recommended or prescribed daily dose. Actual doses are based on individual characteristics (e.g. age and weight) and pharmacokinetic considerations. Despite this uncertainty, Novo Nordisk assesses this to be the most consistent way of reporting.

The number of children reached with Diabetes care treatment through the Changing Diabetes® in Children programme is measured as the total accumulated number of children enrolled since the initiation of the partnership in 2009.

8.2 Employees

Number of employees
Number	2023	2022	2021
Year-end employees (total)	64,319	55,185	48,478
Year-end number of full-time employees	63,370	54,393	47,792

Employees by geographical area
Number	2023	2022	2021
International Operations	56,004	47,935	42,372
Denmark	28,692	22,916	19,150
EMEA (Europe, the Middle East and Africa), excluding Denmark	8,808	7,954	7,530
China (Mainland China, Hong Kong, Taiwan)	6,485	6,148	5,833
Rest of World (all other countries)	12,019	10,917	9,859
North America Operations	8,315	7,250	6,106
Year-end employees (total)	64,319	55,185	48,478

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Employees by gender
%	2023	2022	2021
Male	51%	51%	51%
Female	49%	49%	49%
Other	0%	0%	0%
Not reported	0%	0%	0%

Employees by age group
%	2023	2022	2021
Under 30 years old	17%	15%	14%
30-50 years old	64%	65%	66%
Over 50 years old	19%	20%	20%

The number of employees increased in most areas with the highest growth in EMEA, notably in Product Supply, Quality and IT. Currently, Novo Nordisk’s HR systems allow employees to select the gender they most identify with. Moving forward, Novo Nordisk is committed to increasing awareness of this self-identification option. The breakdown by age group remained stable in the last three years.

The employee turnover rate decreased from 8.2% in 2022 to 5.5% in 2023, with decline in almost all business areas.
ACCOUNTING POLICIES
The total number of employees is measured as headcount of all employees at year-end, except externals, employees on unpaid leave, interns, Bachelor's and Master's thesis employees and substitutes. All employee data is based on registrations in Novo Nordisk's HR systems.

Employees are attributed to geographical regions according to their primary workplace across the commercial units, research and development, production and support functions. Employees in corporate functions are included in EMEA and employees in
Global Business Services in Bangalore, India, are included in Rest of World.

The employee turnover rate is measured as the number of employees, excluding temporary employees, who left the Group during the financial year, divided by the average number of employees, excluding temporary employees. Employees working for Group companies that have been disposed of are not counted as having left the Group.

8.3 Gender diversity in leadership positions

Ratio men:women	2023	2022	2021
CEO, EVP, SVP	64:36	71:29	72:28
CVP, VP	59:41	60:40	63:37
Director, manager, team leader	54:46	55:45	57:43
Gender in leadership positions (overall)	54:46	56:44	57:43
Gender in senior leadership positions	59:41	61:39	64:36
Gender in the Board of Directors	50:50	54:46	67:33

The gender diversity in leadership positions overall at Novo Nordisk meets the Danish gender diversity requirements. At the end of 2023, 46% of leadership positions were filled by women, compared to 44% at the end of 2022. Within senior leadership, 41% positions were filled by women at the end of 2023, compared to 39% at the end of 2022.

All management teams, from entry level upwards, are encouraged to focus on enhanced diversity, with the aim of ensuring a robust pipeline of talent for leadership positions. In 2021, Novo Nordisk introduced a global aspirational target of achieving a balanced gender representation across all managerial levels with a minimum of 45% for both women and men in senior leadership positions by the end of 2025.

ACCOUNTING POLICIES
Gender in leadership positions is reported as the percentage split by gender in leadership and senior leadership positions. Senior leadership positions are defined as employees in the global job levels chief executive officer (CEO), executive vice president (EVP), senior vice president (SVP), corporate vice president (CVP) and vice president (VP). Overall leadership positions are defined as directors, managers, team Leaders and senior leadership positions. Diversity on the Board of Directors is reported as the percentage split by gender among all members, including employee-elected members.

8.4 Sustainable employer score

This year’s employee survey revealed an increase in the already high overall engagement, bringing it to 86% favourable compared to 85% favourable in 2022.
Novo Nordisk continues to score in the top quartile when benchmarked against external organisations when it comes to providing a purpose-driven workplace. Improvements were seen on most questions, with a large improvement on I understand how my performance is evaluate', which was a focus area for follow up on the 2022 survey results. Opportunities for further improvement were seen in providing equal career opportunities for all and improving following through on committed actions, based on survey results across the organisation.

ACCOUNTING POLICIES
The Sustainable employer score measures the average percentage of favourable answers to the 18 engagement items in the survey. Favourable answers are defined as 'Agree' and 'Strongly agree' to positively framed questions. The survey is administered by an external vendor.

8.5 Health and safety

In 2023, Novo Nordisk had 153 accidents with reported absence compared to 128 in 2022, which is in line with the increase in number of employees. The average lost time accident frequency was 1.5 in 2023, in line with 2022.

Novo Nordisk had one work-related fatality in 2023 compared to two in 2022, due to a car accident. Novo Nordisk will continue to train and motivate employees on good road safety behaviour to reduce the risk of recurrences.

In 2023, Novo Nordisk has harmonised incident reporting into one global reporting system to ensure standardised reporting and systematic prevention, specifically with focus on prevention of high-risk incidents.

We offer a healthy and engaging workplace, supported by a comprehensive health and safety programme based on continuous improvements within safety, physical health, mental well-being and employee health promotion. To this end, we have implemented our Health & Safety management system across our entire global organisation. Performance is overseen by Executive management and the Board of Directors. In 2023, 13.8% of Novo Nordisk employees reported symptoms of stress, in line with 2022, and 7.1% reported symptoms of work-related physical pain, compared to 7.8% in 2022.

For a full overview of Novo Nordisk's Health and safety framework and for the CEO's statement on health and safety, please refer to: www.novonordisk.com/sustainable-business/esg-portal/social.html.

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ACCOUNTING POLICIES
The frequency of occupational accidents is measured as the internally reported number of accidents with absence per million nominal working hours, also referred to as Lost Time Injury Frequency (LTIF). Contractors, visitors, employees on unpaid leave, interns and Bachelor's and Master's thesis students are not included. An occupational accident with absence is any work-related accident causing at least one day of absence in addition to the day of the accident.

The percentages of employees reporting symptoms of stress and employees reporting symptoms of work-related physical pain are monitored in the annual employee survey. In the survey, stress is defined as a situation where the employee feels tense, restless, nervous or troubled, or unable to sleep at night due to thoughts about their problems. With reference to symptoms of physical pain, the employee is asked in the survey if generally their work causes them physical pain.

8.6 US pricing

% change vs prior year	2023	2022	2021
US product portfolio
List price change – Avg.	2.8%	2.4%	1.6%
Net price change – Avg.	(8.2%)	(10.5%)	(12.3%)
US insulin portfolio
List price change – Avg.	0.1%	0.0%	0.0%
Net price change – Avg.	(24.4%)	(19.5%)	(10.9%)

Novo Nordisk has a long history of making products accessible and affordable through responsible pricing practices and patient access programmes. In 2023, the average net price of both the US product portfolio and the US insulin portfolio decreased by 8.2% and 24.4%, respectively, compared to 10.5% and 19.5% in 2022, as a result of enhancements to secure formulary access for insured patients, as well as the evolution of channel and payer mix.

Novo Nordisk has provided sales discounts and rebates amounting to 74% of US gross sales in 2023, resulting in the average annual list price across US product portfolio increasing by 2.8% and the US insulin portfolio by 0.1%.

ACCOUNTING POLICIES
The US product portfolio is inclusive of Diabetes, Obesity and Rare Disease products. The percentage change represents a sales weighted average list and net price for the respective year compared to the sales weighted average list and net price for the prior year, and is not reflective of the magnitude of individual list price actions. The net price represents the average list price minus rebates, discounts and returns for the specific product for the year in which it is being calculated.
8.7 Total tax contribution

DKK million	Taxes borne	Taxes collected	2023	2022	2021
Corporate income taxes paid	25,897	6,080	31,977	19,097	18,390
Employment taxes	2,666	13,510	16,176	13,006	10,840
Indirect taxes	2,815	(1,035)	1,780	3,027	2,612
Other taxes	1,314	—	1,314	873	751
Total	32,692	18,555	51,247	36,003	32,593

In 2023, the total tax contribution amounted to DKK 51,247 million, split across 64% of taxes borne and 36% of taxes collected. In 2022, the split was 55% of taxes borne and 45% of taxes collected.

The overall increase in total tax contribution from 2022 to 2023 is primarily related to higher corporate income taxes paid in Denmark due to an increase in the profit before tax. In addition, the corporate income tax in 2022 reflects the partial refund of tax prepayment made in 2021. Expansion of production and sales worldwide have required more employees which has increased the payment of employment taxes including social security contributions.

ACCOUNTING POLICIES
Novo Nordisk's total tax contribution is measured as the taxes borne or collected by Novo Nordisk, which have been paid in the respective year. Taxes borne are defined as taxes where Novo Nordisk carries the cost. Taxes collected are defined as taxes collected by Novo Nordisk on behalf of others, e.g. employee income taxes deducted from employee salaries and paid to the government.

Corporate income taxes paid primarily consist of corporate income taxes and withholding taxes on company dividends paid during the year.

Employment taxes primarily consist of taxes collected from employees on behalf of the government and social security costs (part of payroll taxes in some countries).

Indirect taxes consist of non-refundable VAT, net VAT collections, customs duties, environmental taxes and property taxes.

Other taxes consist of country-specific taxes not linked to one of the categories above, e.g. the US branded prescription drug fee.

8.8 Donations and other contributions

DKK million	2023	2022	2021
World Diabetes Foundation (WDF)	119	93	92
Novo Nordisk Haemophilia Foundation (NNHF)	19	33	—
Total donations and other contributions	138	126	92

The WDF, an independent trust, supports sustainable partnerships and acts as a catalyst to help others do more. The amount granted to WDF has increased to
DKK 119 million in 2023 in accordance with the donation agreement. For more information, visit: www.worlddiabetesfoundation.org.

The NNHF supports programmes in low- and middle-income countries. Initiatives focus on capacity-building, diagnosis and registry, awareness and advocacy. The residual payment for the agreed donation to the NNHF for the year 2022 was made in 2023, amounting to DKK 13 million. Additionally, in 2023 Novo Nordisk paid DKK 6 million. Since 2005, the NNHF has provided funding for 311 programmes (237 projects and 74 fellowships) in 87 countries. For additional information, visit: www.nnhf.org.

ACCOUNTING POLICIES
Donations and other contributions by Novo Nordisk to the WDF and the NNHF are recognised when the donation or contribution is paid out.

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Section 9
Governance performance

9.1 Business ethics reviews and training

In 2023, Group Internal Audit performed 40 business ethics reviews, compared to 35 in 2022, which was in line with the number of planned reviews for the year.

Annual training on business ethics is mandatory for all employees, including all new hires. In 2023, 99% of employees completed and documented their training, in line with 2022. The completion and documentation rate represents the emphasis of Novo Nordisk diligently following up on employees to ensure completion of the annual training. The remaining 1% is mainly due to employees being on leave.

ACCOUNTING POLICIES
The number of business ethics reviews is recorded as the number of business ethics reviews performed by Group Internal Audit in subsidiaries, production sites, vendors and headquarter areas.

The mandatory ethics and compliance training is based on the principles for ethics and compliance for employees working at Novo Nordisk. The training is provided in the form of globally applicable e-learning and related tests. The percentage of employees trained in business ethics is calculated as the number of employees that have completed the training divided by the total number of employees at year-end.

9.2 Compliance Hotline

We maintain a Compliance Hotline to enable employees, stakeholders and external parties to report potential violations of our policies or applicable laws and regulations. The Compliance Hotline is an important component of our commitment to ethical conduct and transparency. The increase in number of substantiated cases in the period from 2021 to 2023 is driven by the increased business growth, including development in number of employees.

ACCOUNTING POLICIES
Number of substantiated cases reported via the Compliance Hotline includes the number of cases where reported allegations of suspected misconduct have been substantiated or partially substantiated. When a case has been substantiated or partially substantiated, corrective actions are initiated.

Convictions for violation of anti-corruption and anti-bribery laws include convictions where a Novo Nordisk legal entity (parent or any affiliate) has been found in violation by a court of law.

9.3 Supplier audits

Number	2023	2022	2021
Responsible sourcing audits	24	14	16
Quality audits	358	280	237
Total supplier audits	382	294	253

The 30% increase in the number of supplier audits from 2022 to 2023 reflects the general increased activity level in Novo Nordisk. Two critical findings on responsible sourcing were issued during 2023, both related to wages, benefits and working hours. Three critical findings were issued during quality audits, related to reprocessing, certificates of analysis (COAs) and cross-contamination control. Agreements regarding actions to address all critical findings have been made with the affected suppliers. Of the two critical findings issued and reported in 2022, one was addressed in the same year, and remediation for the second critical finding regarding environmental reporting was still ongoing. An agreement with the supplier has subsequently been reached during 2023.

ACCOUNTING POLICIES
The number of supplier audits concluded by Novo Nordisk's Corporate Quality function consists of the number of responsible sourcing audits and quality audits conducted at suppliers.

9.4 Product recalls

In 2023, Novo Nordisk had two product recalls. In Libya, the recall was due to a labelling error on the sales carton. In Spain, the recall was due to cracked cartridges in FlexTouch® pens.

ACCOUNTING POLICIES
The number of product recalls is recorded as the number of times Novo Nordisk has instituted a recall, and includes recalls in connection with clinical trials. A recall can affect various countries.

9.5 Failed inspections

In 2023, Novo Nordisk had not failed any inspection among those that were resolved at year-end. During 2023, 152 inspections were conducted. At year-end, 117 inspections were passed and 35 were unresolved, as final inspection reports had not been received, or the final authority's acceptance was pending. This is normal practice. Follow-up on unresolved inspections will continue in 2024.

ACCOUNTING POLICIES
Failed inspections are defined as inspections where Warning Letters or EMA non-compliance letters related to GMP inspections are received, GMP/ISO certificates for strategic sites are lost, pre-approval inspections result in a Complete Response Letter, study conclusions are changed due to GCP/GLP inspection issues, or marketing or import authorisations are withdrawn due to inspection issues. Strategic sites are defined as the manufacturing sites in Brazil, China, Denmark, France and the US. Acquired companies inspections are defined as inspections run by the acquired company. Inspections at acquired companies run by Novo Nordisk are reported as Novo Nordisk inspections.

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9.6 Facilitations of the Novo Nordisk Way

In 2023, a total of 42 units were facilitated and approximately 2,300 employees were individually interviewed. In addition, feedback on those units was collected from approximately 550 stakeholders. Out of the 42 units, one unit was assessed not to be working in accordance with the Novo Nordisk Way, and for five units immediate actions were required, which if not taken would lead to breaches of the Novo Nordisk Way.

Across all units facilitated, the accelerated growth and supply-demand challenges are the two main factors which consistently impact the organisation and drive most improvement opportunities from the facilitations conducted. The most frequent observations raised to management teams for action are associated with five out of our ten Essentials: 2) We set ambitious goals and are empowered to achieve them, 5) We build and maintain good relations with our stakeholders, 7) We focus on performance and personal development, 8) We have a healthy and engaging work environment, and 9) We strive for agility and simplicity in everything we do.

ACCOUNTING POLICIES
Facilitations of the Novo Nordisk Way are measured as the number of facilitations completed. A facilitation is an internal process for assessing adherence to the Novo Nordisk Way. The assessments are based on a review of documentation and feedback from stakeholders, followed by an on-site visit during which randomly selected employees and management are interviewed. Identified gaps and improvement opportunities related to the Novo Nordisk Way are presented to, and discussed with, Management. The facilitators and Management agree on an action plan to address those gaps and improvement opportunities. For the full list of the Novo Nordisk Way Essentials, please refer to page 19 in the Management review.

9.7 Company reputation

Scale 0-100	2023	2022	2021
People with diabetes	81.4	81.3	81.5
People with obesity	77.9	79.4	79.4
General practitioners	82.9	84.0	84.8
Diabetes specialists	88.9	90.3	90.3
Informed general public	79.6	76.3	77.1
Total score (average)	82.1	82.3	82.6

Company reputation is a comprehensive approach to analysing reputational intelligence. Novo Nordisk’s excellent reputation score is driven by positive perceptions of products and services, and by growing appreciation from the informed general public.

ACCOUNTING POLICIES
The reputation score is based on four factors measuring esteem, admiration, trust and feeling of the stakeholders towards Novo Nordisk, across ten key markets: France, Denmark, the US, Canada, Brazil, China, Japan, Germany, Italy and the UK. The data is collected through online surveys carried out by an external consultancy firm. Responses are aggregated to produce an overall score on a Likert scale of 1-7, which is rebased on a 0-100 scale.

9.8 Animals purchased for research

Number	2023	2022	2021
Mice, rats and other rodents	54,410	63,760	35,675
Pigs	608	427	759
Rabbits	289	606	184
Dogs	356	146	114
Non-human primates	807	700	495
Fish	36	14,098	10,638
Other vertebrates	2	13	14
Total animals purchased	56,508	79,750	47,879

The number of animals purchased for research in 2023 decreased by 29% compared to 2022. 96% of the animals purchased were rodents. The significant decrease in the number of fish and rodents in 2023 is attributable, respectively, to specific research projects using fish larvae that have been discontinued in the year, and to our continuous efforts to reduce the number of animals used for research.

ACCOUNTING POLICIES
Animals purchased for research comprises the number of animals purchased for all research undertaken by Novo Nordisk either in-house or by external contractors. The number of animals purchased is based on internal registration of purchased animals and yearly reports from external contractors.

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Statement by the Board of Directors and Executive Management

The Board of Directors and Executive Management have today considered and approved the Annual Report for Novo Nordisk A/S for the financial year 1 January 2023 – 31 December 2023.

The consolidated financial statements are presented in accordance with IFRS Accounting Standards as endorsed by the EU. The parent financial statements are presented in accordance with the Danish Financial Statements Act. Furthermore, the Annual Report is prepared in accordance with disclosure requirements for listed companies.

In our opinion, the consolidated financial statements and the parent financial statements give a true and fair view of the Group’s and the parent company's financial position at 31 December 2023, as well as of the results of their operations and cash flows for the financial year 1 January 2023 - 31 December 2023.
In our opinion, the Management review contains a fair review of the development of the Group's and the parent company’s business and financial matters, the results for the year and of the parent company’s financial position and the financial position as a whole of the entities included in the consolidated financial statements, together with a description of the principal risks and uncertainties that the Group and the parent company face.

In our opinion, the Annual Report of Novo Nordisk A/S for the financial year 1 January 2023 to 31 December 2023 identified as NOVO-2023-12-31-en.zip is prepared, in all material respects, in compliance with the ESEF Regulation.

The consolidated ESG statement for 1 January – 31 December 2023 has been prepared in accordance with the Danish Financial Statements Act, the Greenhouse Gas (GHG) Protocol and the reporting principles of materiality, inclusivity, responsiveness and environmental, social and governance accounting policies. In our opinion, the consolidated ESG statement gives a true and fair account and a balanced and reasonable presentation of the organisation's environmental, social and governance performance in accordance with these principles.

We recommend the Annual Report for adoption at the Annual General Meeting.

Bagsværd, 31 January 2024

Registered Executive Management		Board of Directors

Lars Fruergaard Jørgensen President and CEO	Karsten Munk Knudsen CFO	Helge Lund Chair	Henrik Poulsen Vice Chair	Elisabeth Dahl Christensen	Laurence Debroux
		Andreas Fibig	Sylvie Grégoire	Liselotte Hyveled	Mette Bøjer Jensen
		Kasim Kutay	Christina Law	Martin Mackay	Thomas Rantzau

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Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	99

team novo nordisk PRO CYCLING
UCI PRO TEAM
Santic
SUPERSAPIENS
ARGON 18
novo nordisk

# Additional information

100 More information

101 Product overview

102 ESG initiatives

104 Sustainability frameworks and performance

Once considered the best mountain biker in Spain, David Lozano (right) was dropped from his professional contract after being diagnosed with type 1 diabetes. Determined to continue his career, David connected with Team Novo Nordisk, the world's only all-diabetes professional cycling team. His transition to road biking has been full of personal triumphs, and his involvement in the team led his father – also diagnosed with type 1 diabetes – to take a more active role in managing the disease. David is pictured here with his teammate Matyas Kopecky.

Watch Team Novo Nordisk's documentary here

Novo Nordisk Annual Report 2023	Introducing Novo Nordisk Strategic Aspirations Risks Management Consolidated statements Additional information	100
More information

Additional reporting
Novo Nordisk provides additional disclosure to satisfy legal requirements and stakeholder interests. Supplementary reports can be downloaded at: www.novonordisk.com/annualreport, while additional information can be found at: www.novonordisk.com.

Materiality
Novo Nordisk relies on the International Integrated Reporting
Council’s definition of materiality. Information deemed material for providers of financial capital in their decision-making is included in the Annual Report, i.e. it being of such relevance and importance that it could substantively influence their assessments of Novo Nordisk’s ability to create value over the short, medium and long term. See how
Novo Nordisk determines materiality and material issues at:
www.novonordisk.com.

Annual Report
This Annual Report is Novo Nordisk’s full statutory Annual Report pursuant to Section 149(1) of the Danish Financial Statements Act.
The statutory Annual Report will be presented and adopted at the Annual General Meeting on 21 March 2024 and will subsequently be submitted to and be available at the Danish Business Authority. The consolidated financial statements included in this Annual Report have been prepared in accordance with IFRS Accounting Standards (IFRS) as issued by the International Accounting Standards Board (IASB)
and in accordance with IFRS Accounting Standards endorsed by the EU and further requirements in the Danish Financial Statements Act. Moreover, it meets the requirements of an integrated report, as per the International Integrated Reporting Framework.

Form 20-F
The Form 20-F is filed using a standardised reporting form so that investors can evaluate the company alongside US domestic equities.
It is an annual reporting requirement by the US Securities and Exchange Commission (SEC) for foreign private issuers with equity shares listed on exchanges in the United States.

Corporate Governance Report
The Corporate Governance Report discloses Novo Nordisk’s compliance with corporate governance to meet the requirements of the Danish Financial Statements Act.

Remuneration Report
The Remuneration Report describes the remuneration awarded or due during 2023 to members of the Board and Executive Management registered with the Danish Business Authority in accordance with section 139b of the Danish Companies Act. The Remuneration Report is submitted to the Annual General Meeting for an advisory vote.

References
Throughout the Management review section in this report, links are provided to online sources for additional information. Some of the references are not mandatory and hence not included in the audit of the Management review. For more news from Novo Nordisk, please visit: www.novonordisk.com/investors.html and www.novonordisk.com/news-and-media/latest-news.html.

Disclaimer
The patients, employees and relatives portrayed in this Annual Report and ancillary reports have participated of their own accord and solely to express their own personal opinions on topics referred to, which do not necessarily reflect the views and opinions of Novo Nordisk. Use of the pictures as illustrations is in no way intended to associate the patients, employees or relatives with the promotion of any Novo Nordisk products.

Credits
Design and production: Kontrapunkt.
Illustrations: Kontrapunkt.
Photography: Carlos Rossini, Helen Orr, Jesper Edvarsen, Jesper Westley, Junpei Ono, Kelly Mailloux, Martin Nordmark, Marie Hald, Mauricio Ramos, Thomas Fink.

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Product overview[1]

New-generation insulin and combinations
•Tresiba®, insulin degludec
•Ryzodeg®, insulin degludec/insulin aspart
•Fiasp®, fast-acting insulin aspart
•Xultophy®2, insulin degludec/liraglutide

Modern insulin
•Levemir®, insulin detemir
•NovoRapid®3, insulin aspart
•NovoMix® 30, biphasic insulin aspart
•NovoMix® 50, biphasic insulin aspart
•NovoMix® 70, biphasic insulin aspart[4]

Human insulin
•Insulatard® isophane (NPH) insulin
•Actrapid®, regular human insulin
•Mixtard® 30, biphasic human insulin
•Mixtard® 40, biphasic human insulin[4]
•Mixtard® 50, biphasic human insulin

Glucagon-like peptide-1
•Victoza®, liraglutide
•Ozempic®, semaglutide
•Rybelsus®, oral semaglutide

Pre-filled delivery systems
•FlexTouch®, U100, U200
•FlexPen®
•InnoLet®
•Ozempic®, FlexTouch®

Durable delivery systems
•NovoPen® 6
•NovoPen® 5
•NovoPen® 4
•NovoPen Echo® Plus
•NovoPen Echo®

Other delivery systems
•PumpCart®, NovoRapid® and Fiasp® cartridge to be used in pump
•Penfill® cartridge
•Mallya®

Oral antidiabetic agents
•NovoNorm®, repaglinide

Glucagon
•GlucaGen®, glucagon (vial and Hypokit®)
•Zegalogue®, dasiglucagon

Needles
•NovoFine® Plus
•NovoFine®
•NovoTwist®
•NovoFine® AutoCover®
Glucagon-like peptide-1 Saxenda®, liraglutide 3.0 mg Wegovy®, semaglutide 2.4 mg Obesity delivery systems Saxenda®, FlexTouch® Wegovy® Single Dose Device and FlexTouch®
Rare blood disorders
•NovoSeven®, eptacog alfa (recombinant activated factor VII)
•NovoEight®5, turoctocog alfa (recombinant factor VIII)
•NovoThirteen®, catridecacog (recombinant factor XIII)
•Refixia®6, nonacog beta pegol, N9-GP (recombinant factor IX)
•Esperoct®, turoctocog alfa pegol, N8-GP (recombinant factor VIII)
•Alhemo®, concizumab (anti-TFPI)

Rare endocrine disorders
•Norditropin®, somatropin (rDNA origin)
•Sogroya®, somapacitan (rDNA origin)

Pre-filled human growth hormone delivery systems
•FlexPro®
•NordiFlex®

Other delivery systems
•PenMate®, automatic needle inserter for NordiFlex®

Hormone replacement therapies
•Vagifem®7, estradiol hemihydrate
•Activelle®, estradiol/norethisterone acetate
•Kliogest®, estradiol/norethisterone acetate
•Novofem®, estradiol/norethisterone acetate
•Trisequens®, estradiol/norethisterone acetate
•Estrofem®, estradiol

1. Products listed may not be available in all markets. 2. In the US approved under the brand name Xultophy® 100/3.6. 3. In the US called NovoLog®. 4. The global discontinuation of NovoMix® 70 and Mixtard® 40 has been communicated. 5. In the US written Novoeight®. 6. In the US approved under the name of REBINYN®. 7. In the UK also called gina®.

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ESG initiatives					We recognise the need to operate with proper regard to our impact on society and the environment. This table compiles some of our most significant initiatives within ESG.
Agenda	Name	Description	Reach	Ambition	2023 Progress
CO2 emissions	Purchasing renewable energy	Range of solutions helping us move towards 100% renewable energy supply. This includes Renewable Electricity Certificates (REC), Power Purchase Agreements (PPA) and on-site renewable energy solutions.	Global	Achieve zero CO2e emissions from operations by 2030.	Across Novo Nordisk, 63.2% of the energy sourced and 99.5% of the power sourced this year was renewable. At production sites, 61.3% of the energy sourced and 100% of the power sourced was renewable.
Minimising air transportation impact
Three-fold approach to reduce CO2e emissions associated to air transportation. This includes limiting business flights, reducing air freight of our products and purchasing Sustainable Aviation Fuel (SAF).
			Global	Achieve zero CO2e emissions from transportation by 2030.
We reduced CO2e emissions associated to air transportation by 32%. We entered into the Sustainable Aviation Buyers Alliance (SABA) to purchase SAF, hereby securing significant investment and scalability in SAF solutions.

	Decarbonising supply chains	Holistic effort to decarbonise our supply chain, with over 90% of CO2e emissions coming from suppliers, by identifying and implementing levers within high-impact scope 3 categories.	Global	Set an absolute, near-term scope 3 reduction target by the end of 2024.	We started an in-depth supplier engagement programme and roadmap development. This will continue throughout 2024.
	Sustainable Markets Initiative (SMI)	Public-private partnership, involving CEOs and leaders from healthcare organisations, that aims to decarbonise healthcare systems by reducing emissions from supply chains, patient care pathways and clinical trials.	Global	Address 3.5 million tonnes of CO2e per year across more than 100 of the members’ largest pharmaceutical suppliers.	The SMI private sector CEOs launched joint, minimum environmental targets for suppliers.
Plastic	Converting to reusable devices	Efforts to move away from single-use devices and convert into reusable devices that have a longer lifespan. While Novo Nordisk has manufactured reusable devices for almost 30 years, we intend to prioritise this conversion going forward.	NWE[1], AU2, CN3, CA4	Build on this year's conversions to raise the ambition level for 2024 and beyond.	We increased our efforts to shift more patients towards reusable devices in Region North West Europe, Australia, China and Canada.
	Finding fossil-free plastic alternatives	Efforts to find viable, lower-carbon alternatives to fossil-based plastic, which is present in the hundreds of millions of pens we produce every year.	Global	Replace plastic in our products with fossil-free alternatives.	We announced a partnership with the LEGO Group to buy e-methanol from European Energy and use it as a lower-carbon alternative to conventional plastics. Production of the resulting plastic is expected for 2025.
Recycling injection devices	Take-back scheme tasked with recycling injection pens. This includes pilot programmes in a number of countries, and
		the world's first industry pilot in Denmark, in collaboration with Lilly, Sanofi and Merck.	DK5, UK6, BR7, FR8	Collect 25% of the injection pens in Denmark within the industry pilot’s first year, and achieve an 85% recycling rate by the end of 2024.	We launched the world’s first industry pilot in Denmark and are currently achieving a 50% recycling rate of the materials in the returned injection pens.
Access and affordability	Access to Insulin Commitment	Commitment to provide human insulin at a ceiling price of USD 3 per vial to governments and public tenders in 77 LMIC[9], as well as USD 2 per vial to selected humanitarian organisations and NGOs.	LMIC	Secure access to affordable insulin to significantly more people living with diabetes in LMIC.	An estimated 2.4 million people accessed care under this commitment.
	Changing Diabetes® in Children	Public-private partnership providing comprehensive care for children and young people living with type 1 diabetes in LMIC. This includes free life-saving medicine and supplies for those up to 25 years old.	29 countries across AF10, ME11, AS12, SA13	Reach 100,000 vulnerable children and young people living with type 1 diabetes by 2030.	So far, we have reached 52,249 children and young people, trained 25,314 healthcare professionals and refurbished 406 clinics.
	Thermostable insulin	Cross-functional initiative that challenges and re-evaluates the thermal stability of short- and intermediate-acting human insulin products. These are widely used in LMIC and humanitarian settings, where people with diabetes, and without access to stable cooling options, can benefit from revised storage guidance.	LMIC	Reach national approvals in the 72 countries considered for revised storage conditions.	So far, we have 29 national approvals for more flexible storage conditions.
	iCARE	Integrated business model, driven by our regional affiliate, that uses partnerships across sub-Saharan Africa to improve access to diabetes care. It does so by establishing and strengthening four building blocks of diabetes management: capacity, affordability, reach and empowerment.	Sub-Saharan Africa	Secure access to diabetes care for vulnerable patients.	We reached 433 thousand people with diabetes and trained 3,523 healthcare professionals.
Africa for Africa	Commitment to significantly increase availability of insulin to people with diabetes on the African continent. It focuses on
		local production, and will both reduce the environmental footprint from transportation and support creation of local jobs.	Africa	Produce more than 60 million vials by 2026.	We announced a partnership with South African-based pharmaceutical manufacturer Aspen Pharmacare to increase the production of insulin for the African continent.
	Partnering for Change	Collaboration between the International Committee of the Red Cross (ICRC), the Danish Red Cross and Novo Nordisk investigating better approaches to care for people living with non-communicable diseases (NCDs) in humanitarian crises.	LB14, IQ15	Publish nine peer-reviewed articles on NCD care in humanitarian crises.	Six peer-reviewed articles were published, four are under review and an additional two are in the pipeline.
1. NWE: North West Europe. 2. AU: Australia. 3. CN: China. 4. CA: Canada. 5. DK: Denmark. 6. UK: United Kingdom. 7. BR: Brazil. 8. FR: France. 9. LMIC: Low- and middle-income countries. 10. AF: Africa. 11. ME: Middle East. 12. AS: Asia. 13. SA: South America. 14. LB: Lebanon. 15. IQ: Iraq.

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ESG initiatives (continued)					We recognise the need to operate with proper regard to our impact on society and the environment. This table compiles some our most significant initiatives within ESG.
Agenda	Name	Description	Reach	Ambition	2023 Progress
Access and affordability (continued)	MyInsulinRxTM	Programme allowing eligible patients to obtain a monthly supply of any combination of Novo Nordisk insulin products (up to three vials or two packs of pens) for USD 35.	US16	Provide access to affordable insulin to those in need in the US.	We replaced My99Insulin with MyInsulinRxTM, reducing the out of pocket cost for patients from USD 99 to 35.
	Patient Assistance Program	Programme offering free diabetes medication to people in need who meet certain eligibility criteria, including annual household income at or below 400% of the government-defined poverty level.	US	Provide access to affordable diabetes medication to those in need in the US.	We provided free insulin to 63 thousand people and free GLP-1-based medicines to 162 thousand people.
	Immediate Supply Program	Programme providing a free, one-time, short-term supply of our insulin (up to three vials or two packs of pens) to eligible patients who may be at risk of rationing.	US	Provide access to affordable insulin to those in need in the US.	Nine thousand patients had access to this programme, and we provided education on availability of our affordability offerings.
	Copay Savings Offers	Offers reducing the cost for commercially insured patients who are exposed to higher than average copays.	US	Provide access to affordable diabetes medication to those in need in the US.	We provided USD 169 million in copay assistance for insulin and USD 599 million in copay assistance for GLP-1-based medicines.
Prevention	Cities Changing Diabetes	Programme bringing together a network of 47 city-based public-private partnerships that aim to prevent obesity and type 2 diabetes in vulnerable populations and children.	Global	Promote health equity, expand prevention efforts and address barriers to health for vulnerable populations and children.	Over 50 research studies were conducted, more than 250 local partnerships were created or strengthened, and over 85 local interventions on diabetes and obesity were initiated.
	Partnership with UNICEF	Collaboration aiming to prevent childhood obesity across Latin America and Asia Pacific. It uses policies, programmes and practices to directly impact the nutrition, wellbeing and development of children.	MX17, CO18, BR, ID19	Directly impact at least 10 million children through programmatic activities by 2026.	So far, the partnership has benefitted more than 2.7 million children and caregivers across Latin America and the Caribbean through direct programmatic reach.
Diversity and inclusion	Global parental leave policy	Policy offering a minimum of eight weeks of paid leave within the first year of becoming a parent to all non-birthing parents globally, regardless of gender.	Global	Ensure that all employees get the opportunity to bond with their child.	Employees worldwide continue to benefit from our enhanced parental leave policy.
Global inclusion index	Numerical indicator, included in our annual employee engagement survey, of how employees rate the state of inclusion in Novo Nordisk. It includes four statements covering psychological safety, equal opportunity, sense of belonging and valuing
		of diverse perspectives.	Global	Sustain progress on the state of inclusion in Novo Nordisk.	Of the more than 47,000 employees who completed the survey, 82% rated the inclusion statements favourable, compared to 78% in 2021 and 82% in 2022.
	Yearly equal pay reviews	Equal pay reviews conducted on a yearly basis and followed by corrective actions for confirmed equal pay risk cases.	Global, excluding US	Mitigate bias in pay processes and decisions.	Out of the more than 49,000 positions covered in the pay review, we identified 0.6% with an equal pay gap and we are taking corrective actions.
	Gender diversity targets	Two aspirational gender diversity targets that accelerate progress towards balanced gender representation and ensure leadership accountability.	Global	Achieve a balanced gender representation across all managerial levels and a minimum of 45% women and 45% men in senior leadership positions by the end of 2025.	By end of year, 46% of all leaders were women, and 41% of leaders in senior leadership positions were women, compared to 44% and 39%, respectively, at the end of 2022.
Company culture	Novo Nordisk Way Facilitation	Collaborative assessment that a team of facilitators performs with selected units to evaluate their compliance with the Novo Nordisk Way.	Global	Assess all high-risk units yearly.	42 units were assessed, one of which was deemed to not be working in accordance with the Novo Nordisk Way. The most frequent findings raised to management teams relate to ambition, empowerment, stakeholder relations, simplicity or agility.
Ethics and compliance	Global Ethics and Compliance Framework	The Novo Nordisk Way, our OneCode and international and local standards for responsible business conduct set the foundation for ethics and compliance in Novo Nordisk. This covers anti-fraud, anti-bribery, anti-off-label promotion, transparency in dealing with healthcare professionals and organisations, protection of personal data and respect to human rights.	Global	Ensure that all Novo Nordisk employees act with integrity and in compliance with the ethics and compliance framework.	We launched OneCode, which sets expectations and guides all Novo Nordisk employees on how we act as a company and individuals.
	Annual Ethics and Compliance Training	Ethics and compliance training conducted on an annual basis and mandatory for all employees, including all new hires.	Global	Train all Novo Nordisk employees annually in ethics and compliance.	99% of all employees completed and documented their training, with the remaining 1% missing mainly due to employees being on leave.
	Business Ethics Reviews	Business ethics reviews performed by Group Internal Audit (GIA) in subsidiaries, production sites, vendors and headquarters to assess the level of ethics and compliance in Novo Nordisk.	Global	Complete 45 business ethics reviews in 2024.	40 business ethics reviews were completed, compared to 35 reviews in 2022. Consolidated conclusions were reported to Executive Management and the Audit Committee. GIA assessed that the level of ethics and compliance in Novo Nordisk is sound.
16. US: United States. 17. MX: Mexico. 18. CO: Colombia. 19. ID: Indonesia.

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Sustainability frameworks and performance						We strive to follow and adhere to international standards, recommendations and commitments set by globally recognised entities. We are also regularly assessed by independent organisations on our ESG performance. This table compiles some of the most relevant standards, recommendations and commitments we adhere to, as well as assessments we receive.
Agenda	Name	Type	Description	Scale	Result	Comment
	Value Reporting Foundation (VRF)	Standard	The VRF (previously known as Sustainability Accounting Standards Board, and now part of the IFRS Foundation) enables organisations to provide industry-based disclosures on sustainability risks and opportunities affecting cash flows, access to finance or cost of capital in short, medium or long term.	N/A	N/A	Novo Nordisk reports on VRF in alignment with the ‘Biotechnology & Pharmaceuticals’ standard. We are fully or partially aligned with all the 25 indicators required by VRF.
	UN Sustainable Development Goals (UN SDGs)	Commitment	The UN SDGs are a set of 17 goals and 169 targets designed to achieve a sustainable future by 2030. The goals cover a range of issues, including poverty, inequality, climate change and environmental sustainability.	N/A	N/A	Novo Nordisk uses SDGs to step up sustainability, drive zero environmental impact by 2030 and improve healthcare for more people. The priority SDGs are Goal 3 (Good health and wellbeing) and Goal 12 (Responsible consumption and production).
	UN Global Compact (UNGC) Ten Principles	Commitment	The UNGC requires companies to align strategies and operations with universal principles on human rights, labour, environment and anti-corruption, and to take actions that advance societal goals.	N/A	N/A	Novo Nordisk is committed to UNGC principles and has been an active participant since 2002. We submit the ‘Communication on Progress‘ focusing on governance, human rights, labour, environment and anti-corruption on an annual basis.
	Morgan Stanley Capital International (MSCI) ESG Ratings	Assessment	The MSCI ESG Ratings measure an organisation's resilience to financially material ESG risks. They assess how companies manage risks compared to their peers, using a customised methodology to identify industry leaders and laggards.	CCC-AAA	AAA	Novo Nordisk maintained an AAA leadership ESG rating in line with the past six years, and is among the top 5% of pharmaceutical peers, which comprises 267 companies.
	Sustainalytics ESG Risk Ratings	Assessment	The Sustainalytics ESG Risk Ratings measure an organisation's exposure to industry-specific, material ESG risks as well as risk management. Sustainalytics ESG Risk Ratings assess the ESG performance of more than 16,000 companies.	>40-0	23.1	Novo Nordisk ranked among the top 15% of the pharmaceutical industry group, with a ranking of 139 out of 912, incurring an ESG risk rating of 23.1 (medium risk). Sustainalytics ESG Risk Ratings range from severe (>40) to negligible (0-10) risk.
	Standard & Poor's (S&P) Scores	Assessment	The S&P Global ESG Score measures ESG performance via disclosures, media analysis, modelling approaches and company engagement. The S&P Corporate Sustainability Assessment (CSA) Score is the ESG Score without utilising modelling approaches.	0-100	59 in ESG Score 53 in CSA Score	Novo Nordisk ranked in the 91st percentile within the pharma peer group with an ESG score of 59 and a CSA score of 53.
	Corporate Knights Global 100	Assessment	The Corporate Knights 19th annual ranking of the world’s 100 most sustainable corporations is based on an assessment of over 6,000 public companies with revenue over USD 1 billion.	100-1	53	Novo Nordisk ranked 1st within Denmark in the 'Pharmaceutical & Biotech Manufacturing Peer Group', 2nd in the healthcare sector globally and 53rd in the overall rank.
	Taskforce on Climate-related Financial Disclosures (TCFD)	Standard	The TCFD establishes recommendations for disclosing comparable and consistent information on climate-related aspects across organisations. TCFD is specifically focused on climate governance, strategy, risk management and setting of metrics and targets.	N/A	N/A	Novo Nordisk integrates TCFD-recommended scenarios into its risk management: limiting temperature increase below 2ºC, preferably 1.5ºC as per the Paris Agreement, and a 4ºC increase scenario as high-emission alternative. We have assessed production sites on these scenarios and intend to assess the entire supply chain going forward.
	Science Based Targets initiative (SBTi)	Standard	The SBTi defines best practice in emissions reduction and net zero targets aligned with climate sciences. It also independently assesses and approves companies’ targets in accordance with its strict criteria.	N/A	N/A	Novo Nordisk has an approved near-term 2030 target in line with the 1.5 °C requirement from SBTi. Additionally, Novo Nordisk is committed to achieving net zero emissions by 2045, with an aim to be aligned with SBTi’s net zero requirements.
Carbon Disclosure Project (CDP) Scores	Assessment	The CDP measures environmental performance through three disclosure stages: awareness, management and leadership. The CDP Scores incentivise companies to measure and manage environmental impacts via climate change and water security questionnaires.	D- to A	A in CDP Climate A- in CDP Water	In 2022, Novo Nordisk maintained an A leadership ranking in CDP Climate and improved from a B to an A- leadership ranking in CDP Water. Scores for the 2023 CDP Climate & Water will be available at:
www.cdp.net in February 2024.
	UN Guiding Principles on Business and Human Rights (UNGPs)	Commitment	The UNGPs comprise of guidelines for states and companies to prevent, address and remedy adverse impacts on human rights in their business operations.	N/A	N/A	In accordance with the UNGPs, Novo Nordisk commits to the responsibility to respect human rights throughout own operations and value chains, as elaborated in our Human Rights Commitment. In adherence with the UN Guiding Principles Reporting Framework, Novo Nordisk annually publishes a Human Rights Report which outlines our latest work towards meeting this responsibility. Please refer to: www.novonordisk.com/sustainable-business/esg-portal/social.html.
	Access To Medicine Foundation (ATMI) Score	Assessment	The ATMI evaluates 20 of the world’s largest pharmaceutical companies on their performance on priority access-to-medicine topics. Companies are assessed based on research and development, governance of access and product delivery.	0-5	2.97	In 2022, Novo Nordisk ranked 11th, with the strongest performance in the governance of access area, where a score of 4.43 out of 5 was achieved. ATMI will release updated ranking for top 20 companies in 2024.
	World Economic Forum (WEF) 'Good Work Framework'	Standard	The WEF 'Good Work Framework' sets out five objectives and goals: promote fair pay and social justice; provide flexibility and protection; deliver on health and well-being; drive diversity, equity and inclusion; foster employability and learning culture.	N/A	N/A	Novo Nordisk published a WEF 'Good Work Framework' case study in March 2023 titled 'Making Inclusivity a Reality'. It featured work practices and aspirational targets in D&I.
	OECD Guidelines for Multinational Enterprises on Responsible Business Conduct (OECD Guidelines)	Recommendation	The OECD Guidelines are government-backed recommendations on responsible business conduct with the purpose of fostering business contribution to sustainable development and addressing adverse impacts on people, planet and society that stem from business activities.	N/A	N/A	Novo Nordisk adheres to the OECD Guidelines on a corporate level as part of our commitment to ethical business conduct. We set expectations in line with the OECD Guidelines towards Novo Nordisk suppliers by integrating the OECD Guidelines to our Responsible Sourcing Standards.

Novo Nordisk Annual Report 2023	Financial statements of the parent company	105
Financial statements of the parent company 2023

The following pages comprise the financial statements of the parent company, the legal entity Novo Nordisk A/S. Apart from ownership of the subsidiaries in the
Novo Nordisk Group, activity within the parent company mainly comprises sales, research and development, production, corporate activities and support functions.

Income statement

For the year ended 31 December

DKK million	Note	2023	2022
Net sales	2	198,078	142,656
Cost of goods sold	3	(38,433)	(31,060)
Gross profit		159,645	111,596
Sales and distribution costs	3	(42,291)	(37,476)
Research and development costs	3	(28,731)	(19,209)
Administrative costs	3	(2,002)	(2,135)
Other operating income and expenses		1,315	1,012
Operating profit		87,936	53,788
Profit in subsidiaries, net of tax	8	15,973	19,238
Financial income	4	3,636	567
Financial expenses	4	(4,581)	(6,280)
Profit before income taxes		102,964	67,313
Income taxes		(19,557)	(11,975)
Net profit		83,407	55,338
Balance sheet

At 31 December

DKK million	Note	2023	2022
Assets
Intangible assets	6	28,755	19,449
Property, plant and equipment	7	53,822	34,547
Financial assets	8	87,543	78,306
Other receivables and prepayments	9	1,238	—
Total non-current assets		171,358	132,302
Raw materials		8,415	5,659
Work in progress		16,211	13,657
Finished goods		4,311	2,975
Inventories		28,937	22,291
Trade receivables		2,348	1,877
Amounts owed by affiliated companies		30,398	18,192
Tax receivables		8	7
Other receivables and prepayments	9	5,494	3,185
Receivables		38,248	23,261
Marketable securities		15,838	10,921
Derivative financial instruments	11	2,344	2,727
Cash at bank		10,623	9,795
Total current assets		95,990	68,995
Total assets		267,348	201,297

DKK million	Note	2023	2022
Equity and liabilities
Share capital	10	451	456
Net revaluation reserve		24,696	17,785
Development costs reserve		1,756	1,524
Reserve for cash flow hedges and exchange rate adjustments		1,594	1,045
Retained earnings		77,185	62,091
Total equity		105,682	82,901
Borrowings	12	16,855	21,199
Deferred income tax liabilities	5	6,282	2,967
Other provisions	13	1,280	1,303
Total non-current liabilities		24,417	25,469
Borrowings	12	5,072	169
Derivative financial instruments	11	1,272	2,903
Trade payables		6,778	4,782
Amounts owed to affiliated companies		108,865	74,059
Tax payables		3,046	3,115
Other liabilities		12,216	7,899
Total current liabilities		137,249	92,927
Total liabilities		161,666	118,396
Total equity and liabilities		267,348	201,297

Novo Nordisk Annual Report 2023	Financial statements of the parent company	106
Equity statement

DKK million	Share capital	Net revaluation reserve	Reserve for cash flow hedges and exchange rate adjustments	Development costs reserve	Retained earnings	2023	2022
Balance at the beginning of the year	456	17,785	1,045	1,524	62,091	82,901	70,469

Appropriated from net profit					33,116	33,116	29,532
Appropriated from net profit to net revaluation reserve		8,304				8,304	(2,144)
Exchange rate adjustments of investments in subsidiaries		(1,393)				(1,393)	2,291

Realisation of previously deferred (gains)/losses on cash flow hedges			(998)			(998)	1,610
Deferred gains/(losses) on cash flow hedges incurred during the period			1,547			1,547	998

Development costs				232	(232)	—	—
Other adjustments					1,284	1,284	976

Transactions with owners:
Total dividend for the year					41,987	41,987	27,950
Interim dividends paid during the year					(13,430)	(13,430)	(9,613)
Dividends paid for prior year					(18,337)	(18,337)	(15,690)

Reduction of the B share capital	(5)				5	—	—
Purchase of treasury shares					(29,924)	(29,924)	(24,086)

Share-based payments (note 3)					562	562	433
Tax related to restricted stock units					63	63	175
Balance at the end of the year	451	24,696	1,594	1,756	77,185	105,682	82,901

Proposed appropriation of net profit:
Interim dividend for the year						13,430	9,613
Final dividend for the year						28,557	18,337
Appropriated to net revaluation reserve						8,304	(2,144)
Transferred to retained earnings						33,116	29,532
Distribution of net profit						83,407	55,338

Refer to note 4.3 in the consolidated financial statements for details on the number of shares, treasury shares and total number of A and B shares in Novo Nordisk A/S.

Novo Nordisk Annual Report 2023	Financial statements of the parent company	107
Notes

1 Accounting policies

The financial statements of the parent company have been prepared in accordance with the Danish Financial Statements Act (Class D) and other accounting regulations for companies listed on Nasdaq Copenhagen.

The accounting policies for the financial statements of the parent company are unchanged from the previous financial year. The accounting policies are the same as for the consolidated financial statements with the adjustments described below. For a description of the accounting policies of the Group, refer to the consolidated financial statements.

No separate statement of cash flows has been prepared for the parent company; refer to the statement of cash flows for the Group.

Supplementary accounting policies for the parent company

Intangible assets
Goodwill recognised in subsidiaries is amortised over 23 years, which reflects the useful life of the underlying assets and activities generating the goodwill.

Financial assets
In the financial statements of the parent company, investments in subsidiaries and associated companies are recorded under the equity method, using the respective share of the net asset values in subsidiaries and associated companies. The equity method is used as a measurement method rather than a consolidation method.

The net profit of subsidiaries and associated companies less unrealised intra-group profits and amortisation of goodwill is recorded in the income statement of the parent company. To the extent that net profit exceeds declared dividends from such companies, the net revaluation of investments in subsidiaries and associated companies is transferred to net revaluation reserve under equity according to the equity method. Profits in subsidiaries and associated companies are disclosed as profit after tax.

Amounts owed by affiliates, where settlement is neither planned nor likely within the foreseeable future, are treated as part of net-investments in subsidiaries, with exchange rate adjustments recognised directly in equity through reserve for cash flow hedges and exchange rate adjustments.
Tax
For Danish tax purposes, the parent company is assessed jointly with its Danish subsidiaries. The Danish jointly taxed companies are included in a Danish on-account tax payment scheme for Danish corporate income tax. All current taxes under the scheme are recorded in the individual companies. Novo Nordisk A/S and its jointly taxed subsidiaries are included in the joint taxation of the parent company, Novo Holdings A/S.

2 Sales

DKK million	2023	2022
Sales by business segment
Diabetes and Obesity care	197,969	142,413
Rare disease	109	243
Total sales	198,078	142,656
Sales by geographical segment
North America Operations	124,860	79,953
International Operations:
EMEA	40,038	32,789
China	12,800	14,412
Rest of World	20,380	15,502
Total sales	198,078	142,656

Sales are attributed to a geographical segment based on location of the customer. For definitions of segments, refer to note 2.2 in the consolidated financial statements. Refer to note 5.7 in the consolidated financial statements for an overview of companies in the Novo Nordisk Group based on geographical areas.
3 Employee costs

DKK million	2023	2022
Wages and salaries	19,525	14,656
Share-based payment costs	562	433
Pensions	1,709	1,281
Other social security contributions	301	247
Other employee costs	1,039	629
Total employee costs	23,136	17,246
Average number of full-time employees	23,754	19,201
Year-end number of full-time employees	26,111	20,926

For information regarding remuneration to the Board of Directors and Executive Management, refer to note 2.4 to the consolidated financial statements.

Novo Nordisk Annual Report 2023	Financial statements of the parent company	108
4 Financial income and financial expenses

DKK million	2023	2022
Interest income relating to subsidiaries	487	365
Interest income relating to external counterparties	936	170
Foreign exchange gain (net)	772	—
Financial gain from forward contracts (net)	1,263	—
Capital gain from marketable securities	144	—
Other financial income	34	32
Total financial income	3,636	567
Interest expenses relating to subsidiaries	4,225	1,150
Result of associated company	38	4
Foreign exchange loss (net)	—	2,705
Financial loss from forward contracts (net)	—	1,659
Capital loss from marketable securities	—	463
Other financial expenses	318	299
Total financial expenses	4,581	6,280

5 Deferred income tax assets/(liabilities)

DKK million	2023	2022
Net deferred tax asset/(liability) at the beginning of the year	(2,967)	228
Income/(charge) to the income statement	(2,797)	(2,629)
Income/(charge) to equity	(518)	(566)
Net deferred tax asset/(liability) at the end of the year	(6,282)	(2,967)
The Danish corporate tax rate is 22% in 2023 (22% in 2022).

6 Intangible assets

DKK million	Intellectual property rights	Software and other intangibles	2023	2022
Cost at the beginning of the year	20,167	3,653	23,820	12,572
Additions during the year	11,347	490	11,837	11,399
Disposals during the year	—	—	—	(151)
Cost at the end of the year	31,514	4,143	35,657	23,820
Amortisation at the beginning of the year	2,672	1,699	4,371	3,462
Amortisation during the year	840	171	1,011	810
Impairment losses for the year	1,499	21	1,520	250
Amortisation and impairment losses reversed on disposals during the year	—	—	—	(151)
Amortisation at the end of the year	5,011	1,891	6,902	4,371
Carrying amount at the end of the year	26,503	2,252	28,755	19,449
Intangible assets primarily relate to intellectual property rights, internally developed software and costs related to major IT projects. Intangible assets which are not yet available for use amount to DKK 19,993 million (DKK 10,007 million in 2022).

Novo Nordisk Annual Report 2023	Financial statements of the parent company	109
7 Property, plant and equipment

DKK million	Land and buildings	Plant and machinery	Other equipment	Assets under construction	2023	2022
Cost at the beginning of the year	23,801	25,384	4,489	12,018	65,692	55,995
Additions during the year	822	219	150	21,229	22,420	10,223
Disposals during the year	(330)	(849)	(266)	(316)	(1,761)	(526)
Transfer from/(to) other items	597	800	509	(1,906)	—	—
Cost at the end of the year	24,890	25,554	4,882	31,025	86,351	65,692
Depreciation and impairment losses at the beginning of the year	11,328	16,918	2,899	—	31,145	28,988
Depreciation for the year	1,142	1,180	426	—	2,748	2,597
Impairment losses for the year	5	67	21	316	409	36
Depreciation reversed on disposals during the year	(326)	(855)	(276)	(316)	(1,773)	(476)
Depreciation and impairment losses at the end of the year	12,149	17,310	3,070	—	32,529	31,145
Carrying amount at the end of the year	12,741	8,244	1,812	31,025	53,822	34,547
Of which related to leased property, plant and equipment	1,011	—	72	—	1,083	580

Leased property, plant and equipment primarily relates to lease of office buildings, warehouses, laboratories and vehicles.

Novo Nordisk Annual Report 2023	Financial statements of the parent company	110
8 Financial assets

DKK million	Investments in subsidiaries	Amounts owed by affiliated companies	Investment in associated company	Other securities and investments	2023	2022
Cost at the beginning of the year	54,660	4,975	105	757	60,497	53,987
Investments during the year	5,170	800		124	6,094	6,697
Divestments and repayments during the year	(29)	(3,328)		(63)	(3,420)	(187)
Cost at the end of the year	59,801	2,447	105	818	63,171	60,497
Value adjustments at the beginning of the year	34,407	292	90	(268)	34,521	35,933
Profit/(loss) before tax	18,112				18,112	19,713
Share of result after tax in associated company			(38)		(38)	(4)
Income taxes on profit for the year	(1,332)				(1,332)	(1,596)
Market value adjustment				(6)	(6)	(135)
Dividends received	(9,127)				(9,127)	(23,305)
Divestments during the year	29			25	54	—
Effect of exchange rate adjustment charged to the income statement		(271)		(96)	(367)	220
Effect of exchange rate adjustment charged to equity	(2,285)				(2,285)	1,768
Other adjustments	1,467				1,467	1,927
Value adjustments at the end of the year	41,271	21	52	(345)	40,999	34,521
Unrealised internal profit at the beginning of the year	(16,712)				(16,712)	(18,356)
Unrealised internal profit movements in the year	(807)				(807)	1,121
Effect of exchange rate adjustment charged to equity	892				892	523
Unrealised internal profit at the end of the year	(16,627)	—	—	—	(16,627)	(16,712)
Carrying amount at the end of the year	84,445	2,468	157	473	87,543	78,306

For a list of companies in the Novo Nordisk Group, refer to note 5.7 to the consolidated financial statements.

9 Other receivables and prepayments

Other receivables and prepayments includes prepayments of DKK 5,375 million, primarily related to prepaid contract manufacturing and R&D activities

10 Share capital

For information on share capital, refer to note 4.3 to the consolidated financial statements.

11 Derivatives

For information on derivative financial instruments, refer to note 4.5 to the consolidated financial statements. All derivatives in the group are entered into with Novo Nordisk A/S as the counterpart.

12 Borrowings

DKK million	2023	2022
Within 1 year	5,072	169
1-5 years	12,889	12,627
More than 5 years	3,966	8,572
Total borrowings	21,927	21,368
Borrowings mainly consist of loans from Novo Nordisk Finance (Netherlands) B.V. related to issuance of Eurobonds.

Novo Nordisk Annual Report 2023	Financial statements of the parent company	111
13 Other provisions

Provisions for pending litigations are recognised as other provisions. For information on pending litigations, refer to note 3.5 to the consolidated financial statements. Furthermore, as part of normal business Novo Nordisk issues credit notes for expired goods. Consequently, a provision for future returns is made, based on historical product return statistics.

14 Related party transactions

For information on transactions with related parties, refer to note 5.4 to the consolidated financial statements.

The parent company’s share of services provided by NNIT Group amounts to DKK 327 million (DKK 578 million in 2022).

Novo Nordisk A/S is included in the consolidated financial statements of the Novo Nordisk Foundation.

15 Fee to statutory auditors

DKK million	2023	2022
Statutory audit[1]	9	15
Audit-related services	2	2
Tax advisory services	4	1
Other services	15	9
Total fee to statutory auditors	30	27
1. 2022 statutory audit fee includes DKK 6 million of additional fee related to 2021.
16 Commitments and contingencies

DKK million	2023	2022
Commitments
Leases[1]	804	95
Research and development obligations	18,448	11,778
Research and development - potential milestones[2]	25,218	6,727
Commercial product launch - potential milestones[2]	11,780	7,746
Purchase obligations relating to investments in property plant and equipment	1,072	232
Purchase obligation relating to contract manufactures	33,107	13,362
Other purchase obligations	2,742	2,533
Guarantees given for subsidiaries[3]	35,608	31,858
Other guarantees	993	127
1. Lease commitments predominantly relate to estimated variable property taxes and low value assets.
2. Potential milestone payments are associated with uncertainty as they are linked to successful achievements in research activities; refer to note 5.2 to the consolidated financial statements. 3. Guarantees given for subsidiaries mainly relate to guarantees towards Novo Nordisk Finance (Netherlands) B.V. related to issuance of Eurobonds.

Novo Nordisk A/S and its Danish subsidiaries are jointly taxed with the Danish companies in Novo Holdings A/S. The joint taxation also covers withholding taxes in the form of dividend tax, royalty tax and interest tax. The Danish companies are jointly and severally liable for the joint taxation. Any subsequent adjustments to income taxes and withholding taxes may lead to a larger liability. The tax for the individual companies is allocated in full on the basis of the expected taxable income.

For information on pending litigation and other contingencies, refer to notes 3.5 and 5.2 to the consolidated financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned, thereunto duly authorized.

Date: January 31, 2024
Novo Nordisk A/S

Lars Fruergaard Jørgensen
Chief Executive Officer